     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1996
                                             REGISTRATION STATEMENT NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549-1004
                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                      ELECTRONIC DATA SYSTEMS CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               DELAWARE                              75-2548221
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)
                              5400 LEGACY DRIVE,
                            PLANO, TEXAS 75024-3105
                                (214) 604-6000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                JOSEPH M. GRANT
                            CHIEF FINANCIAL OFFICER
                      ELECTRONIC DATA SYSTEMS CORPORATION
                               5400 LEGACY DRIVE
                            PLANO, TEXAS 75024-3105
                                (214) 604-6000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
   ANDREW M.    JAMES F. CAREY    D. GILBERT      MATTHEW J.      MICHAEL D.
     BAKER        JONES, DAY,     FRIEDLANDER       MALLOW          WORTLEY
BAKER & BOTTS,  REAVIS & POGUE    ELECTRONIC    SKADDEN, ARPS,     VINSON &
    L.L.P.       2300 TRAMMELL   DATA SYSTEMS       SLATE,       ELKINS L.L.P.
 800 TRAMMELL     CROW CNTR.      CORPORATION   MEAGHER & FLOM   3700 TRAMMELL
  CROW CNTR.       2001 ROSS      5400 LEGACY      919 THIRD      CROW CNTR.
   2001 ROSS        AVENUE           DRIVE          AVENUE         2001 ROSS
    AVENUE        DALLAS, TX       PLANO, TX     NEW YORK, NY       AVENUE
  DALLAS, TX      75201-2958      75024-3105      10022-3897      DALLAS, TX
  75201-2916                                                      75201-2975

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                               PROPOSED MAXIMUM   PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF         AMOUNT TO      OFFERING PRICE       AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED    BE REGISTERED      PER SHARE        OFFERING PRICE    REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share(1).....     34,500,000 shares    $53.938(2)    $1,860,861,000.00(2)   $641,676.21

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) There are also being registered hereunder an equal number of Series A
    Junior Participating Preferred Stock purchase rights, which are currently attached to and transferable only with shares of Common Stock registered hereby.
(2) Estimated in accordance with Rule 457(c) solely for the purpose of determining the registration fee, on the basis of the average of the high and low sales prices reported on the New York Stock Exchange Composite
    Tape on June 20, 1996 for Common Stock of Electronic Data Systems
    Corporation.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 24, 1996
PROSPECTUS
                                      LOGO
                           [LOGO OF EDS APPEARS HERE]
                               30,000,000 SHARES
                      ELECTRONIC DATA SYSTEMS CORPORATION
                                  COMMON STOCK

                                  -----------

  This Prospectus covers the resale of 30,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), of Electronic Data Systems Corporation, a Delaware corporation (together with its subsidiaries and predecessors, "EDS" or the "Company"), by the General Motors Special Hourly Employees Pension Trust (together with any sub-trusts thereunder, the "Hourly Plan Special Trust" or the "Selling Stockholder") under the General Motors Hourly-Rate Employees Pension Plan (the "Hourly Plan"). See "Selling Stockholder." Of the 30,000,000 shares of Common Stock offered hereby, 25,500,000 are being offered in the United States and Canada by the U.S. Underwriters (the "U.S. Offering") and 4,500,000 are being offered internationally outside the United States and Canada by the International Underwriters (the "International Offering" and together with the U.S. Offering, the "Offerings"). See "Underwriting."

  EDS will not receive any of the proceeds from the sale of the shares offered hereby. See "Selling Stockholder" and "Underwriting." The Common Stock is listed in the United States on the New York Stock Exchange (the "NYSE") under the symbol "EDS." The last reported sale price of the Common Stock on the NYSE on June 21, 1996 was $53 5/8 per share. See "Price Range of Common Stock and Dividends."

  United States Trust Company of New York is the trustee for the Hourly Plan Special Trust and U.S. Trust Company of California, N.A., an affiliate of United States Trust Company of New York, is the trustee for a sub-trust under the Hourly Plan Special Trust (together, the "Hourly Plan Trustee").

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                                  -----------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIESAND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HASTHE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIESCOMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THISPROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
   IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     PRICE   UNDERWRITING      PROCEEDS TO
                                   TO PUBLIC DISCOUNT(1)  SELLING STOCKHOLDER(2)
- --------------------------------------------------------------------------------
Per Share.........................     $          $                 $
- --------------------------------------------------------------------------------
Total(3)..........................   $          $                 $
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) EDS and, to the extent permitted by applicable law, the Selling
    Stockholder, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) The expenses of the Offerings, estimated to be $1,045,000, are payable by
    EDS.
(3) The Selling Stockholder has granted the U.S. Underwriters and International Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to an aggregate of 4,500,000 additional shares of Common
    Stock at the Price to Public less the Underwriting Discount for the purpose of covering overallotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and
    Proceeds to Selling Stockholder will be $   , $    and $   , respectively.

                                  -----------
               Advisor to United States Trust Company of New York
                           WASSERSTEIN PERELLA & CO.

                                  -----------
  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the
certificates for the shares of Common Stock will be made on or about      ,
1996, in New York, New York.

                                  -----------

MERRILL LYNCH & CO.           MORGAN STANLEY & CO.          GOLDMAN, SACHS & CO.
                          INCORPORATED
BEAR, STEARNS & CO. INC.
             LEHMAN BROTHERS
                          J.P. MORGAN & CO.
                                      SALOMON BROTHERS INC
                                                                     FURMAN SELZ

                                  -----------

                              Global Coordinators
MERRILL LYNCH & CO.           MORGAN STANLEY & CO.          GOLDMAN, SACHS & CO.
                          INCORPORATED

                                  -----------

                  The date of this Prospectus is      , 1996.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

  In connection with the Split-Off described in this Prospectus, EDS became subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by EDS with the Commission can be inspected, and copies may be obtained, at the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549, at prescribed rates, as well as at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Reports, proxy statements and other information concerning EDS can also be inspected at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005, where the Common Stock is listed.

  Reports, proxy statements, and other information concerning EDS can also be obtained electronically through a variety of databases, including, among others, the Commission's Electronic Data Gathering And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis.

  EDS has filed with the Commission a Registration Statement on Form S-3 (as amended and including exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the resale of the shares of Common Stock offered hereby. Pursuant to the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. Such information can be inspected at and obtained from the Commission and the NYSE in the manner set forth above. For further information pertaining to EDS and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents or, where so stated, portions thereof, which have been filed by EDS with the Commission, are incorporated herein by reference:

  1. Current Reports on Form 8-K dated April 23, 1996, June 7, 1996 and June 18, 1996;

  2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (the"EDS First Quarter 1996 Form 10-Q"); and

  3. The section entitled "Description of Registrant's Securities to be Registered" contained in the Registration Statement on Form 8-A dated May 29, 1996.

  All documents filed by EDS with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offerings made hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  EDS will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically described above. Requests for such documents should be directed to Electronic Data Systems Corporation, EDS Investor Relations, Mail Stop H3-6F-47, 5400 Legacy Drive, Plano, Texas, 75024-3105 (Telephone
Number: (214) 604-6000).

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) contained elsewhere or incorporated by reference in this Prospectus. Unless otherwise indicated, the information presented in this Prospectus assumes the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

  EDS is a world leader in applying information technology ("IT"), with over 30 years of experience in using advanced computer and communications technologies to meet its clients' business needs. EDS' total revenues grew from $786 million in its 1984 fiscal year (the last full fiscal year before the acquisition of EDS by its former parent corporation, General Motors Corporation ("General Motors" or "GM")) to $12.4 billion in 1995. Although revenues attributable to General Motors and its affiliates have increased from 1985 to 1995, they have decreased as a percentage of total revenues from approximately 70% in 1985 to approximately 31% in 1995 as a result of the rapid revenue growth of EDS' non-General Motors business. As of December 31, 1995, EDS employed approximately 96,000 persons and served clients in the United States and approximately 40 other countries. EDS' principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024-3105 (Telephone Number (214) 604-6000).

STRATEGY

  EDS' strategy is to offer a full range of IT services to enterprises, government entities and individuals worldwide. These services include management consulting, systems development, systems integration, systems management and process management. EDS' organizational structure is designed to offer the full range of services on a global basis through business units that focus along the lines of specified industries, such as manufacturing, financial services, government, communications, health, travel and transportation, and energy, as well as geographically, such as on the Americas, Europe, and Asia/Pacific and Japan. Each business unit is further organized into separate, more focused business units within the relevant industry or geography. EDS seeks to leverage its knowledge and resources for its individual customers by drawing from the many industries and skill sets available across a wide range of geographies. EDS believes its organizational structure enables it to better focus on and use the knowledge gained from the industries and geographies in which its customers operate and therefore better serve its customers and its customers' customers.

  EDS seeks to continue its leadership position in the IT industry through increased globalization and expanded product and service offerings. The percentage of EDS' revenues outside the United States has increased from 18% in 1990 to 30% in 1995, and the number of countries in which EDS operates has increased from 28 in 1990 to 40 in 1995. EDS believes that corporations are becoming increasingly globalized because other companies enter their markets from other geographies or they desire to expand into additional geographies. This trend is fostered by advancements in communications technology which compress time and distance. EDS intends to continue to capitalize on the general trend toward convergence of the world's markets by enhancing its capability through expanded service offerings as well as through strategic alliances with global partners and distributors. The acquisition of A.T. Kearney in 1995, which expanded EDS' capabilities along a range of industries, skill sets and regions, is an example of such strategic growth.

SPLIT-OFF OF THE COMPANY FROM GENERAL MOTORS

  On June 7, 1996, General Motors, formerly the holder of all of the outstanding shares of capital stock of the Company, effected a split-off (the "Split-Off") of the Company from General Motors. As a result of the Split-Off,
(i) the Company became an independent, publicly held company with approximately
485.7 million shares of Common Stock outstanding and listed for trading on the NYSE and the London Stock Exchange and (ii) each outstanding share of Class E Common Stock, par value $0.10 per share ("Class E Common Stock"), of General Motors was converted into one share of Common Stock of the Company. In connection with the Split-Off, EDS effected a payment (the "Special Inter-Company Payment") to General Motors in the amount of $500.0 million in cash and General Motors provided EDS a $50.0 million allowance relating to the resolution of various uncertain, contingent or other matters arising out of the separation of General Motors and EDS.

  The Split-Off was intended to accomplish at least three business objectives:
(i) the removal of limitations on EDS' ability to participate in major strategic alliances (including mergers and acquisitions which can be effected using Common Stock); (ii) the removal of limitations on EDS' ability to obtain additional business from and establish new customer relationships with companies that compete with General Motors or its subsidiaries, such as Hughes Electronics Corporation ("Hughes") and General Motors Acceptance Corporation ("GMAC"); and (iii) the enhancement of EDS' access to the capital necessary for investment in its future growth.

  Immediately prior to the Split-Off, EDS and General Motors entered into a new Master Service Agreement (the "Master Service Agreement") that serves as a framework for the negotiation and operation of service agreements between GM and EDS related to certain "in-scope" IT services to be provided by EDS to General Motors on a worldwide basis (collectively, together with the Master Service Agreement, the "IT Services Agreements"). The IT Services Agreements replaced the Master Agreement (the "Prior Master Agreement") that, prior to the Split-Off, served as a framework for individual services agreements between GM and EDS (collectively, together with the Prior Master Agreement, the "Prior IT Services Agreements").

  Although General Motors has no continuing equity interest in EDS, GM has an indirect stake in EDS' financial performance as a result of the Hourly Plan Special Trust's holdings of Common Stock. On June 21, 1996, the Selling Stockholder had beneficial ownership of approximately 149.5 million shares of Common Stock, representing approximately 31% of the Common Stock outstanding. Immediately following the consummation of the Offerings, the Selling Stockholder will have beneficial ownership of approximately 119.5 million shares (or, if the Underwriters' over-allotment option is exercised in full, approximately 115.0 million shares) of Common Stock. Such shares will represent approximately 24.6% (or, if the Underwriters' over-allotment option is exercised in full, 23.7%) of the Common Stock outstanding.

RECENT DEVELOPMENTS

  On April 1, 1996, EDS announced that it was taking certain actions and considering others to maintain and improve operating efficiencies and accelerate the Company's move toward "user-centered" computing. In connection therewith, EDS also announced the implementation of a voluntary early retirement offer and involuntary severance arrangements affecting between 4,000 and 5,000 employees and designed to both reduce labor costs and change the skill mix of the Company's workforce. It is expected that substantially all of these workforce reductions will be completed by December 1996. As part of its overall goal to improve operating efficiencies, EDS also announced at such time that it was in the process of evaluating certain aspects of its business to identify any redundant facilities and related assets that were no longer consistent with its long-term strategic objectives.

  In connection with the foregoing, EDS announced on June 18, 1996 that it estimates it will incur a one-time pre-tax charge in the second quarter of 1996 of approximately $850 million ($1.12 per share, after tax). This represents an increase from the previous estimate for the second-quarter charge, which the Company earlier had indicated could reach $750 million. The $850 million charge includes the employee-related actions discussed above, the write-down of assets in connection with the refreshment of information technology assets and the consolidation of certain facilities, the revision of estimates associated with certain customer contracts, and the decision to exit certain activities.

  EDS currently expects that the charge will be classified into three major categories: employee-related, $277 million; technology refreshment, asset write-downs and facility consolidations, $513 million; and cost of revenues, $60 million. Of the total $850 million charge, EDS expects to make cash expenditures of approximately $277 million, a substantial portion of which will be incurred in 1996 and 1997. Such cash expenditures, which will be made in connection with the employee-related actions, will be funded from operations. EDS expects that the actions identified above will result in savings commencing in the second half of 1996.

  EDS expects its earnings per share in the second quarter of 1996, before the $850 million charge and Split-Off transaction costs of approximately $40 million, to be generally in the range of $0.49 to $0.52 per share.

  Statements about the effect of EDS' actions, the amount of charges that may be incurred by EDS, expected earnings per share results and savings from the charges are forward-looking statements which by their nature are subject to numerous uncertainties that could cause actual results to vary.

                                 THE OFFERINGS

 Common Stock Offered Hereby(a)

    U.S. Offering.............................. 25,500,000 shares
    International Offering.....................  4,500,000 shares
                                                -----------------
    Total...................................... 30,000,000 shares
                                                =================
 Common Stock Outstanding after the Offerings.. 485,732,594 shares(b)
 NYSE Symbol................................... EDS

- --------
(a) Without giving effect to the over-allotment option granted by the Hourly Plan Special Trust to the Underwriters.
(b) The consummation of the Offerings will not change the number of shares of Common Stock outstanding.

             SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

  The following summary consolidated historical financial information for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 have been derived from EDS' Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent auditors. The summary consolidated historical financial information for the three months ended March 31, 1996 and 1995 have been derived from unaudited consolidated financial statements, which, in the opinion of management, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations of EDS for those periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the EDS Consolidated Financial Statements, which are included in this Prospectus, and the EDS First Quarter 1996 Form 10-Q which is incorporated herein by reference. See "Selected Consolidated Financial Information."

                                FOR THE
                          THREE MONTHS ENDED
                               MARCH 31,              FOR THE YEARS ENDED DECEMBER 31,
                          --------------------  ----------------------------------------------
                            1996       1995       1995       1994     1993     1992     1991
                          ---------  ---------  ---------  -------- -------- -------- --------
                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS
Systems and other
 contracts revenues
 Outside customers......  $ 2,404.7  $ 1,878.3  $ 8,531.0  $6,412.9 $5,183.6 $4,806.7 $3,666.3
 General Motors and
  affiliates............      962.2      898.0    3,891.1   3,547.2  3,323.7  3,348.5  3,362.2
                          ---------  ---------  ---------  -------- -------- -------- --------
 Total revenues.........    3,366.9    2,776.3   12,422.1   9,960.1  8,507.3  8,155.2  7,028.5
                          ---------  ---------  ---------  -------- -------- -------- --------
Costs and expenses
 Cost of revenues.......    2,698.1    2,176.1    9,601.6   7,529.4  6,390.6  6,205.8  5,415.1
 Selling, general, and
  administrative........      309.9      281.0    1,291.5   1,187.1  1,005.4    969.3    761.9
                          ---------  ---------  ---------  -------- -------- -------- --------
 Total costs and
  expenses..............    3,008.0    2,457.1   10,893.1   8,716.5  7,396.0  7,175.1  6,177.0
                          ---------  ---------  ---------  -------- -------- -------- --------
Operating income........      358.9      319.2    1,529.0   1,243.6  1,111.3    980.1    851.5
Interest and other
 income, net............      (17.0)     (11.7)     (62.0)     40.6     20.0     20.7     42.2
                          ---------  ---------  ---------  -------- -------- -------- --------
Income before income
 taxes..................      341.9      307.5    1,467.0   1,284.2  1,131.3  1,000.8    893.7
Provision for income
 taxes..................      123.1      110.7      528.1     462.3    407.3    365.3    330.7
Cumulative effect of
 accounting change(a)...        --         --         --        --       --       --     (15.5)
                          ---------  ---------  ---------  -------- -------- -------- --------
Separate Consolidated
 Net Income(b)..........  $   218.8  $   196.8  $   938.9  $  821.9 $  724.0 $  635.5 $  547.5
                          =========  =========  =========  ======== ======== ======== ========
Average number of shares
 of Class E Common Stock
 outstanding
 (Numerator)(b).........      463.2      300.0      404.6     260.3    243.0    209.1    195.3
Class E Dividend Base
 (Denominator)(b).......      484.4      482.4      483.7     481.7    480.6    479.3    478.1
Available Separate
 Consolidated Net
 Income(b)..............  $   209.2  $   122.4  $   795.5  $  444.4 $  367.2 $  278.4 $  223.6
Earnings per share
 attributable to Class E
 Common Stock(b)........       0.45       0.42       1.96      1.71     1.51     1.33     1.14
Dividends per share of
 Class E Common
 Stock(b)...............       0.15       0.13       0.52      0.48     0.40     0.36     0.32

- --------
(a) Effective January 1, 1991, EDS adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of this accounting change at January 1, 1991 was a charge of $15.5 million, of which $0.03 per share was attributable to Class E Common Stock.
(b) Calculated for purposes related to the Class E Common Stock, which were converted into Common Stock on a one-for-one basis pursuant to the Split-Off.

                                 RISK FACTORS

  Prospective purchasers of Common Stock should consider carefully the following factors relating to the business of the Company and the Offerings, together with the information and financial data set forth elsewhere in this Prospectus, prior to purchasing any shares of Common Stock offered hereby.

DIVIDEND POLICY

  The payment of dividends on the Common Stock is subject to the policies and practices of the Board of Directors of the Company (the "EDS Board") and may be changed from time to time by the EDS Board. Under Delaware law and the Restated Certificate of Incorporation of EDS (the "Certificate of Incorporation"), the EDS Board is not required to declare dividends on the Common Stock. The EDS Board has adopted a policy to continue to pay quarterly dividends through 1996 in an amount equal to $0.15 per share. However, the EDS Board will be free, during or after 1996, to change its dividend policies and practices from time to time and to decrease or increase the dividends paid on the Common Stock on the basis of EDS' financial condition, earnings and capital requirements and other factors the EDS Board may deem relevant. The dividend policy of the EDS Board with respect to the Common Stock may be different than the policy of the Board of Directors of General Motors (the "GM Board") with respect to the Class E Common Stock. See "Price Range of Common Stock and Dividends--Dividend Policy."

INCREASED LEVERAGE; NO ASSURANCE OF ACCESS TO CAPITAL

  EDS expects that over time it may incur substantially more debt than it did while a subsidiary of GM. EDS borrowed approximately $500 million under its existing commercial paper facilities to finance the Special Inter-Company Payment. In addition, EDS' financial leverage is expected to increase in the future as it borrows additional funds to meet its growing capital needs. EDS management believes that EDS' stable revenues should permit it to sustain a higher debt-to-equity ratio than that which it maintained prior to the Split-Off as a subsidiary of GM and that such a higher level of debt will be necessary to provide EDS with the capital it needs to fund future growth. The degree to which EDS is leveraged, however, could under certain circumstances limit its financial and operating flexibility. To the extent that EDS becomes more highly leveraged, it may also be required to pay higher interest rates on its outstanding borrowings. Furthermore, although EDS believes that the Split-Off will enhance EDS' access to the capital necessary for investment in its business growth, there can be no assurance in this regard. See "Split-Off of the Company from General Motors--Purposes of the Split-Off" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

DEPENDENCE ON MAJOR CUSTOMER; RECENT CHANGES IN PRICING AND TERMS

  Although the percentage of EDS' total revenues attributable to GM and its affiliates has decreased significantly in recent years as a result of the revenue growth of EDS' non-GM business, General Motors continues to account for a substantial portion of EDS' revenues. During the year ended December 31, 1995, the portion of EDS' revenues (excluding interest and other income) attributable to the performance of IT and other services on behalf of General Motors and its affiliates was approximately 31%. The loss of General Motors as an ongoing major customer of EDS would have a material adverse effect on EDS.

  Immediately prior to the Split-Off, General Motors and EDS entered into the Master Service Agreement and certain other related IT Services Agreements. The IT services provided by EDS under the IT Services Agreements are generally similar to those provided to General Motors under the Prior IT Services Agreements. However, unlike the Prior Master Agreement (which did not have a fixed term, but provided that it may be terminated by either party in the event of the sale of all or substantially all of the assets or stock of EDS to a non-GM entity), the Master Service Agreement provides for an initial term of 10 years from the date upon which the Split-Off was consummated, which may be extended by agreement of the parties. Furthermore, the Master Service Agreement provides General Motors with termination rights under certain circumstances, including upon the occurrence of certain changes in control of EDS. See "Relationship Between the Company and General Motors--IT Services Agreements."

  In addition, the IT Services Agreements made certain significant changes to the pricing and terms of services provided by EDS. Among other things, the parties have agreed that the rates charged by EDS to General Motors for certain information processing activities and communication services will be reduced and that the parties will work together to achieve targets for increased structural cost reductions. General Motors also has been given the right to competitively bid and, subject to certain restrictions, outsource a limited portion of its IT service requirements to third party providers. In addition, commencing in 1997, the payment terms relating to IT services provided by EDS will be revised over a two-year period to extend the due dates for payments from General Motors. See "Relationship Between the Company and General Motors--IT Services Agreements."

  Based on currently available information and assuming that the IT Services Agreements had been effective as of January 1, 1996, EDS believes that revenues generated from services performed for General Motors in 1996 would be slightly lower than those generated from such services in 1995. Additionally, EDS expects that the changes reflected in the IT Services Agreements could reduce its 1996 earnings per share by as much as $0.07 to $0.14 (including $0.03 in the first quarter of 1996). The long-term impact of the terms of the IT Services Agreements cannot be precisely quantified at present, although such terms may have an adverse effect on operating margins unless EDS is able to effect reductions in the costs of providing services to General Motors. Although EDS plans to implement certain cost reduction measures, there can be no assurance as to the extent, if any, to which such measures will mitigate the possible adverse impact on its operating margins. In general, there can be no assurance that the terms of the IT Services Agreements will not have a material adverse effect in the long term on the results of operations of EDS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Revenues."

SIGNIFICANT STOCKHOLDER

  On June 21, 1996, the Hourly Plan Special Trust owned approximately 149.5 million shares, or 31% of the outstanding shares, of Common Stock and, upon consummation of the offerings contemplated hereby, will own approximately 24.6% (or, if the Underwriters' over-allotment option is exercised in full, 23.7%) of the outstanding Common Stock. The Hourly Plan Trustee, as the independent trustee of the Hourly Plan Special Trust, has the authority and discretion to cause the Hourly Plan Special Trust to hold such shares of Common Stock or to sell all or any portion thereof from time to time as such Trustee deems appropriate. The shares owned by the Hourly Plan Special Trust are subject to certain agreements that restrict the transferability of such shares and that provide certain registration rights with respect thereto. The Hourly Plan Special Trust has agreed not to offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock (other than transfers to or for the benefit of employee benefit plans of EDS or any of its affiliates) for 90 days following the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. (the "Global Coordinators") on behalf of the Underwriters. See "Underwriting." Additionally, the Hourly Plan Special Trust has agreed to certain transfer restrictions intended to preserve the tax-free status of the Split-Off. Such restrictions generally terminate by June 7, 1998 and do not apply to sales pursuant to public offerings meeting certain criteria. See "Selling Stockholder." EDS has been advised that, in order to discharge its fiduciary duties, the Hourly Plan Trustee continually looks for attractive opportunities to sell a portion of its holdings of Common Stock. There can be no assurance as to the timing or size of any offerings of shares owned by the Hourly Plan Special Trust since, subject to the terms of the agreements referred to above, the Hourly Plan Trustee has the right to sell such shares at any time. The sale of shares by the Hourly Plan Special Trust will depend on, among other things, market conditions, the price of such shares, the level of and any changes in the demand for such shares, and other factors outside the control of EDS. Although the Hourly Plan Trustee has notified EDS and made public statements of its intent to manage the disposition of shares of Common Stock in a manner consistent with maintaining an orderly market for the Common Stock, there can be no assurance in this regard and sales of substantial amounts of Common Stock by the Hourly Plan Special Trust could adversely affect the then prevailing market price for the Common Stock and could impair EDS' ability to raise additional capital through the sale of equity securities. See "Selling Stockholder."

  The Hourly Plan Trustee has the authority and discretion to direct the voting and exercise of all other rights relating to the shares of Common Stock held by the Hourly Plan Special Trust. Although the Hourly Plan Trustee has stated that such stock was not acquired for such purpose, the level of such ownership will give the Hourly Plan Special Trust sufficient voting power to influence the direction and policies of EDS, the election of the EDS Board and the outcome of any other corporate action requiring stockholder approval. As described under "--Certain Limitations on Changes in Control of the Company," the Hourly Plan Special Trust is a party to certain agreements which restrict its ability to transfer shares of Common Stock and to vote in favor of certain business combinations involving EDS.

NO ASSURANCE OF STRATEGIC ALLIANCES AND OTHER BUSINESS OPPORTUNITIES

  The Split-Off was intended, among other things, to remove limitations on EDS' ability to participate in major strategic alliances and to obtain additional business that are believed to have resulted from EDS' prior status as a subsidiary of General Motors. EDS is not currently a party to any agreement or understanding with respect to any material strategic alliance or business combination. Although EDS believes that the Split-Off has enhanced EDS' ability to enter into major strategic alliances and take advantage of other growth opportunities, no assurance can be given in this regard. Furthermore, there can be no assurance as to whether and to what extent any of the business objectives of the Split-Off will be achieved. See "Split-Off of the Company from General Motors." The ability of EDS to enter into and consummate business combinations is limited by the matters described under "-- Certain Limitations on Changes in Control of the Company."

TERMINATION OF SUBSIDIARY RELATIONSHIP WITH GENERAL MOTORS

  As a subsidiary of General Motors, EDS was able to benefit from 1984 through the time of the Split-Off from General Motors' extensive network of business relationships with companies and government contacts around the world. EDS has drawn on this resource in developing its own contacts and relationships. As a result of the Split-Off, EDS became a stand-alone, public company and thus is no longer able to benefit from General Motors' relationships to the same extent that it could as a wholly owned subsidiary of GM.

CERTAIN LIMITATIONS ON CHANGES IN CONTROL OF THE COMPANY

  The Certificate of Incorporation and the Amended and Restated Bylaws of EDS (the "Bylaws") contain certain provisions, such as a "fair price" provision applicable to certain business combinations, a provision prohibiting stockholder action by written consent unless such action is unanimous, and provisions limiting the ability of stockholders to call special stockholder meetings, which could have the effect of delaying, deferring or preventing a change in control of EDS, even if such a change would be favorable to the interests of EDS' stockholders, and of limiting any opportunity to realize premiums over prevailing market prices for Common Stock in connection therewith. The Rights Agreement (as hereinafter defined) could have the same effect. See "Description of Capital Stock--Rights Agreement."

  On June 21, 1996, the Hourly Plan Special Trust owned approximately 31% of the outstanding Common Stock. The Hourly Plan Special Trust is a party to the Registration Rights Agreement (as hereinafter defined), which contains certain restrictions on its ability to transfer the shares of Common Stock held by it (including by tendering into any tender offer). General Motors and the Hourly Plan Special Trust are also parties to the Transfer Agreement (as hereinafter defined), which is intended to preserve the tax-free status of the Split-Off and which contains restrictions on the ability of the Hourly Plan Special Trust to transfer Common Stock and to vote in favor of certain business combinations involving EDS, which restrictions will apply to the Common Stock generally until June 7, 1998. See "Background of the Offerings" and "Selling Stockholder." The contractual restrictions to which the shares of Common Stock owned by the Hourly Plan Special Trust are subject could have the effect of making more difficult or discouraging certain change in control transactions involving EDS, including tender offers for Common Stock, that could give the holders of Common Stock the opportunity to realize a premium over the then prevailing market price of such stock.

  In addition, in order to preserve the tax-free status of the Split-Off, under the Separation Agreement (as hereinafter defined), EDS is prohibited, until after June 7, 1998 and unless certain conditions are satisfied, from entering into (i) certain secondary capital stock transactions whereby a person would acquire, from holders of outstanding shares of EDS capital stock, a number of shares of EDS capital stock that would comprise more than 15% of the number of issued and outstanding shares of Common Stock; or (ii) any other transaction that would be reasonably likely to jeopardize the tax-free status of the Split-Off. In addition, the Separation Agreement will prohibit EDS, until after December 7, 1998, from entering into any transaction that would result in any person acquiring from EDS a number of shares of EDS capital stock that, when aggregated with all other shares of EDS capital stock then owned by such person, would constitute more than 20% of the total combined voting power of EDS voting stock or 20% of the total number of outstanding shares of any class or series of EDS non-voting stock. See "Relationship Between the Company and General Motors--Separation Agreement." The Master Service Agreement also provides General Motors with certain termination rights upon the occurrence of certain changes in control of EDS. See "Relationship Between the Company and General Motors--IT Services Agreements."

LIMITED PRIOR PUBLIC MARKET FOR COMMON STOCK; NO ASSURANCE AS TO MARKET PRICE

  The Class E Common Stock (which was a stock of General Motors designed to provide holders with financial returns based on the performance of EDS) was traded publicly from its initial issuance in 1984 until the consummation of the Split-Off. There was no public market for the Common Stock prior to the Split-Off. Because, among other things, the Common Stock is a security of EDS (rather than a security of GM), with different terms than the Class E Common Stock, there can be no assurance that the public market for Common Stock will be similar to the public market for Class E Common Stock. Ultimately, the value of each share of Common Stock will be principally determined in the trading market and could be influenced by many factors, including the operations of EDS, the growth and expansion of EDS' business, investors' expectations of EDS' prospects, trends and uncertainties affecting the IT industry as a whole, issuances and repurchases of Common Stock, and general economic and other conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the trading value of each share of Common Stock will be consistent with the trading value of each share of Class E Common Stock prior to the Split-Off. The trading value of Common Stock could be higher or lower than the trading value of Class E Common Stock, and EDS is unable to estimate whether such difference (whether favorable or unfavorable) will be material to holders of Common Stock.

FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

  This Prospectus contains certain forward-looking statements and information relating to EDS that are based on the beliefs of EDS management as well as assumptions made by and information currently available to EDS management. When used in this document, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to EDS or EDS management, are intended to identify forward-looking statements. Such statements reflect the current views of EDS with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. EDS does not intend to update these forward-looking statements.

                 SPLIT-OFF OF THE COMPANY FROM GENERAL MOTORS

GENERAL

  On June 7, 1996, General Motors, formerly the holder of all of the outstanding shares of capital stock of the Company, effected a Split-Off of the Company from General Motors. As a result of the Split-Off, (i) the Company became an independent, publicly held company with approximately 485.7 million shares of Common Stock outstanding and listed for trading on the New York Stock Exchange and the London Stock Exchange and (ii) each outstanding share of Class E Common Stock of General Motors was converted into one share of Common Stock of the Company.

PURPOSES OF THE SPLIT-OFF

  The Split-Off of EDS from General Motors was intended to accomplish at least three business objectives. First, converting EDS from a wholly owned subsidiary of GM into an independent, publicly owned company was intended to remove limitations on EDS' ability to participate in strategic alliances, particularly in the rapidly growing and converging computing and software, communication, media and entertainment, and electronic commerce industries, which are increasingly important to EDS' continued competitiveness. Second, separating General Motors and EDS was intended to remove limitations on EDS' ability to obtain additional business and establish new customer relationships that resulted from GM's ownership of EDS, its common ownership of EDS, Hughes and GMAC, and the increasing overlap between EDS and the telecommunications and certain other businesses of Hughes. Finally, causing EDS to become a stand-alone, public company was intended to better position EDS to meet its growing capital needs. Each of these business objectives is described in more detail below. In addition, the Split-Off was intended to allow the EDS Board and management of EDS to increase their focus on EDS' business operations.

STRATEGIC ALLIANCES

  The first purpose of the Split-Off was to eliminate the impediments arising from General Motors' ownership of EDS that prevented EDS from pursuing and consummating strategic transactions that are important to its continued competitiveness. During the decade in which EDS was a subsidiary of General Motors, there had been an increasing convergence of the computing and software, communication, media and entertainment, and electronic commerce industries. Because the ability to offer integrated services within these fields is widely viewed as necessary to remain competitive and grow, strategic alliances among service providers in these industries have multiplied. Consistent with this industry trend, EDS engaged in discussions with leading telecommunications providers regarding potential strategic combinations on numerous occasions during the last decade. While some of these negotiations reached advanced stages (most notably the discussions with Sprint Corporation in 1994), none resulted in a significant strategic transaction. In each case, the difficulties associated with EDS' status as a subsidiary of GM, including the complexities and control issues created by the nature of the Class E Common Stock, prevented or hindered the consummation of a transaction. EDS believed that these factors would continue to restrict EDS' ability to expand into integrated worldwide markets so long as EDS remained a subsidiary of General Motors.

CERTAIN ADDITIONAL GROWTH OPPORTUNITIES

  A second purpose of the Split-Off was to remove certain limitations on EDS' ability to obtain additional business and establish new customer relationships that had arisen as a result of EDS' status as a subsidiary of GM. These limitations had not been imposed by GM, but rather were a result of certain reactions of potential EDS customers to EDS' affiliation with GM. Such limitations had become increasingly significant during the 1990s as the businesses of General Motors and GMAC and the telecommunications and certain other businesses of Hughes expanded either to present conflicts that limited EDS' ability to obtain business from certain parties or to overlap with EDS' activities. In some cases, competitors of General Motors, Hughes or GMAC in industries that are important target markets for EDS had been reluctant to become customers or partners of EDS due to concerns relating to divulging confidential and proprietary information to an affiliate of one of their competitors. For example, EDS believed that EDS' affiliation with General Motors and GMAC had limited EDS' ability to expand its business within the automotive, consumer finance and related industries, despite EDS' extensive expertise in these important markets. Similarly, EDS believed that common ownership of EDS and Hughes, which participates in the direct to home satellite television services and wireless communications industries, had caused EDS to lose or be disadvantaged in seeking certain business opportunities with potential customers and partners, including in the cable television industry, who were concerned by Hughes' competition in these areas. EDS expected impediments and conflicts like these to intensify in future years if the Split-Off did not occur.

CAPITAL NEEDS

  A third purpose of the Split-Off was to afford EDS more flexible access to capital markets to meet its growing capital needs without regard to competing considerations of GM and its affiliates. As a wholly owned subsidiary of GM, EDS' ability to sell equity and debt securities to meet its rising capital needs was limited by factors relating to GM. EDS and the remainder of GM's operations were in industries with different characteristics, and each of them had substantially different goals and needs with respect to incurrence of debt and financial leverage. General Motors, which is engaged principally in the highly cyclical automotive industry, placed great importance on maintaining a strong reserve of liquid assets and a high credit rating for itself and its financial subsidiary, GMAC. In contrast, EDS has based its business on long-term customer contracts, and as a result has experienced stable cash flow and revenues that should permit it to sustain higher debt-to-equity ratios on a stand-alone basis than those targeted by GM for GM and its consolidated subsidiaries. These different business needs created conflicts that EDS believed would have continued to grow. In addition, as EDS' business has expanded and evolved in recent years, its capital requirements have increased significantly. Driven in large part by the convergence among hardware, software, communication, information content and service providers, EDS has made tactical acquisitions and capital intensive investments to expand its IT, hardware and telecommunications capacities. In addition, EDS' customers have often insisted that EDS expend its own capital to acquire their IT operations, hire their employees and, in some cases, acquire an equity stake in the customers themselves. Accordingly, EDS believed that its capital requirements were likely to continue to increase in the future.

  Achievement of each of the foregoing business objectives is dependent on numerous factors, many of which are beyond the control of EDS. Accordingly, there can be no assurance as to whether and to what extent any of such objectives will in fact be achieved.

EFFECTS OF THE SPLIT-OFF

  As a result of the Split-Off, EDS became an independent, publicly owned company rather than a wholly owned subsidiary of General Motors. In connection with the Split-Off, each outstanding share of Class E Common Stock (which was a security of General Motors designed to provide financial returns based on the performance of EDS) was converted into one share of Common Stock. Additionally, EDS made the Special Inter-Company Payment to General Motors in the amount of $500.0 million in cash and General Motors provided EDS a $50.0 million allowance relating to the resolution of various uncertain, contingent or other matters arising out of the separation of General Motors and EDS. EDS funded the Special Inter-Company Payment through borrowings under its existing commercial paper facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  General Motors continues to have certain contractual relationships with EDS. Immediately prior to the Split-Off, General Motors and EDS entered into the Master Service Agreement and the Separation Agreement. The IT Services Agreements provide for the continuation of a long-term customer-supplier relationship and the Separation Agreement established certain transitional and other arrangements deemed necessary in connection with the Split-Off. See "Relationship Between the Company and General Motors--IT Services Agreements" and "--Separation Agreement." Additionally, GM has an indirect stake in EDS' financial performance as a result of the Hourly Plan Special Trust's holdings of Common Stock. See "Selling Stockholder."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

PRICE RANGE OF COMMON STOCK

  The range of the reported per share sale prices on the NYSE Composite Tape for the Common Stock for the period between June 10, 1996 (the first trading day following consummation of the Split-Off) and June 21, 1996 was a high of $58 3/8 and a low of $53 3/8. During such period there have been no dividends paid on the Common Stock. As of June 7, 1996, there were approximately 265,000 holders of record of the Common Stock and 485.7 million shares of Common Stock outstanding. A recent last reported sale price of the Common Stock, as reported on the NYSE, is set forth on the cover page of this Prospectus.

  The Class E Common Stock was listed and traded on the NYSE under the symbol "GME." The table below shows the range of reported per share sale prices on the NYSE Composite Tape for the Class E Common Stock for the periods indicated. The last reported sale price of the Class E Common Stock on the NYSE Composite Tape on June 7, 1996 (the date of the consummation of the Split-Off) was $57.00 per share. See "Risk Factors--Limited Prior Public Market for Common Stock; No Assurance as to Market Price."

CALENDAR YEAR                                                      HIGH   LOW
- -------------                                                     ------ ------
1994
  First Quarter.................................................. $36.88 $27.50
  Second Quarter.................................................  38.00  32.88
  Third Quarter..................................................  38.50  33.00
  Fourth Quarter.................................................  39.50  34.75
1995
  First Quarter.................................................. $41.38 $36.88
  Second Quarter.................................................  45.25  38.38
  Third Quarter..................................................  47.50  41.50
  Fourth Quarter.................................................  52.63  43.88
1996
  First Quarter.................................................. $58.00 $50.00
  Second Quarter (through June 7)................................  58.63  52.25

DIVIDEND POLICY

  EDS' dividend policy is determined by the EDS Board. Under Delaware law and the Certificate of Incorporation, the EDS Board will not be required to declare dividends on any class of EDS capital stock. The EDS Board has adopted a policy to continue to pay quarterly dividends through 1996 in an amount equal to $0.15 per share. However, the EDS Board will be free, during or after 1996, to change its dividend policies and practices from time to time and to decrease or increase the dividends paid on the EDS Common Stock on the basis of EDS' financial condition, earnings and capital requirements and other factors the EDS Board may deem relevant. The dividend policy of the EDS Board with respect to the Common Stock may be different from the policy of the GM Board with respect to the Class E Common Stock. See "Risk Factors--Dividend Policy."

  The payment of dividends on the Class E Common Stock was subject to the policies and practices of the GM Board. Subject to the rights of the holders of General Motors' preferred stock (if any) and General Motors' preference stock, under General Motors' certificate of incorporation as in effect immediately prior to the Split-Off, dividends on Class E Common Stock could be declared and paid out of the assets of General Motors only to the extent of the sum of (i) the paid in surplus of General Motors attributable to the Class E Common Stock plus (ii) an allocated portion of the earnings of GM attributable to EDS earned after General Motors' acquisition of EDS, then referred to in General Motors' certificate of incorporation as the "Available Separate Consolidated Net Income" of EDS. See "Selected Consolidated Financial Information." Immediately prior to the Split-Off, the dividend policy of the GM Board was to pay quarterly dividends on the Class E Common Stock, when, as and if declared by the GM Board, at an annual rate equal to approximately 30% of the Available Separate Consolidated Net Income of EDS for the prior year. Under this dividend practice of the GM Board, GM paid quarterly dividends on the outstanding shares of Class E Common Stock in an amount equal to $0.13 per share during 1995. In February 1996, the GM Board raised the quarterly dividend on Class E Common Stock to $0.15 per share.

                UNAUDITED PRO FORMA CONSOLIDATED CAPITALIZATION

  The following table sets forth the short-term debt and consolidated capitalization of EDS as of March 31, 1996 and on a pro forma basis after giving effect to the Split-Off. This table should be read in conjunction with EDS' Consolidated Financial Statements (including the notes thereto), which are included in this Prospectus, and with the financial data set forth under "Unaudited Pro Forma Condensed Consolidated Financial Statements." The pro forma data are not necessarily indicative of EDS' future short-term debt and consolidated capitalization or of what EDS' short-term debt and consolidated capitalization would have been had the Split-Off been consummated as of March 31, 1996.

                                                              MARCH 31, 1996
                                                           --------------------
                                                           HISTORICAL PRO FORMA
                                                           ---------- ---------
                                                              (IN MILLIONS)
Short-term debt:
  Notes payable (current).................................  $  238.7  $  238.7
                                                            ========  ========
Long-term debt:
  Notes payable...........................................  $2,109.2  $2,609.2
                                                            --------  --------
Stockholders' equity:
  Preferred stock, $.01 par value; 200 million shares
   authorized;
   no shares issued and outstanding.......................       --        --
  Common stock, without par value; one billion shares
   authorized;
   485.7 million shares issued and outstanding (a)........     559.9       --
  Common stock, $.01 par value; two billion shares
   authorized;
   487.5 million shares issued (a)........................       --        4.9
  Additional paid-in capital..............................       --      555.0
  Retained earnings.......................................   4,595.9   4,089.2
  Less treasury stock, at cost, 1.8 million shares........       --      (19.6)
                                                            --------  --------
    Total stockholders' equity............................   5,155.8   4,629.5
                                                            --------  --------
    Total capitalization..................................  $7,265.0  $7,238.7
                                                            ========  ========

- --------
(a) Excludes shares of Common Stock reserved for issuance under the Company's incentive plans.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated financial statements are based on EDS' Consolidated Financial Statements and give effect to the Split-Off as if it had been consummated as of January 1, 1995 (in the case of income statement data) or as of March 31, 1996 (in the case of balance sheet data). The pro forma condensed consolidated financial statements are based on the assumptions set forth in the accompanying notes and should be read in conjunction with EDS' Consolidated Financial Statements (including the notes thereto), which are included in this Prospectus. The pro forma condensed consolidated financial statements are not necessarily indicative of EDS' future consolidated financial position or results of operations or of what EDS' consolidated financial position would have been had the Split-Off been consummated as of March 31, 1996 or what the results of operations would have been had the Split-Off been consummated as of January 1, 1995.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 1995
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                    PRO FORMA
                                       HISTORICAL  ADJUSTMENTS   PRO FORMA
                                       ----------  -----------   ---------
Systems and other contracts revenues
  Outside customers................... $ 8,531.0     $    --     $ 8,531.0
  GM and affiliates...................   3,891.1      (175.8)(a)   3,715.3
                                       ---------     -------     ---------
    Total revenues....................  12,422.1      (175.8)     12,246.3
                                       ---------     -------     ---------
Costs and expenses
  Cost of revenues....................   9,601.6         3.0 (c)   9,604.6
  Selling, general, and
   administrative.....................   1,291.5         7.5 (c)   1,299.0
                                       ---------     -------     ---------
    Total costs and expenses..........  10,893.1        10.5      10,903.6
                                       ---------     -------     ---------
Operating income......................   1,529.0      (186.3)      1,342.7
Interest and other income, net........     (62.0)      (35.0)(b)     (97.0)
                                       ---------     -------     ---------
Income before income taxes............   1,467.0      (221.3)      1,245.7
Provision for income taxes............     528.1         2.3 (a)
                                                       (79.7)(d)     450.7
                                       ---------     -------     ---------
Separate Consolidated Net Income/Net
 Income............................... $   938.9     $(143.9)    $   795.0 (j)
                                       =========     =======     =========
Available Separate Consolidated Net
 Income............................... $   795.5                 $     --
                                       =========                 =========
Average number of shares of Class E
 Common Stock outstanding.............     404.6                       --
                                       =========                 =========
Earnings per share attributable to
 Class E Common Stock................. $    1.96                 $     --
                                       =========                 =========
Weighted average number of EDS common
 shares outstanding...................       --                      483.6 (e)
                                       =========                 =========
Net income per share.................. $     --                  $    1.64 (e)
                                       =========                 =========


    The accompanying notes are an integral part of the Unaudited Pro Forma
                 Condensed Consolidated Financial Statements.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 1996
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                      PRO FORMA
                                          HISTORICAL ADJUSTMENTS  PRO FORMA
                                          ---------- -----------  ---------
Systems and other contracts revenues
  Outside customers......................  $2,404.7     $ --      $2,404.7
  GM and affiliates......................     962.2       --         962.2
                                           --------     -----     --------
    Total revenues(a)....................   3,366.9       --       3,366.9
                                           --------     -----     --------
Costs and expenses
  Cost of revenues.......................   2,698.1       0.8 (c)  2,698.9
  Selling, general, and administrative...     309.9       1.9 (c)    311.8
                                           --------     -----     --------
    Total costs and expenses.............   3,008.0       2.7      3,010.7
                                           --------     -----     --------
Operating income.........................     358.9      (2.7)       356.2
Interest and other income, net...........     (17.0)     (8.8)(b)    (25.8)
                                           --------     -----     --------
Income before income taxes...............     341.9     (11.5)       330.4
Provision for income taxes...............     123.1       0.6 (a)
                                                         (4.1)(d)    119.6
                                           --------     -----     --------
Separate Consolidated Net Income/Net
 Income..................................  $  218.8     $(8.0)    $  210.8 (j)
                                           ========     =====     ========
Available Separate Consolidated Net
 Income..................................  $  209.2                    --
                                           ========               ========
Average number of shares of Class E
 Common Stock outstanding................     463.2                    --
                                           ========               ========
Earnings per share attributable to Class
 E Common Stock..........................  $   0.45                    --
                                           ========               ========
Weighted average number of EDS common
 shares outstanding......................       --                   484.4 (e)
                                           ========               ========
Net income per share.....................  $    --                $   0.44 (e)
                                           ========               ========


     The accompanying notes are an integral part of the Unaudited Pro Forma
                  Condensed Consolidated Financial Statements.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1996
                                 (IN MILLIONS)

                                                        PRO FORMA
                                         HISTORICAL    ADJUSTMENTS   PRO FORMA
                                         ----------    -----------   ---------
                 ASSETS
Current assets:
  Cash and cash equivalents............. $   935.9       $           $   935.9
  Accounts receivable...................   3,122.3                     3,122.3
  Other current assets..................     676.3         (13.4)(h)     662.9
                                         ---------       -------     ---------
    Total current assets................   4,734.5         (13.4)      4,721.1
Property and equipment, net.............   3,262.0                     3,262.0
Investment in leases and other..........   1,516.9          (6.2)(h)   1,510.7
Software, goodwill, and other
 intangibles, net.......................   1,496.6                     1,496.6
Other assets............................     105.8                       105.8
                                         ---------       -------     ---------
    Total assets........................ $11,115.8       $ (19.6)    $11,096.2
                                         =========       =======     =========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued liabilities................... $ 1,551.6       $  40.0 (j) $ 1,591.6
  Other current liabilities.............   1,550.2                     1,550.2
                                         ---------       -------     ---------
    Total current liabilities...........   3,101.8          40.0       3,141.8
Deferred income taxes...................     749.0         (33.3)(g)     715.7
Notes payable...........................   2,109.2         500.0 (f)   2,609.2
Stockholders' equity....................   5,155.8(i)     (500.0)(f)
                                                            33.3 (g)
                                                           (19.6)(h)
                                                           (40.0)(j)   4,629.5
                                         ---------       -------     ---------
    Total liabilities and stockholders'
     equity............................. $11,115.8       $ (19.6)    $11,096.2
                                         =========       =======     =========

     The accompanying notes are an integral part of the Unaudited Pro Forma
                  Condensed Consolidated Financial Statements.

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONCLUDED)

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements relate to the individual adjustments required to reflect the Split-Off as if it had occurred on January 1, 1995 (in the case of income statement data) or as of March 31, 1996 (in the case of balance sheet data). Adjustments to EDS' consolidated balance sheet are based on EDS' carryover basis as reported in the Consolidated Financial Statements included in this Prospectus. EDS' Consolidated Financial Statements exclude the effects of purchase accounting adjustments arising from the acquisition of EDS by GM in 1984, including GM's remaining carrying value of such purchase adjustments and the accumulated amortization of all such adjustments. The remaining carrying value of such adjustments would be immaterial to EDS' Consolidated Financial Statements.

(a) Reflects the reductions in revenues from GM and its affiliates, which represent the effects of reduced unit billings as provided for under the terms of the IT Services Agreements as applied to actual usage for certain communications and compute activities for the year ended December 31, 1995, as well as certain reduced tax credits. Systems and other contracts revenues for the three months ended March 31, 1996, include the first quarter impact of these reductions due to their retroactive nature.
(b) Reflects additional interest expense attributable to $500.0 million of debt incurred to make the Special Inter-Company Payment, calculated based on the borrowing rate expected to be incurred for such debt, which approximates EDS' average long-term borrowing rate for the year ended December 31, 1995 and the three months ended March 31, 1996.
(c) Reflects additional costs as a result of operating as a separate public company, rather than a subsidiary of General Motors. These costs include, among other items, additional insurance coverages, NYSE fees and transfer agent fees.
(d) Reflects the tax impact of pretax income statement adjustments at EDS' effective tax rate of 36%.
(e) Reflects the conversion of each outstanding share of Class E Common Stock into one share of Common Stock. Pro forma earnings per share have been calculated based on the weighted average shares of Class E Common Stock outstanding for the year ended December 31, 1995, and for the three months ended March 31, 1996, adjusted for the following: (i) GM's contribution of approximately 173.2 million shares of Class E Common Stock to the Hourly Plan on March 13, 1995; and (ii) GM's issuance of approximately 44.7 million shares of Class E Common Stock between January 1 and February 22, 1996, to satisfy conversion privileges associated with General Motors' Series C Preference Stock. For purposes of computing pro forma earnings per share for 1995 and 1996, each of these transactions was treated as if it occurred on January 1, 1995.
(f) Reflects payment of the Special Inter-Company Payment and incurrence of additional debt for the financing thereof.
(g) Reflects the net deferred tax benefits previously allocated to GM.
(h) Reflects the reclassification to EDS treasury stock for Class E Common Stock held by EDS as an asset prior to the Split-Off. These shares, which are used to satisfy restricted stock awards as they vest, were converted to Common Stock in the Split-Off.
(i) General Motors' equity in its then indirect wholly owned subsidiary, EDS (excluding the effects of purchase accounting adjustments relating to General Motors' 1984 acquisition of EDS).
(j) The pro forma balance sheet includes, and the pro forma income statements exclude, the one-time charges of approximately $40.0 million associated with the formulation and implementation of the Split-Off. These charges will be included in EDS' consolidated financial statements for the year ended December 31, 1996. These expenses could impact EDS' effective tax rate to the extent that they are non-deductible for tax purposes.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following selected consolidated historical financial data as of and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 have been derived from EDS' Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated historical financial data as of and for the three months ended March 31, 1996 and 1995 have been derived from unaudited consolidated financial statements which, in the opinion of management, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of EDS for those periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the EDS Consolidated Financial Statements, which are included in this Prospectus, and the EDS First Quarter 1996 Form 10-Q, which is incorporated herein by reference.

                          AS OF AND FOR THE
                          THREE MONTHS ENDED
                              MARCH 31,         AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                          -------------------  ----------------------------------------------
                            1996       1995      1995       1994     1993     1992     1991
                          ---------  --------  ---------  -------- -------- -------- --------
                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS
Systems and other
 contracts revenues
 Outside customers......  $ 2,404.7  $1,878.3  $ 8,531.0  $6,412.9 $5,183.6 $4,806.7 $3,666.3
 General Motors and
  affiliates............      962.2     898.0    3,891.1   3,547.2  3,323.7  3,348.5  3,362.2
                          ---------  --------  ---------  -------- -------- -------- --------
 Total revenues.........    3,366.9   2,776.3   12,422.1   9,960.1  8,507.3  8,155.2  7,028.5
                          ---------  --------  ---------  -------- -------- -------- --------
Costs and expenses
 Cost of revenues.......    2,698.1   2,176.1    9,601.6   7,529.4  6,390.6  6,205.8  5,415.1
 Selling, general, and
  administrative........      309.9     281.0    1,291.5   1,187.1  1,005.4    969.3    761.9
                          ---------  --------  ---------  -------- -------- -------- --------
 Total costs and
  expenses..............    3,008.0   2,457.1   10,893.1   8,716.5  7,396.0  7,175.1  6,177.0
                          ---------  --------  ---------  -------- -------- -------- --------
Operating income........      358.9     319.2    1,529.0   1,243.6  1,111.3    980.1    851.5
Interest and other
 income, net............      (17.0)    (11.7)     (62.0)     40.6     20.0     20.7     42.2
                          ---------  --------  ---------  -------- -------- -------- --------
Income before income
 taxes..................      341.9     307.5    1,467.0   1,284.2  1,131.3  1,000.8    893.7
Provision for income
 taxes..................      123.1     110.7      528.1     462.3    407.3    365.3    330.7
Cumulative effect of
 accounting change(a)...        --        --         --        --       --       --     (15.5)
                          ---------  --------  ---------  -------- -------- -------- --------
Separate Consolidated
 Net Income(b)..........  $   218.8  $  196.8  $   938.9  $  821.9 $  724.0 $  635.5 $  547.5
                          =========  ========  =========  ======== ======== ======== ========
Average number of shares
 of Class E Common Stock
 outstanding
 (Numerator)(b).........      463.2     300.0      404.6     260.3    243.0    209.1    195.3
Class E Dividend Base
 (Denominator)(b).......      484.4     482.4      483.7     481.7    480.6    479.3    478.1
Available Separate
 Consolidated Net
 Income(b)..............  $   209.2  $  122.4  $   795.5  $  444.4 $  367.2 $  278.4 $  223.6
Earnings per share
 attributable to Class E
 Common Stock(b)........       0.45      0.42       1.96      1.71     1.51     1.33     1.14
Dividends per share of
 Class E Common
 Stock(b)...............       0.15      0.13       0.52      0.48     0.40     0.36     0.32
BALANCE SHEET DATA
Cash and marketable
 securities.............  $ 1,020.6  $  641.0  $   638.6  $  757.8 $  607.5 $  587.9 $  415.8
Current assets..........    4,734.5   3,465.5    4,381.5   3,354.1  2,506.8  2,157.0  1,945.6
Total assets(c).........   11,115.8   9,158.0   10,832.4   8,786.5  6,942.1  6,123.5  5,703.2
Current liabilities.....    3,101.8   2,832.2    3,261.4   2,873.2  2,160.4  1,903.1  2,396.7
Long-term debt..........    2,109.2   1,198.4    1,852.8   1,021.0    522.8    561.1    281.9
Stockholder's
 equity(c)(d)...........    5,155.8   4,414.5    4,978.5   4,232.5  3,617.4  3,063.4  2,610.3
OTHER DATA
Depreciation and
 amortization...........  $   282.7  $  231.0  $ 1,107.8  $  771.1 $  626.8 $  603.2 $  524.4
Expenditures for
 property and
 equipment..............      244.4     259.3    1,261.5   1,186.0    816.4    639.0    673.2

- --------
(a) Effective January 1, 1991, EDS adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of this accounting change at January 1, 1991 was a charge of $15.5 million, of which $0.03 per share was attributable to Class E Common Stock.

(b) Calculated for purposes related to the Class E Common Stock, which was converted into Common Stock on a one-for-one basis pursuant to the Split-Off.
(c) Holders of Class E Common Stock, which was converted into Common Stock in the Split-Off, had no direct rights in the equity or assets of EDS, but rather had rights in the equity and assets of General Motors (which included 100% of the stock of EDS).
(d) General Motors' equity in its then indirect wholly owned subsidiary, EDS (excluding the effects of purchase accounting adjustments relating to General Motors' 1984 acquisition of EDS).

  The portion of EDS' earnings that was included in the amount available for the payment of dividends on Class E Common Stock (which amount was also used to calculate earnings per share of Class E Common Stock) was determined by a fraction, the numerator of which was a number equal to the weighted average number of shares of Class E Common Stock outstanding (463.2 million for the first quarter of 1996) and the denominator of which was 484.4 million for the first quarter of 1996; provided, that such fraction could never be greater than one. The amount so allocated was referred to in General Motors' certificate of incorporation as the "Available Separate Consolidated Net Income" of EDS. For purposes of determining the approximate earnings per share attributable to Class E Common Stock for financial reporting purposes, an investor may divide the quarterly EDS earnings allocated to Class E Common Stock (the "Available Separate Consolidated Net Income of EDS") by the weighted average number of shares of Class E Common Stock outstanding during such quarter, which is the numerator of the fraction described above. Approximately the same mathematical result may be obtained by dividing the quarterly EDS earnings used for computation of Available Separate Consolidated Net Income (i.e., net income) by the denominator of the fraction described above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  EDS is a provider of IT services using computer and communication technologies to meet the business needs of its clients. EDS offers its clients a continuum of services, including the management and operation of computers, networks, information systems, information processing facilities, business operations, and related personnel, as well as management consulting services.

EFFECT OF THE SPLIT-OFF

  In connection with the Split-Off, the Master Service Agreement was entered into between EDS and General Motors with respect to IT services to be provided to GM after the Split-Off and the Special Inter-Company Payment was made by EDS.

  The IT Services Agreements contemplate that EDS will continue to serve as General Motors' principal supplier of IT services for an initial term of ten years, which may be extended by agreement of the parties, and that the IT services to be provided by EDS after the Split-Off will generally be similar to those provided to General Motors under the Prior IT Services Agreements. Under the terms of the IT Services Agreements, certain of the Prior IT Services Agreements applicable to particular units, sectors or other organizations within General Motors have been extended for additional terms of between approximately one and three years beyond their current expiration dates. In addition, EDS will provide certain plant floor automation services in North America to GM that it has not previously provided. The IT Services Agreements also made certain significant changes to the pricing and terms under which EDS will provide IT services to General Motors after the Split-Off. Among other things, the IT Services Agreements provide that the rates charged by EDS to General Motors for certain information processing activities and communications services will be reduced and that the parties will work together to achieve increased targets for structural cost reductions. General Motors has also been given the right to competitively bid and, subject to certain restrictions, outsource a limited portion of its IT service requirements to third party providers. In addition, beginning in 1997, the payment terms relating to IT services provided by EDS will be revised over a two-year period to extend the due dates for payments from General Motors. See "Relationship Between the Company and General Motors--IT Services Agreements."

  Based on currently available information and assuming that the IT Services Agreements had been effective as of January 1, 1996, EDS believes that revenues generated from services performed for General Motors in 1996 would be slightly lower than those generated from such services in 1995. In addition, EDS expects that the contemplated changes in its arrangements with GM could reduce its 1996 earnings per share by as much as $0.07 to $0.14 (including $0.03 in the first quarter of 1996). The long-term impact of the terms of the IT Services Agreements cannot be precisely quantified at present, although such terms may have an adverse effect on operating margins unless EDS is able to effect reductions in the costs of providing services to General Motors. Although EDS plans to implement certain cost reduction measures, there can be no assurance as to the extent, if any, to which such measures will mitigate the possible adverse impact on its operating margins. In general, there can be no assurance that the terms of the IT Services Agreements will not have a material adverse effect in the long term on the results of operations of EDS. For additional information regarding the IT Services Agreements, see "Relationship Between the Company and General Motors--IT Services Agreements" and "Business--Revenues."

  The Special Inter-Company Payment was paid by EDS to GM at the time the Split-Off occurred. The amount of the Special Inter-Company Payment was $500.0 million. Interest costs related to the Special Inter-Company Payment are expected to be approximately $.03 per share in 1996. In addition to the Special Inter-Company Payment, EDS expects to incur approximately $40.0 million, or approximately $.05 per share in 1996, of one-time costs in connection with the formulation and implementation of the Split-Off. In arriving at the amount of the $500.0 million Special Inter-Company Payment, the parties took into account the fact that in the

Separation Agreement GM would provide EDS an allowance of $50 million relating to the resolution of various uncertain, contingent or other matters arising out of the separation of GM and EDS.

  Statements about the effect of the Split-Off and the impact of the IT Services Agreements after the Split-Off are forward-looking statements which by their nature are subject to numerous uncertainties that could cause actual results to vary.

RESTRUCTURING ACTIVITIES

  On April 1, 1996, EDS announced that it was taking certain actions and considering others to maintain and improve operating efficiencies and accelerate the Company's move toward "user-centered" computing. In connection therewith, EDS also announced the implementation of a voluntary early retirement offer and involuntary severance arrangements affecting between 4,000 and 5,000 employees and designed to both reduce labor costs and change the skill mix of the Company's workforce. It is expected that substantially all of these workforce reductions will be completed by December 1996. As part of its overall goal to improve operating efficiencies, EDS also announced at such time that it was in the process of evaluating certain aspects of its business to identify any redundant facilities and related assets that were no longer consistent with its long-term strategic objectives.

  In connection with the foregoing, EDS announced on June 18, 1996 that it estimates it will incur a one-time pre-tax charge in the second quarter of 1996 of approximately $850 million ($1.12 per share, after tax). This represents an increase from the previous estimate for the second-quarter charge, which the Company earlier had indicated could reach $750 million. The $850 million charge includes the employee-related actions discussed above, the write-down of assets in connection with the refreshment of information technology assets and the consolidation of certain facilities, the revision of estimates associated with certain customer contracts, and the decision to exit certain activities.

  EDS currently expects that the charge will be classified into three major categories: employee-related, $277 million; technology refreshment, asset write-downs and facility consolidations, $513 million; and cost of revenues, $60 million. Of the total $850 million charge, EDS expects to make cash expenditures of approximately $277 million, a substantial portion of which will be incurred in 1996 and 1997. Such cash expenditures, which will be made in connection with the employee-related actions, will be funded from operations. EDS expects that the actions identified above will result in savings commencing in the second half of 1996.

  EDS expects its earnings per share in the second quarter of 1996, before the $850 million charge and Split-Off transaction costs of approximately $40 million, to be generally in the range of $0.49 to $0.52 per share.

  Statements about the effect of EDS' actions, the amount of charges that may be incurred by EDS, expected earnings per share results and savings from the charges are forward-looking statements which by their nature are subject to numerous uncertainties that could cause actual results to vary. See "Risk Factors--Forward-Looking Information May Prove Inaccurate."

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 AND 1995

  Revenues. Total systems and other contracts revenues for the quarter ended March 31, 1996, rose $590.6 million, or 21%, over the corresponding quarter in 1995 to $3,366.9 million. Revenues from outside customers (systems and other contracts revenues not attributable to GM and its affiliates) for the quarter ended March 31, 1996, rose 28% to $2,404.7 million compared to $1,878.3 million for the same period in 1995.

  Revenues from outside customers comprised 71% and 68% of total revenues for the three months ended March 31, 1996 and 1995, respectively. While it is anticipated that GM will continue to contribute a significant portion of total systems and other contracts revenues, EDS expects the percentage of revenues from GM and its affiliates to continue to decline as revenues from outside customers continue to increase.

  Costs and Expenses. Cost of revenues as a percentage of systems and other contracts revenues increased to 80% for the three months ended March 31, 1996, compared with 78% for the corresponding period in 1995.

Cost as a percentage of revenues has increased due to higher labor costs for skilled workforce and pricing pressures as a result of the increasingly competitive environment in which EDS operates. This environment results in part from a long-term trend of convergence occurring in the computing, communications and media/entertainment sectors of the information industry. EDS is addressing this environment in part through expected efficiencies to be gained from its restructuring activities described above and its value-added business approach. Selling, general and administrative expenses as a percentage of systems and other contracts revenues were 9% for the three months ended March 31, 1996, down from 10% in the corresponding period in 1995 due to the fixed nature of certain of these costs.

  Operating Income. Operating income increased $39.7 million for the quarter ended March 31, 1996 compared to the first quarter of 1995. Operating margins declined from 11.5% for the first quarter of 1995 to 10.7% for the corresponding period in 1996 due to the aforementioned changes in costs and expenses.

  Interest and other income, net. Interest and other income, net decreased $5.3 million in the first quarter of 1996 to $(17.0) million, compared with $(11.7) million in 1995. The primary reason for the decrease in 1996 was interest associated with the issuance of $350.0 million of 6.85% notes due May 15, 2000 (the "Five-year Notes") and $300.0 million of 7.125% notes due May 15, 2005 (the "Ten-year Notes"), as well as from other borrowings. These notes were issued in May 1995 and were used for general corporate purposes, including the repayment of outstanding commercial paper borrowings, property and equipment expenditures, acquisitions, and other contract-related investments to support business growth.

  Net Income. For the three month period ended March 31, 1996, EDS' separate consolidated net income increased 11% to $218.8 million when compared to net income of $196.8 million for the respective period of last year. Earnings per share of Class E Common Stock rose from $.42 to $.45 for the first quarter of 1996 compared to the first quarter of 1995, based on EDS' Available Separate Consolidated Net Income as described in Note 1 to EDS' Consolidated Financial Statements. Earnings per share for the first quarter of 1996 were reduced $.03 per share as a result of the new Master Service Agreement with GM, a portion of which is retroactive to January 1, 1996.

THREE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

  Revenues. EDS conducts its sales, marketing and service activities on a global basis through business units that focus both geographically and vertically along the lines of specified industries. The following table summarizes EDS' systems and other contracts revenues in each geographic operating segment for each of the years ended December 31, 1995, 1994 and 1993:

                      SYSTEMS AND OTHER CONTRACTS REVENUES
                                 (IN MILLIONS)

                                                    1995       1994      1993
                                                  ---------  --------  --------
Outside Customers:
  United States.................................. $ 5,794.9  $4,611.2  $4,004.5
  Europe.........................................   2,001.5   1,308.1     911.6
  Other..........................................     734.6     493.6     267.5
                                                  ---------  --------  --------
    Total Outside Customers......................   8,531.0   6,412.9   5,183.6
                                                  ---------  --------  --------
GM and Affiliates:
  United States..................................   2,926.1   2,764.4   2,574.5
  Europe.........................................     659.2     523.4     511.2
  Other..........................................     305.8     259.4     238.0
                                                  ---------  --------  --------
    Total GM and Affiliates......................   3,891.1   3,547.2   3,323.7
                                                  ---------  --------  --------
Total Systems and Other Contracts Revenues....... $12,422.1  $9,960.1  $8,507.3
                                                  =========  ========  ========
Percentage of Total Revenues:
  Outside Customers..............................        69%       64%       61%
  GM and Affiliates..............................        31        36        39
                                                  ---------  --------  --------
    Total........................................       100%      100%      100%
                                                  =========  ========  ========

  Total revenues increased 25% in 1995 to $12,422.1 million from $9,960.1 million in 1994, which represented a 17% increase over 1993 total revenues of $8,507.3 million. Revenues from customers other than General Motors and its affiliates (outside customers) grew 33% in 1995 to $8,531.0 million, compared to a 24% increase in 1994 from $5,183.6 million in 1993. Total revenues related to GM and its affiliates were $3,891.1 million, $3,547.2 million, and $3,323.7 million in 1995, 1994 and 1993, respectively. The percentage of EDS' total revenues generated from GM and its affiliates declined to 31% in 1995 from 36% in 1994 and 39% in 1993. EDS expects this trend to continue as revenues from outside customers continue to grow.

  Total domestic revenues from outside customers increased 26% from $4,611.2 million in 1994 to $5,794.9 million for 1995. This compares with growth rates of 15% in 1994 and 8% in 1993. The increase in 1995 was attributable to full-year revenues on contracts which began in late 1994 and to revenues related to acquisitions, primarily the A.T. Kearney acquisition in August 1995. Domestic revenues from outside customers in 1994 increased over 1993 results due to revenues associated with new contracts signed in 1993 and 1994.

  During 1995, non-U.S. revenues from outside customers increased $934.4 million compared with an increase of $622.6 million in 1994 from $1,179.1 million in 1993. Growth in revenues from outside customers in Europe increased $693.4 million in 1995 from revenues associated with new contracts signed during 1994 and 1995, as well as certain acquisitions which occurred in late 1994 or 1995. In 1994, non-U.S. revenues from outside customers in Europe increased $396.5 million, or 43%, to $1,308.1 million.

  Other non-U.S. revenues from outside customers grew $241.0 million over 1994, to $734.6 million, due to new contracts signed in Asia/Pacific and Canada, as well as full-year revenues from acquisitions in New Zealand which occurred in 1994. Other non-U.S. revenues from outside customers in 1994 was up $226.1 million over 1993 due in part to business in Japan and New Zealand.

  The following summary table sets forth the percentage of revenues for each of the years in the three-year period ended December 31, 1995, derived from EDS' principal industry areas.

                                                     PERCENTAGE OF REVENUES
                                                       FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                                     ---------------------------
      INDUSTRY AREA                                   1995      1994      1993
      -------------                                  -------   -------   -------
      Manufacturing.................................      47%       49%       51%
      Financial Services............................      14        14        15
      Government....................................      12        10        10
      All others individually less than 10%.........      27        27        24
                                                     -------   -------   -------
                                                         100%      100%      100%
                                                     =======   =======   =======

  Other than General Motors, no one client accounted for more than 5% of EDS' total revenues in 1995, 1994, or 1993. GM business, which has historically grown at a slower rate than business from outside customers, is included in the Manufacturing industry area. The Government industry area has grown due to, among other reasons, EDS' success in selling to newly privatized sectors in Europe.

  Costs and Expenses. Cost of revenues as a percentage of systems and other contracts revenues was 77% in 1995, compared with 76% in 1994 and 75% in 1993. Cost as a percentage of revenues has increased due to higher labor costs for skilled workforce and pricing pressures as a result of the increasingly competitive environment in which EDS operates. The increasingly competitive environment in which EDS operates results in part from a long-term trend of convergence occurring in the computing, communications and media/entertainment sectors of the information industry. EDS is addressing this environment in part through expected efficiencies to be gained from its restructuring activities described above and its value-added business approach. See "-- Restructuring Activities" and "Business." Selling, general and administrative expenses increased 9% in 1995 to $1,291.5 million from $1,187.1 million in 1994, which increased 18% from 1993.

Selling, general and administrative expenses were 10% of systems and other contracts revenues in 1995, down from 12% in 1994 and 1993 due to the fixed nature of certain of these costs.

  Operating Income. Operating income increased $285.4 million to $1,529.0 million in 1995. Operating income was $1,243.6 million and $1,111.3 million for 1994 and 1993, respectively. Operating margins declined from 12.5% in 1994 to 12.3% in 1995 due to the aforementioned changes in costs and expenses, as well as increased reserves for certain customer receivables. The 1993 operating margin was 13.1%.

  Interest and Other Income, net. Interest and other income, net, decreased $102.6 million in 1995 to $(62.0) million, compared with $40.6 million in 1994 and $20.0 million in 1993. The primary reason for the decrease in 1995 was due to increased interest expense. Interest expense increased to $120.8 million in 1995, compared with $51.7 million in 1994 and $34.5 million in 1993. The increase in 1995 resulted from interest associated with the issuance of the Five-year Notes and the Ten-year Notes, as well as from other borrowings. These borrowings were used for general corporate purposes, including the repayment of outstanding commercial paper borrowings, property and equipment expenditures, acquisitions, and other contract-related investments to support business growth. Interest and other income decreased from $92.3 million in 1994 to $58.8 million in 1995 primarily due to lower interest income on notes receivable and the recognition of other than temporary declines in the fair value of certain investment securities.

  Income Taxes. The effective income tax rate was 36% in 1995, 1994 and 1993.

  Net Income. EDS' separate consolidated net income increased 14% to $938.9 million in 1995, compared with $821.9 million for 1994 and $724.0 million in 1993. Earnings per share attributable to Class E Common Stock increased 15% to $1.96 per share in 1995 and 13% to $1.71 per share in 1994, based on EDS' Available Separate Consolidated Net Income as described in Note 1 to EDS' Consolidated Financial Statements.

  EDS and its customers may, from time to time, modify their contractual arrangements. For customer contracts accounted for under the percentage of completion method, such changes would be reflected in results of operations as a cumulative change in accounting estimate in the period the revisions are determined.

  Seasonality and Inflation. EDS' revenues vary over the calendar year, with the fourth quarter generally reflecting the highest revenues for the year due to certain EDS services that are purchased more heavily in the fourth quarter as a result of the spending patterns of several customers. In addition, revenues have generally increased from quarter to quarter as a result of new business added throughout the year. EDS believes that inflation generally had little effect on its results of operations for each of the years ended December 31, 1995, 1994, and 1993.

FINANCIAL POSITION

  Assets. During the three months ended March 31, 1996, EDS' total assets increased $283.4 million to $11,115.8 million, due primarily to increases in cash and accounts receivable from GM. In 1995, EDS' total assets increased to $10,832.4 million, a 23% increase over total assets of $8,786.5 million at December 31, 1994. This change represents increases in accounts receivable and property and equipment for contract-related investments and an increase in intangible assets related to acquisitions, primarily the acquisition of A.T. Kearney. Accounts receivable from outside customers increased $789.9 million due to more competitive contract terms, receivables acquired in the A.T. Kearney acquisition ($149.3 million), and an increase in unbilled receivables on newer contracts.

  At March 31, 1996, EDS had cash and cash equivalents of $935.9 million, working capital of $1,632.7 million and a current ratio of 1.5-to-1. This compares with cash and cash equivalents of $548.9 million, working capital of $1,120.1 million and a current ratio of 1.3-to-1 at December 31, 1995. At December 31, 1994, the Company had $480.9 million in working capital and a 1.2-to-1 current ratio.

  On August 31, 1995, EDS acquired A.T. Kearney, a Chicago-based international management consulting firm. At the acquisition date, EDS paid approximately $113 million in cash and $162 million in short and long-term notes to A.T. Kearney shareholders in connection with this acquisition. Additionally, the terms included restricted stock grants of approximately 6.6 million shares of Class E Common Stock (which was converted into Common Stock in connection with the Split-Off), which will vest over a ten-year period for certain A.T. Kearney personnel remaining with EDS. Prior to December 31, 1995, EDS retired $80.9 million of short-term notes related to the acquisition. After the acquisition, EDS' Management Consulting Services unit was combined with A.T. Kearney to create a new wholly owned subsidiary operating under the A.T. Kearney brand.

  Return on assets was 9.5% and 10.3% for the twelve month period ended March 31, 1996 and 1995, respectively. For the years ended December 31, 1995, 1994, and 1993, return on assets was 9.6%, 10.5% and 11.1%, respectively. Return on assets has declined due to the increasing capital intensity of EDS' business and increased contract-related investments in computers and telecommunications equipment, software, and other property and equipment. Additionally, EDS' results for the year ended December 31, 1995, include the results of A.T. Kearney's operations only since the acquisition date.

  Liabilities and Stockholder's Equity. Total liabilities increased in 1996 and 1995 to support business growth as a result of additional commercial paper borrowings and the issuance of EDS' Five-year and Ten-year Notes. Additionally, EDS revised its agreement with a syndicate of banks, which increased EDS' committed lines of credit to $2,500.0 million. Total debt was $2,347.9 million, $2,100.6 million and $1,224.4 million at March 31, 1996,
December 31, 1995 and 1994, respectively, which consisted of short- and long-term notes payable. The total debt-to-capital ratio (which includes current notes payable as a component of capital) was 31% at March 31, 1996, 30% at December 31, 1995, and 22% at December 31, 1994. The ratio of noncurrent debt-to-capital was 29% at March 31, 1996, 27% at December 31, 1995, and 19% at December 31, 1994. At December 31, 1995, EDS had unused uncommitted short-term lines of credit totaling $728.2 million and unused committed lines of credit of $2,500.0 million. The unused committed lines of credit of $2,500.0 million serve as a backup facility for EDS' commercial paper borrowings. At March 31, 1996 and December 31, 1995, EDS had total committed lines of credit of $2,515.5 million.

  Stockholder's equity was $5,155.8 million at March 31, 1996, $4,978.5 million at December 31, 1995, and $4,232.5 million at December 31, 1994. Return on stockholder's equity was 20.0% for the twelve month period ended March 31, 1996, compared with 20.7% for the corresponding period in 1995. Return on stockholder's equity was 20.4%, 20.9% and 21.7% for the years ended December 31, 1995, 1994 and 1993, respectively.

  New Accounting Standards. The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which became effective for fiscal years beginning in 1996. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and for the measurement of loss to be based on the fair value of the asset. In addition, long-lived assets and certain identifiable intangibles to be disposed of are generally to be reported at the lower of the carrying amount or fair value less selling costs. The effects of initially adopting SFAS No. 121 as of January 1, 1996 were not material to EDS' consolidated financial statements.

  Foreign Exchange Risk Management. The translation effects of changes in exchange rates on EDS' Consolidated Financial Statements can be found in the consolidated stockholder's equity currency translation adjustment in Note 10 and in the effect of exchange rate changes on cash and cash equivalents in the EDS consolidated statements of cash flows. The disclosure of nonfunctional currency transactions gains (losses) is contained in the "Summary of Significant Accounting Policies" in Note 1. All other effects of changes in exchange rates on EDS' consolidated financial statements are immaterial due to the general nature of EDS' business and its risk management strategies described below. EDS' foreign subsidiaries conduct nearly all aspects of their respective operations using their respective functional currencies. Accordingly, such operations are not expected to yield significant currency risks.

  EDS hedges predominantly all its transaction risk associated with material monetary assets and liabilities denominated in currencies other than the U.S. dollar. EDS does not hedge the foreign exchange risk related to either the translation of foreign earnings into U.S. dollars or the translation of its net investment in foreign subsidiaries into U.S. dollars. EDS has no material unhedged monetary assets or liabilities denominated in currencies other than its foreign operations' functional currencies.

  EDS conducts business in the United States and approximately 40 other countries. EDS' most significant foreign currency transaction exposures relate to Canada, Western European countries (primarily Germany, the United Kingdom, Italy, the Netherlands and Switzerland) and New Zealand. EDS manages the foreign exchange transaction exposure resulting from its multinational operations primarily by utilizing short-term forward contracts which are used to hedge the aggregate net exposure in each currency. Derivatives involve, to varying degrees, elements of credit risk in the event a counterparty should default and market risk as the instruments are subject to rate and price fluctuations. Credit risk is managed by dealing solely with major commercial banks with high quality credit and, therefore, EDS management does not expect to incur any cost due to counterparty default. Market risk is inherently limited by the fact that EDS holds offsetting asset or liability positions. Pursuant to its prescribed policies, EDS does not hold or issue financial instruments for trading purposes.

LIQUIDITY AND CAPITAL RESOURCES

  For the three months ended March 31, 1996, net cash provided by operating activities was $512.1 million, up $384.2 million from the same period in 1995 due to a decrease in accounts receivable. For the year ended December 31, 1995, net cash provided by operating activities was $1,259.0 million, down $273.5 million from the same period in 1994 due to increases in accounts receivable, including an increase in receivables from GM and its affiliates. For the year ended December 31, 1994, net cash provided by operating activities was $1,532.5 million, up $111.5 million from 1993, due in part to increases in accounts payable and accrued liabilities. Net cash provided by operating activities for 1993 consisted of depreciation and amortization as well as increases in working capital items.

  For the three months ended March 31, 1996, net cash used in investing activities decreased $73.6 million, to $313.4 million, when compared to the same period in 1995. For the year ended December 31, 1995, net cash used in investing activities increased $241.8 million, to $1,781.5 million when compared to the same period for 1994. Net cash used in investing activities increased $472.0 million, to $1,539.7 million in 1994, from $1,067.7 million in 1993. Consistent with the increasing capital intensity of EDS' business, cash used in investing activities consisted largely of payments for purchases of property and equipment of $1,261.5 million, $1,186.0 million, and $816.4 million in 1995, 1994, and 1993, respectively. Additionally, EDS used cash for investments in leases and other assets and for payments related to acquisitions.

  Net cash provided by financing activities was $195.6 million for the three months ended March 31, 1996, up $26.1 million compared to the corresponding period in 1995 due to an increase in commercial paper borrowings. Net cash provided by financing activities was $465.1 million for the year ended December 31, 1995, up $258.6 million from the corresponding period in 1994 due in part to the issuance of long-term debt and notes payable, particularly the issuance of the Five-year Notes and the Ten-year Notes. For the year ended December 31, 1994, net cash provided by financing activities was $206.5 million, compared with cash used in financing activities of $378.2 million in 1993. EDS paid cash dividends to GM totaling $72.6 million, $251.3 million, $231.1 million, and $192.1 million in the three months ended March 31, 1996 and in each of the years ended December 31, 1995, 1994, and 1993, respectively.

  EDS expects that its principal uses of funds for the foreseeable future will be for capital expenditures, debt repayment, working capital and costs associated with the Split-Off. Capital expenditures may consist of purchases of computer and telecommunications equipment, buildings and facilities, land, and software, as well as acquisitions. EDS' projected capital expenditures for 1996 are approximately $1,400.0 to $1,700.0 million. However, actual capital expenditures will depend to a significant extent on the level of acquisition and joint venture activities by EDS, as well as capital requirements for new business. EDS anticipates that cash flows from operations and unused borrowing capacity under its existing lines of credit will provide sufficient funds to meet its needs for at least the next year.

  The Prior IT Services Agreements provided for GM to pay EDS on the 15th day of the month in which services are provided with respect to a substantial portion of services. Under the IT Services Agreements, there will be a transition over a two-year period, beginning in 1997, to payment on the 20th day of the month following service for all agreements which do not already have payment terms at least that favorable to GM. See "Relationship Between General Motors and EDS-IT Services Agreements." These revised payment terms are expected to result in an increase in EDS' working capital requirements. EDS obtained the funds for the Special Inter-Company Payment, and will obtain the funds for this working capital impact, through borrowings under its existing commercial paper or bank credit facilities. EDS currently anticipates that it may seek to refinance such commercial paper or bank borrowings as part of its general plan to extend maturities of its indebtedness.

  The competitive environment and changing market forces are increasing the capital intensity of EDS' business. Increasing amounts of capital will be required by EDS in order to make investments in acquisitions, joint ventures and strategic alliances in other parts of the information industry and in new product development. In addition, information technology customer contracts frequently require investments in computers and telecommunications equipment, software, and other property, plant and equipment. For these reasons, EDS' ability to continue to access the capital markets on an efficient basis will become increasingly important to its ability to compete effectively.

  The Split-Off was intended, among other things, to afford EDS more flexible access to capital markets to meet its growing needs without regard to competing considerations of GM and its affiliates. EDS may over time incur substantially more debt than it did while a subsidiary of GM. As a result, EDS' financial leverage may increase in the future. To the extent that EDS becomes more highly leveraged, EDS may be required to pay higher interest rates on its outstanding borrowings. In order to provide the funds necessary for EDS' future acquisition and expansion goals, EDS expects that it might incur, from time to time, additional bank financing and/or issue equity or debt securities, depending on market and other conditions.

                                   BUSINESS

GENERAL

  EDS is a world leader in applying IT, with over 30 years of experience in using advanced computer and communications technologies to meet its clients' business needs. EDS' total revenues grew from $786 million in its 1984 fiscal year to $12.4 billion in 1995. Although revenues attributable to General Motors and its affiliates have increased from 1985 to 1995, they have decreased as a percentage of total revenues from approximately 70% in 1985 to approximately 31% in 1995 as a result of the rapid revenue growth of EDS' non-General Motors business. As of December 31, 1995, EDS employed approximately 96,000 persons and served clients in the United States and approximately 40 other countries. Unless the context otherwise requires, references herein to EDS include its predecessors and subsidiaries.

STRATEGY

  EDS' strategy is to offer a full range of IT services to enterprises, government entities and individuals worldwide. These services include management consulting, systems development, systems integration, systems management and process management. EDS' organizational structure is designed to offer the full range of services on a global basis through business units that focus along the lines of specified industries, such as manufacturing, financial services, government, communications, health, travel and transportation, and energy, as well as geographically, such as on the Americas, Europe, and Asia/Pacific and Japan. Each business unit is further organized into separate, more focused business units within the relevant industry or geography. EDS seeks to leverage its knowledge and resources for its individual customers by drawing from the many industries and skill sets available across a wide range of geographies. EDS believes its organizational structure enables it to better focus on and use the knowledge gained from the industries and geographies in which its customers operate and therefore better serve its customers and its customers' customers.

  EDS seeks to continue its leadership position in the IT industry through increased globalization and expanded product and service offerings. The percentage of EDS' revenues outside the United States has increased from 18% in 1990 to 30% in 1995, and the number of countries in which EDS operates has increased from 28 in 1990 to 40 in 1995. EDS believes that corporations are becoming increasingly globalized because other companies enter their markets from other geographies or they desire to expand into additional geographies. This trend is fostered by advancements in communications technology which compress time and distance. EDS intends to continue to capitalize on the general trend toward convergence of the world's markets by enhancing its capability through expanded service offerings as well as through strategic alliances with global partners and distributors. The acquisition of A.T. Kearney in 1995, which expanded EDS' capabilities along a range of industries, skill sets and regions, is an example of such strategic growth.

  EDS seeks to create value by imbedding more information content into the products and services it delivers. By creating "smart" systems, or systems with built-in flexibility, EDS can enhance the quantity and type of information available to a customer, increase the value of that information to the customer and better enable the customer to take full advantage of that information for its business needs.

  EDS believes that as the trend toward the individualization of products and services accelerates, the ability to customize the delivery of information to the individual consumer will become increasingly important. This trend is evidenced by the growth of the internet and electronic commerce markets. EDS anticipates building the tools, capabilities and offerings to be a significant participant in the internet and electronic commerce markets. EDS' delivery of services to these markets, which include the home banking and home shopping markets, is generally to the consumer through EDS' customer.

SERVICES

  EDS offers its clients a continuum of services worldwide, including the management of computers, networks, information systems, information processing facilities, business operations and related personnel, providing to its clients advantages in cost-effectiveness, speed of implementation and state-of-the-art technology. In delivering this continuum of services, EDS generally performs one or more of five basic functions:

  . MANAGEMENT CONSULTING SERVICES. Through its A.T. Kearney subsidiary, EDS offers management consulting services, including business and market strategy, benchmarking and best practices analysis, business process reengineering, manufacturing and operations improvement, organizational effectiveness, global sourcing and logistics and supply change management.

  . CREATION OF IT SYSTEMS--SYSTEMS DEVELOPMENT. EDS designs, develops and implements information systems or adds features that may increase the capabilities of existing systems.

  . ASSEMBLY OF IT PLATFORMS--SYSTEMS INTEGRATION. EDS selects technologies and assembles integrated systems that may include software, hardware, telecommunications and systems support and maintenance.

  . MANAGEMENT OF IT OPERATIONS--SYSTEMS MANAGEMENT. EDS assumes and manages the operation of part or all of a client's IT operations, which may include equipment, personnel, information processing systems and communications networks.

  . MANAGEMENT OF BUSINESS OPERATIONS--PROCESS MANAGEMENT. EDS manages an entire business function within the client's enterprise, which may include IT operations as well as other activities such as remittance processing, marketing, sales, customer service and training.

  EDS is able to leverage its extensive technical infrastructure and other numerous resources to offer IT services at clients' sites or through large scale information processing centers or specialized distributed service centers located worldwide. EDS' digital telecommunications network, EDSNET (R), is capable of worldwide transmission of clients' voice, digital and video data using the integrated fiber optic, microwave and satellite facilities of what EDS believes is one of the world's largest digital telecommunications networks, excluding government networks and common carriers. EDS constantly examines and tests computer hardware and software offered by suppliers worldwide as part of its efforts to assess and use in its operations, and offer to EDS' clients, the technological changes that continuously occur within the computer industry, including developments in distributed computing and client/server architecture. EDS has developed computer-aided software engineering ("CASE") tools to assist in generating new software to keep pace with rapidly evolving strategies involving hardware technologies and information processing theories and to facilitate the rapid deployment of its products and services to the market.

BUSINESS AREAS

  EDS conducts its sales, marketing and service activities on a global basis through business units that focus both geographically and vertically along the lines of specified industries. By combining the skills of an industry-focused business unit with a geographic business unit, EDS is able to respond to a client's requirements with people who are knowledgeable about a specific industry and the client's business.

  Additionally, certain services provided by EDS to all clients are concentrated in specific service units. These service units provide electronic transfer, microcomputer technology, computer assisted design, manufacturing and engineering ("CAD," "CAM" and "CAE") and other services to EDS' clients in coordination with the business units having primary responsibility for a particular client.

  The industry areas to which EDS provides IT services can be broadly categorized as follows:

  . MANUFACTURING. EDS assists numerous manufacturing companies in their worldwide operations and in their implementation of global competitive strategies, providing them with advanced capabilities in information processing, information management and telecommunications. EDS offers manufacturing clients expertise in electronic data interchange, engineering information systems, integrated document processing, inventory control, materials handling, process control, synchronous manufacturing, artificial intelligence techniques and capabilities in CAD/CAM/CAE on an integrated basis.

  . FINANCIAL SERVICES. EDS offers a full range of IT services to the global financial services industry. The industry's expansion of products and services has led to an unprecedented dependence on IT and its integration with a financial institution's business processes and strategy. Through strategic alliances and acquisitions, EDS has positioned itself to support a wide range of industry segments, including commercial banks, consumer finance companies, commercial insurance companies, investment banks, regional and community banks, credit unions, brokerage and securities firms, thrifts and mortgage lenders. EDS' services are augmented by a full range of industry-specific products and services, including data processing, automated teller machines ("ATMs"), debit and credit card services, voice and teller automation, item and remittance processing, crossborder funds transfer and currency exchange, consumer asset management, customer service technology, remote/home banking and business-process improvement.

  . GOVERNMENT. EDS performs IT services for national, state and local governments in the U.S. and around the world. At the national level, EDS targets its services at both civil and defense organizations with complex, large-scale information needs. Within state and local governments, key markets of EDS include human services, transportation, public safety and administration and finance. EDS' core competency for managing complexity and its proven ability to leverage process performance improvement techniques and technologies from the private sector into the public sector has allowed EDS to expand its government presence worldwide.

  . COMMUNICATIONS. EDS offers a full spectrum of IT services to the global communications market in addition to industry specific technology platforms tailored to the information needs of each industry segment. These services include clearinghouse, roaming and billing services and systems for the wireless industry, information management and billing systems for the cable television industry, and operational support systems and billing systems for the telecommunications industry. EDS also offers multimedia-based services designed to satisfy the predicted demand of emerging full service network operators within the interactive multimedia segment.

  . HEALTH. EDS offers IT services to companies in the health care industry, providing the management of information required in this highly regulated industry in a rapidly-changing, record-intensive environment. EDS' services go beyond traditional outsourcing and include solution sets to improve specific business areas, including sales and marketing, customer service and claims management.

  . TRAVEL AND TRANSPORTATION. EDS' travel and transportation group offers IT services to customers worldwide in the air transportation, freight, computer reservation system, vehicle rental, travel agency, cruise line and hospitality industries. EDS' IT services to these industries are designed to meet customer requirements for reducing operating costs, improving quality and increasing responsiveness to rapidly changing market conditions.

  . ENERGY. EDS provides IT services on a global basis to companies in the petroleum, natural gas, chemical, pharmaceutical, mining and utility industries. EDS' services in the energy industry are intended to improve inventory control, reduce time to market, lower product cost, improve rate case approval, improve capacity planning and increase efficiency in regulatory and environmental compliance.

  In certain of these markets, EDS provides services, such as ATM and travel related services, directly to individual consumers.

ACQUISITIONS AND STRATEGIC ALLIANCES

  From time to time EDS has made acquisitions and entered into strategic alliances in an effort to obtain a competitive advantage or a new or expanded presence in targeted geographic or service markets. For example,

EDS acquired the domestic and international management consulting business of A.T. Kearney in August 1995. A.T. Kearney is one of the world's leading international management consulting and executive search firms serving clients throughout the world.

  EDS believes that a convergence of the computing and software, communication, media and entertainment and electronic commerce industries is occurring and will continue. As a result, acquisitions, joint ventures and strategic alliances are expected to be increasingly important to EDS' ability to compete effectively. See "Risk Factors--No Assurance of Strategic Alliances and Other Business Opportunities" and "--Competition."

REVENUES

  EDS receives fees for all aspects of its continuum of services. The fees are generally paid pursuant to predetermined rates set forth in contracts. EDS' customer contracts generally have terms of one to 10 years.

  EDS' total revenues grew from $786 million in its 1984 fiscal year (the last full fiscal year before General Motors' acquisition of EDS) to $12.4 billion in 1995. Although revenues attributable to General Motors and its affiliates have increased from 1985 to 1995, they have decreased as a percentage of total revenues from approximately 70% in 1985 to approximately 31% in 1995 as a result of the rapid revenue growth of EDS' non-General Motors business. As a percentage of total revenues, revenues attributable to EDS' non-General Motors business have increased from approximately 30% in 1985 to approximately 69% in 1995.

  The following table sets forth the percentage of revenues for each of the years in the three-year period ended December 31, 1995 derived by EDS from the identified principal business areas.

                                                   PERCENTAGE OF REVENUES
                                                     FOR THE YEARS ENDED
                      BUSINESS AREA                     DECEMBER 31,
                      -------------                ---------------------------
                                                    1995      1994      1993
                                                   -------   -------   -------
       Manufacturing..............................      47%       49%       51%
       Financial Services.........................      14        14        15
       Government.................................      12        10        10
       Communications.............................       8         7         6
       Health.....................................       7         8         8
       Travel and Transportation..................       4         4         5
       Energy.....................................       3         4         4
       Other......................................       5         4         1
                                                   -------   -------   -------
         Total....................................     100%      100%      100%
                                                   =======   =======   =======

  Other than General Motors, no one client accounted for more than 5% of EDS' total revenues in 1995, 1994 or 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenues."

SERVICES FOR GENERAL MOTORS

  Approximately 31% of EDS' total revenues in 1995 was attributable to General Motors and its affiliates. EDS provides substantially all of the worldwide data processing and telecommunications activities for General Motors and its affiliates (other than Hughes, with the exception of its subsidiary, Delco Electronics Corporation ("Delco")), including integrated information systems for payroll, health and benefits, office automation, communications and plant automation functions. The loss of General Motors as an ongoing major customer of EDS would have a material adverse effect on EDS. See "Risk Factors-- Dependence on Major Customer; Recent Changes in Pricing and Terms." The IT services to be provided by EDS under the IT Services Agreements will generally be similar to those provided to General Motors under the Existing IT Services Agreements. See "Relationship Between the Company and General Motors--IT Services Agreements."

BACKLOG

  EDS' backlog represents an estimate of the remaining future revenue from existing signed contracts. Using the best available information, EDS determines this estimate on an annual basis as of December 31 of each year. The estimate includes contracts with non-GM customers which have a term of 12 months or longer and is calculated for each of the next ten years plus a summary amount for contracts with terms extending beyond such ten-year period. EDS historically has not included estimates for future revenues from General Motors and its subsidiaries because of the intercompany relationships with these entities. The EDS backlog estimate includes revenues expected under current terms of executed contracts, revenues from government contracts in which quantities are not definite but estimable, and a risk-adjusted estimate of renewals and extensions for those contracts which contain renewal or extension provisions.

  Changes in the backlog calculation from year to year result from (i) additional revenue from the signing of new contracts, (ii) reduction in revenue from fulfilling contracts during the most recent year, (iii) reduction in revenue from early termination of contracts, and (iv) adjustments to estimates of previously included contracts. On an annual basis, EDS reviews each contract included in the calculation and adjusts estimates for those contracts based on the latest available information.

  At December 31, 1995 and 1994, EDS' firm backlog for services (excluding services for General Motors) was approximately $39.8 billion and $34.5 billion, respectively.

COMPETITION

  EDS experiences competition in the IT industry and in the broader information industry, which includes the computing, communications and media/entertainment industries. Today, EDS' principal competitors in the IT services industry include International Business Machines Corporation, Andersen Consulting LLP, Computer Sciences Corporation, AT&T Corp. ("AT&T"), MCI Communications Corporation/SHL Systemhouse Inc. ("MCI") and Cap Gemini Sogeti S.A.

  EDS has historically faced competition principally from other companies providing information technology systems and services. As the markets for IT services have grown and as the services demanded by customers have expanded and increased in complexity, EDS' competitors have expanded from niche-oriented, geographically-focused companies to include broader-based, global competitors.

  EDS believes that a long-term trend of convergence is occurring in the computing, communications and media/entertainment sectors of the information industry. As this trend continues, companies historically involved in the communications and media/entertainment sectors of the information industry, as well as companies principally involved in other portions of the IT industry, will increasingly seek to compete in the businesses in which EDS has traditionally operated. For example, AT&T and MCI now offer services that combine computing with communications. Similarly, EDS' strategy includes continuing to leverage its expertise into other parts of the information industry. The ability of EDS to remain competitive will depend in part upon its continued ability to finance and acquire the resources necessary to offer broad-based services and products on an efficient basis.

  In addition, technology in the IT industry is in a rapid and continuing state of change as new technologies continue to be developed, introduced and implemented. EDS management believes that its ability to continue to compete effectively also will depend upon its ability to develop and market services and products that meet changing user needs and respond to technological changes on a timely and cost-effective basis.

              RELATIONSHIP BETWEEN THE COMPANY AND GENERAL MOTORS

GENERAL

  General Motors continues to have certain contractual relationships with EDS. The IT Services Agreements provide for the continuation of a long-term customer-supplier relationship and the Separation Agreement established certain transitional and other arrangements deemed necessary in connection with the Split-Off, in each case as described below. Additionally, GM has an indirect stake in EDS' financial performance as a result of the Hourly Plan Special Trust's holdings of Common Stock. See "Selling Stockholder."

IT SERVICES AGREEMENTS

  Immediately prior to the consummation of the Split-Off, General Motors and EDS entered into the Master Service Agreement and certain related agreements pursuant to which EDS will continue to serve as General Motors' principal supplier of IT services on a worldwide basis for an initial term of 10 years following the Split-Off, which term may be extended by mutual agreement of the parties. In addition, GM and EDS implemented certain contractual changes which modified or otherwise affected the provisions of several existing Service Agreements (as hereinafter defined). GM and EDS also entered into agreements whereby the rates charged by EDS for certain information processing activities and communications services were reduced.

  The terms of the Master Service Agreement are applicable to all IT Services Agreements between and among GM and its affiliates, on the one hand, and EDS and its affiliates, on the other hand, which relate to certain "in-scope" services as defined in the Master Service Agreement ("MSA Services"). Under the IT Service Agreements, EDS will provide to General Motors certain plant floor automation services in North America which had previously been provided by EDS and other vendors under a variety of agreements. IT services that are considered to be MSA Services after the Split-Off accounted for approximately $3.4 billion of the approximately $3.9 billion of revenues in the aggregate received by EDS from GM in 1995. The balance of EDS' 1995 revenues from GM was attributable to goods and services provided to GM by EDS which would have been outside the scope of the Master Service Agreement. The parties expect that EDS will continue to provide "out-of-scope" goods and services to GM under various types of contractual agreements other than the Master Service Agreement.

  Set forth below is a summary description of certain of the principal provisions of the IT Services Agreements. Such description does not purport to be complete, and to the extent it relates to the Master Service Agreement, is qualified in its entirety by reference to the Master Service Agreement, a copy of which has been filed with the Commission. For a discussion of certain financial effects on EDS of the terms of the IT Services Agreements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TERM

  The term of the Master Service Agreement commenced on June 7, 1996, the date of consummation of the Split-Off, and will continue until the expiration of ten years thereafter. The term of the Master Service Agreement may be extended for an additional period or periods by mutual agreement between General Motors and EDS. Prior to the Split-Off, the Prior Master Agreement remained in effect indefinitely, subject to termination by either General Motors or EDS in the event of the sale of all or substantially all of the assets or stock of EDS to a non-GM entity. The change in the term of the Master Service Agreement was deemed appropriate in connection with the Split-Off because GM and EDS desired to continue the customer-supplier relationship after the Split-Off and independent IT service providers generally do not have contracts with their customers for indefinite terms. The length of EDS' largest customer contracts generally ranges from 8 to 12 years. Although EDS has historically been able to achieve high renewal rates with its customers upon the expiration of long-term contracts, there can be no assurance as to whether or to what extent EDS will continue to provide IT services to GM after the initial term of the Master Service Agreement.

SERVICE AGREEMENTS

  Pursuant to the Prior Master Agreement, GM business units and EDS had entered into a number of Service Agreements ("Service Agreements") setting forth the terms and provisions applicable to specific services or projects undertaken by EDS on behalf of various GM organizations. Such Service Agreements remain in effect after the Split-Off and, in many cases, were extended or otherwise modified as provided in the Master Service Agreement. In addition, it is contemplated that, under the Master Service Agreement, GM business units and EDS will continue to negotiate and enter into additional Service Agreements providing for the performance of IT services on mutually agreed terms. Each future Service Agreement will set forth provisions with respect to, among other things, (i) the period of time for which EDS will perform services pursuant thereto, (ii) the nature and scope of the respective obligations of the parties thereunder and (iii) the pricing structure, method and amounts of payments to be made to EDS in accordance therewith. In negotiating future Service Agreements, the parties will endeavor to agree upon fixed-price service arrangements which meet the standards of competitiveness described below. See "--Competitiveness" and "--Pricing of Services" below. The provisions of the Master Service Agreement will apply to all Service Agreements, whether entered into prior to or after the consummation of the Split-Off.

  In connection with the execution of the Master Service Agreement, the terms of the largest domestic Service Agreements (accounting for approximately $2.5 billion in annual revenues in 1995) then in effect were extended for additional terms of between one and three years. In particular, the Service Agreement with Delphi Automotive Systems was extended through December 31, 1998 and the Service Agreements with GM's North American Operations ("NAO"), General Motors Acceptance Corporation (U.S. and Canada) and Motors Insurance Corporation (U.S. and Canada) were each extended through December 31, 1999. Each other Service Agreement entered into prior to the Split-Off will continue in effect for the duration of its agreed term.

SCOPE OF SERVICES

  The Master Service Agreement established a contractual framework for the provision on a worldwide basis of the MSA Services by EDS to General Motors and all entities (i) in which General Motors owns 65% or more of the outstanding equity and over which it exercises management control (if EDS was providing services in support of the business operations of that entity as of August 1, 1995) or (ii) in which General Motors owns 80% or more of the outstanding equity (if EDS was not providing services in support of the business operations of that entity as of August 1, 1995). The Master Service Agreement contains a flexible description of the MSA Services that is based on functional service categories so as to take into account possible future changes in business operations or technologies that result in the replacement of existing processes and technologies. The MSA Services to be provided by EDS include IT goods and services related to the following functional service categories: (i) computing and communications infrastructure; (ii) development of application software and implementation of commercial off-the-shelf application software; (iii) data management; (iv) cross-functional IT-related services; and (v) certain services related to specified plant floor operations.

  Under the Master Service Agreement, services for certain GM units or operations or in certain geographic areas were specifically excluded from the scope of work to be performed by EDS. In particular, such agreement provides that General Motors will not be required to obtain from EDS any MSA Services
(i) for Hughes, with the exception of its subsidiary, Delco, (ii) for any other business or entity acquired by General Motors after January 1, 1985 (other than (x) GMAC Mortgage Corporation, with the exception of its subsidiary, Residential Funding Corporation, and (y) any other entity which executed a Service Agreement prior to August 1, 1995), (iii) in any country where the provision of such services by EDS would violate any national law of that country, (iv) in specified emerging geographic markets outside of North America and Western Europe where, as of August 1, 1995, EDS has not previously provided such services for the same GM business function and line of business in that emerging market, and (v) with respect to any plant floor services other than pursuant to the agreement described in "--Plant Floor Agreement" below or certain other arrangements currently in effect between the parties. Furthermore, the provisions of the Master Service Agreement relating to the scope of services to be provided by EDS are subject to General Motors' right, under certain circumstances, to competitively bid and award a portion of such services to third party service providers. See "--Market Testing and Outsourcing" below.

IT STRATEGY AND DIRECTION

  The Master Service Agreement provides that General Motors is responsible for, and will decide and direct, its IT strategies and requirements, including its computing and communications architecture. EDS is responsible for the performance of IT services pursuant to the Master Service Agreement in furtherance of General Motors' IT strategies and requirements.

COMPETITIVENESS

  In accordance with the Master Service Agreement, the MSA Services to be provided by EDS will be competitive with respect to quality, service, price and technology giving due consideration to General Motors' requirements and other relevant factors. The provisions of the Master Service Agreement with respect to competitiveness apply to the negotiation or renegotiation of (i) new or replacement Service Agreements, (ii) the terms and conditions applicable to new or replacement MSA Services and (iii) the pricing of any MSA Services when such negotiation or renegotiation is contractually provided for in a Service Agreement. When the applicable EDS and GM organizations reach a mutually acceptable agreement as to the competitiveness of any services, the standards of competitiveness provided for in the Master Service Agreement will be deemed satisfied for the term of such agreement.

  In situations where the applicable GM and EDS organizations are unable to reach a mutually acceptable agreement as to the competitiveness of any MSA Services, the Master Service Agreement provides a procedure whereby the negotiating impasse will be escalated to senior management, the services of a standing neutral mediator may (and, in some cases, must) be utilized, and, in the absence of an agreement, (i) any impasse as to uniform published rates for applicable items will be resolved by binding arbitration and (ii) any impasse as to any other services will be resolved by EDS providing the services on the basis of the standard terms and conditions provided in the Master Service Agreement and a modified cost-plus pricing methodology.

PRICING OF SERVICES

  In general, under the Master Service Agreement, the same methods of pricing are available as were provided for under the Prior Master Agreement. As a result, depending on the type of services to be provided by EDS, the parties may utilize (i) fixed-price arrangements, (ii) cost-based pricing methods or
(iii) uniform published rates for off-the-shelf, commercially available products and services. However, the parties have agreed to endeavor to incorporate fixed-price arrangements into new Service Agreements entered into under the Master Service Agreement to the extent practicable.

  With respect to certain information processing services to be performed by EDS, the parties have agreed to annual reductions in the rates to be charged by EDS to all GM organizations worldwide, which reduced rates were applied retroactively as of January 1, 1996 and will be in effect through December 31, 2000. In addition, with respect to certain communication services to be performed by EDS, the parties have agreed to annual reductions in the rates to be charged by EDS to all GM organizations in the United States, which reduced rates were applied retroactively as of January 1, 1996 and will be in effect through December 31, 1998. During the respective periods that these reduced rates are in effect, the information processing and communications services to which the reduced charges apply will not be subject to the provisions of the Master Service Agreement relating to market testing or outsourcing. See "-- Market Testing and Outsourcing" below.

MARKET TESTING AND OUTSOURCING

  The Master Service Agreement provides for certain market testing procedures in order to test the competitiveness of the MSA Services provided by EDS given that after the Split-Off the Capital Stock

Committee of the GM Board no longer has the ability to monitor and ensure the continued fairness of the arrangements between GM and EDS. Under these procedures, EDS will have the opportunity to bid on any and all MSA Services and any bid submitted by EDS will be evaluated on the same criteria as bids submitted by other service providers. In each of 1996 and 1997, GM's International Operations unit ("GMIO") may expose to competitive bidding MSA Services that would otherwise be provided by EDS so long as the revenues that would be reasonably paid to EDS by GM for such MSA Services during each such year do not exceed $30 million. Following such competitive bidding, GMIO may award contracts to one or more third party service providers with respect to any or all of the MSA Services exposed to competitive bidding. Thereafter, during each year beginning in 1998, GM will be permitted to expose to competitive bidding specified percentages of the prior year's revenues paid to EDS for MSA Services. In each year from 1998 through 2000, GM may expose to competitive bidding and award to third parties contracts for MSA Services for which GM would otherwise have reasonably paid EDS up to an average of approximately 6% of the prior year's revenues paid to EDS for MSA Services. For the years 2001 through 2006, GM may expose to competitive bidding and award to third parties contracts for MSA Services for which GM would otherwise have reasonably paid EDS up to an average of approximately 2.4% of the prior year's revenues paid to EDS for MSA Services. Subject to certain limitations, GM will select the MSA Services to be exposed to competitive bidding after consultation with EDS. In addition to the aforementioned annual limitations, the following aggregate limitations apply: through the year 2000, in no single calendar year may the amount paid to third parties for MSA Services exceed 15% of the aggregate amount of revenue paid to EDS for MSA Services performed during the prior year; and after the year 2000, in no single calendar year may the amount paid to third parties for MSA Services exceed 25% of the aggregate amount of revenue paid to EDS for MSA Services performed during the prior year. Although EDS may bid on any and all of such MSA Services, it is expected that third party service providers will be awarded some portion of the MSA Services exposed to competitive bidding. Accordingly, there can be no assurance as to whether or to what extent EDS will be successful in bidding on such MSA Services.

STRUCTURAL COST REDUCTIONS

  The Master Service Agreement established specified structural cost reduction targets for the first four years of the Master Service Agreement. In each of the years 1996 through 1998, the annual cost reduction targets are $100 million. In 1999, the target is $50 million. These cost reduction targets are generally somewhat higher than the cost reduction targets that were set forth in the preexisting Service Agreements, which they are intended to replace. Unlike the cost reduction targets in the preexisting Service Agreements, however, the targets under the Master Service Agreement are not intended to be performance guarantees, but rather simply represent firm good faith business commitments on the part of General Motors and EDS. As such, the Master Service Agreement does not provide for any gain sharing or similar incentives in the event that the targets are exceeded and does not impose any penalties or other liabilities in the event that they are not met. No assurance can be given that any of the specific targets for structural cost reductions will be achieved.

PAYMENT TERMS

  The Prior IT Services Agreements provided for GM to pay EDS on the 15th day of the month in which services were provided with respect to a substantial portion of services, especially in North America. International payment terms in the Prior IT Services Agreements were often more favorable to GM and were generally governed by the commercial standards prevailing in each particular country. Under the IT Services Agreements, there will be a transition of payment terms to the 20th day of the month following service for all agreements which do not have payment terms at least that favorable to GM (principally in North America). The transition will be accomplished as follows: (i) through 1996, no change; (ii) beginning in 1997, payment on the 30th day of the month when services are provided; (iii) beginning in 1998, payment on the 20th day of the month following service for certain business units; and (iv) beginning in 1999, payment on the 20th day of the month following service for all remaining business units, including NAO.

TERMINATION

  The Master Service Agreement provides that it may be terminated (i) by either party, if the other party defaults in any material respect in the performance of its obligations thereunder and such default is not cured as provided therein after notice thereof, (ii) by EDS, if General Motors defaults in the payment when due of any material amount owing to EDS thereunder and such default is not cured as provided therein after notice thereof, (iii) by either party, if the other party becomes insolvent or (iv) by General Motors, if there occurs a "change of control" of EDS and certain additional conditions are met.

  For purposes of the termination provisions of the Master Service Agreement, a "change of control" means the occurrence of any of the following events: (i) any person files (or is required to file) a Schedule 13D or 14D-1 under the Exchange Act disclosing that such person has become the beneficial owner of Common Stock representing 50% or more of the aggregate voting power of the outstanding shares of Common Stock; (ii) any person files (or is required to file) a Schedule 13D or 14D-1 under the Exchange Act disclosing that such person has become the beneficial owner of Common Stock representing 30% or more of the aggregate voting power of the outstanding shares of Common Stock, or commences a proxy solicitation subject to Rule 14a-11 of the Exchange Act with respect to the election or removal of members of the EDS Board, and, within two years, individuals who constituted a majority of the members of the EDS Board at the time of such acquisition or solicitation (as applicable), together with certain persons elected, recommended or nominated by such directors, cease to constitute a majority of the EDS Board; or (iii) there is consummated any transaction (or transactions) resulting in a number of shares of Common Stock which represents 50% or more of the aggregate voting power of the outstanding shares of Common Stock being beneficially owned by persons who did not either own such securities as Common Stock immediately prior to such transaction or receive such securities in respect of the conversion or exchange of Common Stock in such transaction.

  In the event of a change of control, GM may elect to terminate the Master Service Agreement if the GM Board determines that there is substantial uncertainty about EDS' ability to perform its obligations under the IT Services Agreements in all material respects or any other significant threat to the business relationship between EDS and the GM units that are provided MSA Services by EDS. GM may also terminate the Master Service Agreement in the event of a change of control in which EDS is acquired by a manufacturer of cars or trucks that competes with GM (a "core competitor") and as a result of which GM determines that there is a reasonable likelihood of a significant competitive threat to GM. In addition, if there is a change of control in which EDS is acquired by a competitor of GM (other than a core competitor) and there is a reasonable likelihood of a significant competitive threat to one or more significant GM units that contract with EDS for MSA Services under the Master Service Agreement, GM may terminate the Service Agreements between EDS and such units; provided, that EDS may instead elect to terminate the Master Service Agreement if the revenues associated with those Service Agreements accounted for more than 60% of the revenues paid to EDS for MSA Services during the preceding year.

  In the event that General Motors elects to terminate the Master Service Agreement or any Service Agreement as a result of a change in control of EDS, then General Motors (i) will be obligated to pay EDS for transition services in accordance with the provisions therefor in the Master Service Agreement, and (ii) may, under certain circumstances, be obligated to pay for all or a portion (depending on the status of the party acquiring control of EDS) of certain cancellation charges intended to reimburse EDS for certain wind-down expenses, losses relating to capital assets and long-term leases, and personnel expenses.

PLANT FLOOR AGREEMENT

  GM and EDS have also entered into an agreement (the "Plant Floor Agreement") which covers plant floor systems services for NAO and Delphi North American entities (excluding Saturn) for an initial term of five years and for additional renewal periods under the Master Service Agreement (subject to possible termination at the end of a 2.5 year probationary period). The Plant Floor Agreement, which is subject to the Master Service Agreement, is expected to account for approximately $200 million in revenue in 1997. Prior to the Plant Floor Agreement, GM procured plant floor services from EDS and other vendors under a variety of agreements.

SEPARATION AGREEMENT

  General Motors and EDS also entered into the Separation Agreement (the "Separation Agreement"), which established certain arrangements between General Motors and EDS deemed necessary in order to deal with various business, legal and regulatory issues following the Split-Off. Set forth below is a summary description of certain of the principal provisions of the Separation Agreement. Such description does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which has been filed with the Commission.

  The Separation Agreement contains covenants intended to protect the tax-free status of the Split-Off. EDS has agreed with General Motors that, until after June 7, 1998, EDS will not (i) enter into certain secondary capital stock transactions, or permit such transactions to occur, whereby a person would acquire, from holders of outstanding shares of EDS capital stock, a number of shares of EDS capital stock that would comprise more than 15% of the number of issued and outstanding shares of Common Stock, unless either (a) General Motors has determined that any such proposed transaction would constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), or would not otherwise jeopardize the tax-free status of the Split-Off or (b) the IRS has issued a ruling to the effect that any such proposed transaction would constitute a tax-free reorganization under the Code; (ii) fail to continue the active conduct of the trade or business conducted by EDS on the date of the Split-Off (or liquidate, dispose of, or otherwise discontinue the conduct of any material portion of such trade or business); (iii) voluntarily dissolve or liquidate or, except in the ordinary course of business, sell or otherwise dispose of more than 60% of the gross assets of EDS or more than 60% of the consolidated gross assets of EDS and its subsidiaries, unless General Motors determines that such transaction would not jeopardize the tax-free status of the Split-Off; or (iv) take any other action or enter into any transaction that would be reasonably likely to jeopardize the tax-free status of the Split-Off, unless GM has determined that such action or transaction would not jeopardize the tax-free status of the Split-Off. In addition, EDS has agreed with General Motors that, until after December 7, 1996, EDS will not enter into any transaction that would result in any person acquiring from EDS a number of shares of EDS capital stock that, when aggregated with all other shares of EDS capital stock then owned by such person, would constitute more than 20% of the total combined voting power of the voting stock of EDS or 20% of the total number of outstanding shares of any class or series of non-voting stock of EDS. EDS will indemnify General Motors and its affiliates from and against tax-related losses incurred by General Motors to the extent caused by EDS' breach of any of the representations, warranties or covenants made by EDS in the Separation Agreement with respect to protecting the tax-free status of the Split-Off.

  Under the Separation Agreement, each of General Motors and EDS have agreed to indemnify the other and its affiliates and their respective directors, officers and employees from and against losses arising out of (i) breaches of the provisions of the Separation Agreement, (ii) certain misstatements or omissions, or alleged misstatements or omissions, in certain filings under the securities laws, (iii) certain administrative actions in connection with stock records and the exchange of stock certificates by former holders of Class E Common Stock and (iv) the conduct of its respective business.

  The Separation Agreement provides EDS a $50.0 million allowance relating to the resolution of various uncertain, contingent or other matters arising out of the separation of GM and EDS. As of June 7, 1996, the parties had agreed to the application of $40.7 million of the allowance, principally to various tax, employee benefit and insurance matters. The remaining $9.3 million of the allowance will be available to EDS until generally June 7, 1998 for application against any amounts that are or may become payable by EDS and its affiliates to GM and its affiliates in connection with any uncertain, contingent or other matters arising prior to the Split-Off and out of the separation of GM and EDS. Such allowance generally may not be utilized for items provided for in the Separation Agreement.

                       BOARD OF DIRECTORS AND MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The EDS Board currently has 10 members. A majority of the members of the EDS Board consists of independent directors. Each of the independent directors was initially elected to the EDS Board effective immediately following the Split-Off.

  Set forth below are the names, ages and positions with EDS of the directors and executive officers of EDS.

       NAME                       AGE                  POSITIONS
       ----                       ---                  ---------
                                      Chairman of the Board and Chief Executive
Lester M. Alberthal, Jr. ........  52 Officer
Gary J. Fernandes................  52 Vice Chairman and Director
                                      President, Chief Operating Officer and
Jeffrey M. Heller................  56 Director
Hartmut W. Burger................  53 Executive Vice President
John R. Castle, Jr...............  53 Executive Vice President
Paul J. Chiapparone..............  57 Executive Vice President
Joseph M. Grant..................  57 Executive Vice President and Chief
                                      Financial Officer
Dean Linderman...................  52 Executive Vice President
G. Stuart Reeves.................  56 Executive Vice President
James A. Baker, III..............  66 Director
Richard B. Cheney................  55 Director
Ray J. Groves....................  60 Director
Ray L. Hunt......................  53 Director
C. Robert Kidder.................  51 Director
Judith Rodin.....................  51 Director
Enrique J. Sosa..................  56 Director

  The EDS Board is divided into three classes serving staggered terms. Directors in each class are elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class stand for election as their terms of office expire. Messrs. Groves, Heller and Hunt are designated as Class I directors, with their terms of office expiring in 1997; Messrs. Cheney, Fernandes, Kidder and Sosa are designated as Class II directors, with their terms of office expiring in 1998; and Messrs. Alberthal and Baker and Dr. Rodin are designated as Class III directors, with their terms of office expiring in 1999.

  The EDS Board has established three standing committees, an Audit Committee, a Compensation and Benefits Committee and a Governance Committee. The Audit Committee consists of Messrs. Groves, Hunt and Sosa. The Compensation and Benefits Committee consists of Messrs. Groves, Hunt and Kidder, who are "disinterested persons" within the meanings of Rule 16b-3 under the Exchange Act and section 162(m) of the Code. The Governance Committee consists of Messrs. Baker and Cheney and Dr. Rodin, with the Chairman of the Board being an ex-officio, non-voting member.

  The Audit Committee recommends to the EDS Board the independent public accountants to be selected to audit EDS' annual financial statements. The Audit Committee also reviews the planned scope of the annual external and internal audits, the independent accountants' and internal auditors' reports to management and management's responses thereto, possible violations of EDS' business ethics and conflicts of interest policies and the effectiveness of EDS' internal audit staff.

  The Compensation and Benefits Committee establishes remuneration levels for senior executives of EDS, reviews the performance of the Chief Executive Officer, reviews significant employee benefit programs and establishes and administers executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

  The Governance Committee recommends to the EDS Board the slate of nominees to be elected to the EDS Board and to be selected for membership on the various EDS Board committees and recommends a successor to the Chief Executive Officer when a vacancy occurs through retirement or otherwise.

  The EDS Board may, from time to time, establish other committees to facilitate the management of EDS or for other purposes it may deem appropriate.

  Executive officers serve at the discretion of the EDS Board.

  Set forth below is a description of the backgrounds of the directors and executive officers of EDS.

  Mr. Alberthal has been Chief Executive Officer since December 1986 and Chairman of the Board since June 1989. Mr. Alberthal is chair of EDS' Executive Council, the Company's chief policy making and strategy group. Mr. Alberthal joined EDS in 1968. He became responsible for EDS' health care division in 1974 and was named Senior Vice President with responsibility for EDS' insurance group in 1979. Following the acquisition of EDS by General Motors in 1984, Mr. Alberthal led all non-General Motors North American operating groups. He served as President of EDS from April 1986 through the consummation of the Split-Off. Mr. Alberthal is on the Board of Directors of Baker Hughes Incorporated.

  Mr. Fernandes has been the Vice Chairman of EDS since the consummation of the Split-Off and a director of EDS since 1981. Mr. Fernandes had been a Senior Vice President of EDS from October 1984 until the consummation of the Split-Off. Mr. Fernandes has oversight responsibility for EDS' worldwide business development and corporate development (including marketing and strategic planning) and is Chairman of its A.T. Kearney management consulting services subsidiary. Mr. Fernandes joined EDS in 1969 and has served in numerous management capacities in the United States, Europe and Japan. Mr. Fernandes is a director of The Southland Corporation, Amtech Corporation and John Wiley & Sons, Inc.

  Mr. Heller has been the President and Chief Operating Officer and a director of EDS since the consummation of the Split-Off and prior to that time had been a Senior Vice President since October 1984. Mr. Heller is chair of EDS' Global Operations Council, which is responsible for EDS' operating strategies and other business issues. Mr. Heller joined EDS in 1968 and has served in numerous technical management positions.

  Mr. Burger has been an Executive Vice President of EDS since the consummation of the Split-Off and prior to that time had been a Vice President since October 1992. Mr. Burger has responsibility for EDS' technical infrastructure and internal information functions as well as for EDS' business units serving customers in the communications industry. Prior to assuming his current responsibilities, Mr. Burger was responsible for EDS' business units serving customers in the manufacturing and commercial services industries.

  Mr. Castle has been an Executive Vice President of EDS since the consummation of the Split-Off and prior to that time had been a Senior Vice President since October 1988. He has oversight responsibility for EDS' government affairs, communications and public relations groups and EDS' legal department. Prior to joining EDS in 1988, Mr. Castle was a partner in the Dallas law firm of Hughes & Luce.

  Mr. Chiapparone has been an Executive Vice President of EDS since the consummation of the Split-Off and prior to that time had been a Senior Vice President since April 1986. He has responsibility for business units serving customers in the manufacturing industry (including General Motors) and the financial services and travel and transportation industries and for EDS' Asia/Pacific operations. Mr. Chiapparone joined EDS in 1966 and has served in numerous management capacities. Mr. Chiapparone is a director of St. Jude Medical, Inc.

  Mr. Grant has been Chief Financial Officer of EDS since December 1990 and an Executive Vice President since the consummation of the Split-Off. Prior to that time he had been a Senior Vice President since February 1992. Mr. Grant has oversight responsibility for EDS' administration and corporate finance groups. Prior to joining EDS in December 1990, Mr. Grant served as executive vice president and chief systems officer for

American General Corporation from 1989 to 1990 and as chairman of the board and chief executive officer of Texas American Bancshares Inc. from 1986 to 1989. Mr. Grant is a director of Heritage Media Corporation, American Eagle Group, Inc. and NorAm Energy Corp.

  Mr. Linderman has been an Executive Vice President of EDS since the consummation of the Split-Off and prior to that time had been a Senior Vice President since April 1986. He has responsibility for EDS' global employee development units, including the technical and leadership development, sales leadership, quality and industry leadership and global diversity groups. Mr. Linderman joined EDS in 1970 and has served in numerous management positions.

  Mr. Reeves has been an Executive Vice President since the consummation of the Split-Off and prior to that time had been a Senior Vice President since February 1987. Mr. Reeves has responsibility for EDS' business units serving customers in government and in the energy and healthcare industries as well as EDS' European, Canadian, Mexican and Central and South American operations. Mr. Reeves joined EDS in 1967, and has held numerous technical and management positions.

  Mr. Baker has been a director of EDS since the consummation of the Split-Off. Mr. Baker has been a Senior Partner of Baker & Botts, L.L.P. since March 1993 and a Senior Counselor of The Carlyle Group, a merchant banking firm, since 1993. He is a director of Houston Industries Incorporated, Princeton University and Rice University, as well as the Howard Hughes Medical Institute. Mr. Baker served as Senior Counselor to the President of the United States and White House Chief of Staff from August 1992 to January 1993, as United States Secretary of State from January 1989 to August 1992, as United States Secretary of the Treasury from 1985 to 1988, and as White House Chief of Staff from 1981 to 1985.

  Mr. Cheney has been a director of EDS since the consummation of the Split-Off. Mr. Cheney has been the President and Chief Executive Officer of Halliburton Company since October 1995 and its Chairman of the Board since January 1996. Mr. Cheney was a Senior Fellow at the American Enterprise Institute, a policy think tank, from January 1993 to October 1995. Mr. Cheney served as United States Secretary of Defense from January 1989 to January 1993. Mr. Cheney is a director of Halliburton Company, Union Pacific Corporation and The Procter & Gamble Company.

  Mr. Groves has been a director of EDS since the consummation of the Split-Off. Mr. Groves retired as Chairman and Chief Executive Officer of Ernst & Young L.L.P. in September 1994, which position he had held since October 1977, and has served as Chairman of Legg Mason Merchant Banking, Inc. since March 1995. Mr. Groves is a director of Consolidated Natural Gas Company, Marsh & McLennan Companies, Inc., RJR Nabisco Holdings Corp. and RJR Nabisco, Inc.

  Mr. Hunt has been a director of EDS since the consummation of the Split-Off. Mr. Hunt has been the Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated Inc. and the Chairman of the Board and Chief Executive Officer of Hunt Oil Company for more than five years. Mr. Hunt is a director of Dresser Industries, Inc., Pepsico, Inc., and Ergo Science Corporation.

  Mr. Kidder has been a director of EDS since the consummation of the Split-Off. Mr. Kidder has been Chairman and Chief Executive Officer of Borden, Inc. since January 1995. Mr. Kidder was Chairman and Chief Executive Officer of Duracell International, Inc. from August 1991 through October 1994 and its President and Chief Executive Officer from June 1988 to August 1991. Mr. Kidder is a director of Borden, Inc., Duracell International, Inc., and Dean Witter, Discover & Co.

  Dr. Rodin has been a director of EDS since the consummation of the Split-Off. Dr. Rodin has been President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the university, since 1994. Dr. Rodin was Provost of Yale University from 1992 to 1994 and held various professorial and other positions at Yale from 1972 to 1994, including Dean of the Graduate School of Arts and Sciences and Chair of the Department of Psychology. Dr. Rodin is a director of AETNA Life and Casualty Company and Air Products and Chemicals, Inc.

  Mr. Sosa has been a director of EDS since the consummation of the Split-Off. Since October 1995, Mr. Sosa has been an Executive Vice President of Amoco Corporation, heading its chemicals sector. For greater than five years prior to that time, Mr. Sosa was with The Dow Chemical Company, most recently serving as a Senior Vice President and a director, as well as President of Dow North America.

                          BACKGROUND OF THE OFFERINGS

  On March 13, 1995, General Motors contributed to the Hourly Plan approximately 173 million shares of Class E Common Stock. In connection with making such contribution, General Motors and the Pension Benefit Guaranty Corporation (the "PBGC") entered into an agreement under which the PBGC agreed to release EDS and its subsidiaries from all liabilities or obligations, if any, arising under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to GM's U.S. pension plans if a transaction such as the Split-Off were to occur.

  All of the above-referenced shares of Class E Common Stock contributed by General Motors to the Hourly Plan, together with an additional approximately
16.9 million shares of Class E Common Stock then held by the Hourly Plan, became subject to the restrictions on transfer in and other terms of a Registration Rights Agreement dated March 12, 1995 between General Motors and the Hourly Plan Trustee (including the exhibits thereto, the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, on June 12, 1995, General Motors registered under the Securities Act an underwritten public offering of 42,550,000 shares (including an over-allotment option of 5,550,000 shares, which was exercised in full) of Class E Common Stock owned by the Hourly Plan Special Trust. The Hourly Plan Special Trust sold all of such shares to the public.

  Upon consummation of the Split-Off, EDS succeeded to all of the rights and obligations of General Motors under the Registration Rights Agreement (with the exception of certain indemnification provisions relating to prior offerings under the Registration Rights Agreement) and all of the provisions of the Registration Rights Agreement applicable to the Class E Common Stock held by the GM Hourly Plan Special Trust became applicable to the Common Stock into which such Class E Common Stock was converted.

  Under the Registration Rights Agreement, the Hourly Plan Special Trust may only transfer such shares of Common Stock in certain types of transactions and under certain circumstances, including "demand transfers" (which are defined under the Registration Rights Agreement to include public offerings and negotiated transactions, whether registered or not) and certain transfers to employee benefit plans maintained by General Motors and its subsidiaries. The Registration Rights Agreement provides that any underwritten public offering to be effected thereunder by the Hourly Plan Special Trust must be reasonably designed to achieve a broad public distribution of the securities being offered. Subject to certain limitations, EDS may postpone the filing or effectiveness of any registration statement requested by the Hourly Plan Special Trust or the making of any demand transfer at any time EDS determines that such action would interfere with any proposal or plan by EDS to engage in any material acquisition, merger, tender offer, securities offering or other material transaction or would require EDS to make a public disclosure of previously non-public material information. The Registration Rights Agreement prohibits the Hourly Plan Special Trust from making a negotiated transfer (i) of more than 2% of the shares of Common Stock then outstanding to any person and (ii) to any person who is then required to file or has filed a Schedule 13D under the Exchange Act with respect to the Common Stock. The Hourly Plan Special Trust is permitted two demand transfers in any twelve-month period. Restrictions on the Hourly Plan Special Trust's transfer of shares of Common Stock under the Registration Rights Agreement will terminate when the Hourly Plan Special Trust owns less than 2% of the shares of Common Stock then outstanding.

  The Registration Rights Agreement also imposes certain restrictions on the ability of the Hourly Plan Special Trust to tender its shares of Common Stock in a third-party tender offer until such Trust owns 7.5% or less of the Common Stock on a fully diluted basis (after which time it may freely tender into any tender offer for Common Stock). Until such time, in the event of a tender offer for Common Stock, the right of the Hourly Plan Special Trust to tender its shares of Common Stock will depend on whether EDS has in effect a stockholders rights plan (such as the Rights Agreement, as described under "Description of Capital Stock"). In general, the Hourly Plan Special Trust may tender its shares in a tender offer if a stockholders rights plan is in effect during the pendency of such tender offer, but the rights thereunder have been redeemed, revoked or invalidated by the EDS Board, or by a final and non-appealable court order, in connection with such tender offer. The Hourly Plan Special Trust will also be able to tender its shares in a tender offer if both
(i) a stockholders rights plan is in
effect during the pendency of such tender offer, but the rights thereunder have been redeemed, revoked or invalidated for any other reason, and (ii) either the EDS Board, or a majority of EDS' Independent Directors (as defined in the Registration Rights Agreement), has not recommended rejection of the tender offer, or there are then fewer than two Independent Directors on the EDS Board. Additionally, if (i) a stockholders rights plan is in effect during the pendency of a tender offer, but the rights thereunder have been redeemed, revoked or invalidated for any reason other than that described above and other than as a result of a proposal publicly or privately initiated, recommended, endorsed, supported or voted for by the Hourly Plan Special Trust, and (ii) the Hourly Plan Special Trust makes a good faith determination that the tender offer will likely result in the purchase of shares representing more than 50% of EDS' total voting power (without giving effect to any securities tendered or to be tendered by the Hourly Plan Special Trust), then the Hourly Plan Special Trust may tender shares in such tender offer, unless EDS gives notice to the Hourly Plan Special Trust. If EDS gives any such notice and the tender offer then results in the purchase of shares constituting more than 50% of the total voting power of EDS, then the Hourly Plan Special Trust will have the option to cause EDS to purchase the number of shares that would have been purchased from the Hourly Plan Special Trust in the tender offer if the Hourly Plan Special Trust had been permitted to tender, at the price per share, payable in cash, offered in the tender offer.

                              SELLING STOCKHOLDER

  The Hourly Plan Special Trust is the owner of all of the shares of Common Stock offered hereby. The Finance Committee of the GM Board is the named fiduciary of the Hourly Plan pursuant to the provisions of ERISA, and a portion of the assets of the Hourly Plan (not including the shares of Common Stock owned by the Hourly Plan Special Trust) is subject to management by or under the supervision of General Motors Investment Management Corporation, a wholly owned subsidiary of General Motors.

  Prior to General Motors' contribution of approximately 173 million shares of Class E Common Stock to the Hourly Plan Special Trust as described under "Background of the Offerings," the Hourly Plan Trustee was appointed to have ongoing responsibility, as a fiduciary within the meaning of ERISA, to manage the shares of Class E Common Stock owned by the Hourly Plan Special Trust. The Hourly Plan Trustee retained Wasserstein Perella & Co., Inc. (the "Financial Advisor") to serve as its investment advisor regarding the management and disposition of such shares of Class E Common Stock, and the Financial Advisor continues to serve in such capacity after the Split-Off with respect to the Common Stock.

  The Hourly Plan Trustee has responsibility to manage prudently the shares of Common Stock held by the Hourly Plan Special Trust in a manner consistent with maximizing the value of its investment in Common Stock and in accordance with its determination of the extent to which it may prudently continue to hold such shares consistent with the diversification and related fiduciary requirements of ERISA. In accordance with the foregoing and in a manner consistent with the limitations and terms of the Registration Rights Agreement, the Hourly Plan Trustee has the authority and discretion to cause the Hourly Plan Trust to hold such shares or sell all or any portion thereof from time to time as it may deem appropriate, and to direct the voting of and the exercise of all other rights relating to such shares. The Hourly Plan Trustee intends to manage the disposition of such shares in a manner consistent with maintaining an orderly market for the Common Stock. The Department of Labor exemption obtained at the time of the contribution by General Motors of the shares of Class E Common Stock to the Hourly Plan Special Trust as described above does not impose any time constraints on the Hourly Plan Special Trust for any dispositions of such shares. The compensation of the Hourly Plan Trustee and the Financial Advisor is not contingent in any way on the sale or continued holding of shares of Common Stock by the Hourly Plan Special Trust.

  The Hourly Plan Special Trust agreed, pursuant to a Transfer Agreement dated as of March 12, 1995 (the "Transfer Agreement") between General Motors and the Hourly Plan Trustee, that until generally June 7, 1998, it will vote against any merger of EDS that would not be a tax-free reorganization under Section 368 of the Code. In the Transfer Agreement, the Hourly Plan Special Trust additionally agreed to certain transfer restrictions intended to preserve the tax-free status of the Split-Off. The Hourly Plan Special Trust has agreed that it will not (i) prior to June 7, 1997, make any transfer of Common Stock to (a) any person or group of related persons if such shares of Common Stock constitute more than 2% of the Common Stock then outstanding or (b) any person or group of related persons if such person or group is then, or as a result of such transfer will become, to the knowledge of the Hourly Plan Special Trust after reasonable inquiry, the beneficial owner of 5% of the Common Stock then outstanding; or (ii) prior to December 9, 1996, make any transfer of Common Stock to any person or group of related persons if, as a result of such transfer, such person or group would have acquired shares of Common Stock that (when aggregated with all other shares so acquired at any time by such person and counted on a fully diluted basis) would constitute 40% or more of the total number of shares of Common Stock then outstanding. Such restrictions are generally inapplicable to transfers pursuant to an underwritten public offering reasonably designed to achieve a broad public distribution of the securities being offered; provided that the Hourly Plan causes the lead underwriter and co-managers of such offering to agree to use their reasonable best efforts (i) to effect a broad public distribution of such securities and
(ii) not to make any transfer to any one person or group of related persons if
(a) such transfer is of more than 2% of the Common Stock then outstanding or
(b) such person or group of related persons is the beneficial owner of 5% or more of the Common Stock or, at any time prior to such transfer, has been designated by General Motors as the beneficial owner of 2% or more of the total voting power or total value of the Common Stock then outstanding. In addition, the Hourly Plan Special Trust has agreed that it will not, prior to June 7, 1998, make any transfer of Common Stock if, after giving effect to such transfer, the number of shares of Common Stock that would be owned directly by the Hourly Plan Special Trust would constitute less than 50% of the number of shares of Common Stock (or Class E Common Stock) owned directly by the Hourly Plan Special Trust at the time of the initial public announcement by GM that it intended to effect a Split-Off. The Transfer Agreement could have the effect of delaying, deterring or preventing a change in control of EDS. The Separation Agreement provides that General Motors will not (i) amend or modify the Transfer Agreement in any material respect or (ii) waive the benefit of any material term of the Transfer Agreement, without the prior written consent of EDS. See "Relationship Between General Motors and EDS--Post Split-Off Arrangements--Separation Agreement."

  On June 21, 1996, the Hourly Plan Special Trust had beneficial ownership of approximately 149.5 million shares of Common Stock, representing approximately 31% of the Common Stock outstanding. Immediately following the consummation of the Offerings, the Hourly Plan Special Trust will have beneficial ownership of approximately 119.5 million shares (or, if the Underwriters' over-allotment option is exercised in full, approximately 115.0 million shares) of Common Stock. Such shares will represent approximately 24.6% (or, if the Underwriters' over-allotment option is exercised in full, 23.7%) of the Common Stock outstanding.

  The Selling Stockholder has agreed not to offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock (other than transfers to or for the benefit of employee benefit plans of EDS or any of its affiliates) for 90 days following the date of this Prospectus without the prior written consent of the Global Coordinators on behalf of the Representatives (as hereinafter defined). See "Underwriting."

  EDS will not receive any of the proceeds of the sale of any of the shares of Common Stock offered hereby. All of such proceeds will be for the account of the Selling Stockholder and for the benefit of employees and retirees of GM and their beneficiaries participating in the Hourly Plan.

                         DESCRIPTION OF CAPITAL STOCK

  Under the Certificate of Incorporation, the authorized capital stock of EDS is 2,200,000,000 shares, of which 2,000,000,000 shares are Common Stock, par value $0.01 per share, and 200,000,000 shares are preferred stock, par value $0.01 per share (the "Preferred Stock").

  The following descriptions are summaries and do not purport to be complete. Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, the Certificate of Incorporation and the Bylaws, copies of which are filed with the Commission.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share with respect to each matter submitted to a vote of stockholders of EDS, subject to voting rights that may be established for shares of Preferred Stock, if any. Except as may be provided in connection with any Preferred Stock or as may otherwise be required by law or the Certificate of Incorporation, the Common Stock is the only capital stock of EDS entitled to vote in the election of directors. The Common Stock does not have cumulative voting rights.

  Subject to the prior rights of holders of Preferred Stock, if any, holders of Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by the EDS Board. Upon any liquidation, dissolution or winding up of EDS, whether voluntary or involuntary, holders of Common Stock will be entitled to receive such assets as are available for distribution to stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of Preferred Stock are entitled by the express terms of such series.

  The outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock does not have any preemptive, subscription or conversion rights. Additional shares of authorized Common Stock may be issued, as authorized by the EDS Board from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

PREFERRED STOCK

  The EDS Board is empowered, without approval of the stockholders, to cause shares of Preferred Stock to be issued in one or more series, with the numbers of shares of each series and the powers, preferences, rights and limitations of each series to be determined by it. Among the specific matters that may be determined by the EDS Board are the rate of dividends, if any; rights and terms of conversion or exchange, if any; the terms of redemption, if any; the amount payable in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of EDS; the terms of a sinking or purchase fund, if any; and voting rights, if any. The Series A Preferred Stock described under "Rights Agreement" below is a series of Preferred Stock that has been authorized by the EDS Board.

  Although EDS has no current plans to issue Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of Preferred Stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of Preferred Stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the EDS Board is required to make any determination to issue any such stock based on its judgment as to the best interests of the stockholders of EDS, the EDS Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. The EDS Board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

RIGHTS AGREEMENT

  There is attached to each share of Common Stock offered hereby one right (a "Right") to purchase from EDS a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), at a purchase price of $200 per Unit, subject to adjustment in certain events (the "Purchase Price"). The following description of the Rights is a summary and does not purport to be complete. Reference is made to the more detailed provisions of, and such description is qualified in its entirety by reference to, the Rights Agreement, dated as of March 12, 1996 (the "Rights Agreement"), by and between EDS and The Bank of New York, as Rights Agent, a copy of which is filed with the Commission.

  Initially, the Rights will be attached to all certificates representing outstanding shares of Common Stock, including the shares of Common Stock sold pursuant to this Prospectus, and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date"), or (ii) ten business days (or such later date as may be determined by the EDS Board before the Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. The GM Hourly Plan, and any trustee of or other fiduciary with respect to such plan (when acting in such capacity), may become an Acquiring Person if it purchases or otherwise becomes the beneficial owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock unless the Hourly Plan is not then the beneficial owner of 10% or more of the then outstanding shares of Common Stock. Until the Distribution Date, (a) the Rights will be evidenced by the certificates representing Common Stock and will be transferred with and only with such certificates, (b) certificates representing Common Stock will contain a notation incorporating the Rights Agreement by reference and (c) the surrender for transfer of any certificate for Common Stock will also constitute the transfer of the Rights associated with the stock represented by such certificate.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 12, 2006, unless earlier redeemed or exchanged by EDS as described below.

  As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the EDS Board, no other shares of Common Stock issued after the Distribution Date will be issued with Rights.

  In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the directors of EDS who are not officers or employees of EDS and who are not representatives, nominees, affiliates or associates of the Acquiring Person determines to be fair to and otherwise in the best interests of EDS and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of EDS) having a Current Market Price (as defined in the Rights Agreement) equal to two times the Purchase Price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, the Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by EDS as set forth below.

  In the event (a "Flip-Over Event") that, at any time on or after the Stock Acquisition Date, (i) EDS is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of EDS' assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have become void as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the Purchase Price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

  The Purchase Price payable, and the number of Units of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or certain convertible securities at less than the current market price of the Series A Preferred Stock, or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, EDS reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A Preferred Stock will be issued.

  At any time until ten days following the Stock Acquisition Date, EDS may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of EDS, in cash, shares of Common Stock or such other consideration as the EDS Board may determine. Immediately upon the effectiveness of the action of the EDS Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

  At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more or the shares of Common Stock then outstanding, EDS may, at its option, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

  Other than certain provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the EDS Board prior to the Distribution Date. Thereafter, the provisions of the Rights Agreement may be amended by the EDS Board in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of EDS, including, without limitation, the right to vote or to receive dividends.

  Any shares of Series A Preferred Stock that may be issued upon exercise of the Rights will be entitled to receive, when, as and if declared, preferential quarterly dividends in cash in an amount per share equal to the greater of $1.00 per quarter and 100 times the aggregate per share cash dividend paid on the Common Stock, and noncash dividends payable in kind in an amount per share equal to 100 times any noncash dividend or other distribution declared on the Common Stock. In the event of the liquidation, dissolution or winding up of EDS, holders of any such Series A Preferred Stock will be entitled to receive (after satisfaction of or provision for liabilities and any preferential amounts payable with respect to any Preferred Stock ranking senior to the Series A Preferred Stock) liquidation payments per share in an amount equal to accrued but unpaid dividends plus the greater of $100.00 or 100 times the per share amount distributed to holders of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, holders of shares of Series A Preferred Stock will be entitled to receive a per share amount and type of consideration equal to 100 times the per share amount received by holders of Common Stock. Any Series A Preferred Stock will be redeemable at the option of EDS in whole at any time or in part from time to time, for cash in an amount per share equal to 100 times the market price of the Common Stock (determined on the basis of an average closing price over a specified ten trading day period). Holders of Series A Preferred Stock will have 100 votes per share and, except as otherwise provided in the Certificate of Incorporation or required by law, shall vote together with holders of Common Stock as a single class. The rights of the Series A Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions. Whenever dividend payments on the Series A Preferred Stock are in arrears, EDS will not (i) purchase or redeem any shares of Series A Preferred Stock or shares ranking on a parity with the Series A Preferred Stock except in accordance with a purchase offer to all holders, (ii) declare or pay dividends on or purchase or redeem any shares of stock ranking junior to the Series A Preferred Stock or (iii) declare or pay dividends on or purchase or redeem any shares of stock ranking on a parity with the Series A Preferred Stock except dividends paid ratably on the Series A Preferred Stock and all such parity stock and except purchases or redemptions of such parity stock in exchange for junior stock. If dividend payments on any Series A Preferred Stock are in arrears for six quarters, the holders of the Series A Preferred Stock (together with holders of any other Preferred Stock with similar rights) will have the right to elect two directors of EDS.

  The Rights will have certain antitakeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire EDS without the approval of the EDS Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire EDS even if such acquisition may be favorable to the interests of EDS' stockholders. Because the EDS Board can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the EDS Board. The Rights have been distributed to protect EDS' stockholders from coercive or abusive takeover tactics and to give the EDS Board more negotiating leverage in dealing with prospective acquirors.

LIMITATION ON DIRECTORS' LIABILITY

  The Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the DGCL, that a director of EDS will not be personally liable to EDS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to EDS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

  The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited EDS and its stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  EDS is a Delaware corporation and subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes (a) any merger or consolidation of the corporation with the interested stockholder, (b) any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation, (c) certain transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder, (d) certain transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder or (e) certain transactions in which the interested stockholder receives financial benefits provided by the corporation. An "interested stockholder" generally is (i) any person that owns 15% or more of the outstanding voting stock of the corporation, (ii) any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder and (iii) the affiliates or associates of any such person. The EDS Board has approved the distribution of EDS Common Stock to the GM Hourly Plan Special Trust pursuant to the Split-Off for purposes of Section 203 so long as the GM Hourly Plan Special Trust does not purchase or otherwise become the owner of additional shares of capital stock constituting 1% or more of the aggregate voting power of the outstanding capital stock of EDS at any time that it is the owner of 15% or more of the outstanding voting stock of EDS. The EDS Board further provided that such approval would not apply to any transferee of EDS capital stock from the GM Hourly Plan Special Trust.

LIMITATIONS ON CHANGES IN CONTROL

  The Bylaws contain provisions requiring that advance notice be delivered to EDS of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to the EDS Board. Generally, such advance notice provisions provide that the stockholder must give written notice to the Secretary of EDS not less than 90 days nor more than 270 days before the scheduled date of the annual meeting of stockholders of EDS. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Bylaws. Such requirement is in addition to those set forth in the regulations adopted by the Commission under the Exchange Act. The 1997 Annual Meeting of Stockholders will be held on June 5, 1997. In addition to compliance with other applicable legal requirements, proposals of stockholders to be presented at the 1997 Annual Meeting should be received at EDS' principal executive offices not later than December 10, 1996.

  The Certificate of Incorporation provides that, except as may be provided by the Certificate of Incorporation or in the resolution or resolutions providing for the issuance of any series of Preferred Stock, the number of directors shall not be fewer than three nor more than fifteen and provides for a classified Board of Directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class, except that the initial terms of the three classes expire in 1997, 1998 and 1999, respectively. See "Board of Directors and Management." A director of EDS may be removed only for cause.

  The Certificate of Incorporation provides that stockholders may not act by written consent in lieu of a meeting, unless such written consent is unanimous. Special meetings of the stockholders may be called by the Chairman of the EDS Board or by the EDS Board, but may not be called by stockholders. The Bylaws may be amended by the EDS Board or by the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of the outstanding capital stock of EDS entitled to vote in the election of directors.

  The Certificate of Incorporation also contains a "fair price" provision that applies to certain business combination transactions involving any person or group that beneficially owns at least 10% of the aggregate voting power of the outstanding capital stock of EDS (a "Related Person"). The "fair price" provision requires the affirmative vote of the holders of (i) at least 80% of the voting stock of EDS and (ii) at least 66 2/3% of the voting stock of EDS not beneficially owned by the Related Person, to approve certain transactions between the Related Person and EDS or its subsidiaries, including any merger, consolidation or share exchange, any sale, lease, exchange, pledge or other disposition of assets of EDS or its subsidiaries having a fair market value of at least $10 million, any transfer or issuance of securities of EDS or any of its subsidiaries, any adoption of a plan or proposal by EDS of voluntary liquidation or dissolution of EDS, certain reclassifications of securities or recapitalizations of EDS or certain other transactions, in each case involving the Related Person. This voting requirement will not apply to certain transactions, including (a) any transaction in which the consideration to be received by the holders of each class of capital stock of EDS is (x) the same in form and amount as that paid in a tender offer in which the Related Person acquired at least 50% of the outstanding shares of such class and which was consummated not more than one year earlier or (y) not less in amount than the highest per share price paid by the Related Person for shares of such class or
(b) any transaction approved by EDS' continuing directors (as defined in the Certificate of Incorporation). The GM Hourly Plan, and any trustee of or other fiduciary with respect to such plan (when acting in such capacity), may become a Related Person if it purchases or otherwise becomes the beneficial owner of additional shares of capital stock constituting 1% or more of the aggregate voting power of the outstanding capital stock of EDS unless the GM Hourly Plan is not then the beneficial owner of 10% or more of the aggregate voting power of the outstanding capital stock of EDS. This provision could have the effect of delaying or preventing a change in control of EDS in a transaction or series of transactions that did not satisfy the "fair price" criteria.

  The provisions of the Certificate of Incorporation relating to the EDS Board, the limitation of actions taken by written consent, the calling of special meetings, the amendment of the Bylaws and the "fair price" provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of the outstanding capital stock of EDS entitled to vote for the election of directors.

  The foregoing provisions of the Certificate of Incorporation and the Bylaws, together with the Rights Agreement and the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control of EDS or the removal of existing management, of deterring potential acquirors from making an offer to stockholders of EDS and of limiting any opportunity to realize premiums over prevailing market prices for Common Stock in connection therewith. For a description of certain other factors that could limit such changes in control and offers, see "Risk Factors--Certain Limitations on Changes in Control of the Company." This could be the case notwithstanding that a majority of EDS' stockholders might benefit from such a change in control or offer.

TRANSFER AGENT AND REGISTRAR

  The Bank of New York serves as the Transfer Agent and Registrar for the Common Stock.

     CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

  This is a general discussion of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of Common Stock by a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership, or a nonresident fiduciary of a foreign estate or trust.

  This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which may be changed either retroactively or prospectively. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders under their particular circumstances (such as, for example, the direct or indirect ownership of more than 5% of the outstanding Common Stock) and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

  The following summary does not constitute, and should not be considered as, legal or tax advice to prospective investors. Prospective holders should consult their tax advisers about the particular tax consequences to them of holding and disposing of Common Stock.

DIVIDENDS

  Subject to the discussion below, dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to the withholding of U.S. income tax at a rate of 30% of the amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, EDS ordinarily will presume, pursuant to currently applicable law, that dividends paid to an address in a foreign country are paid to a resident of such country absent actual knowledge that such presumption is not warranted. However, under proposed U.S. Treasury regulations which have not yet been put into effect, the benefits of a tax treaty may be claimed by a Non-U.S. Holder of Common Stock only upon filing prescribed forms that must include a taxpayer identification number obtained from the Internal Revenue Service and may be required to include a certification of residence in the treaty country by a competent authority of the treaty country.

  If a Non-U.S. Holder files an Internal Revenue Service Form 4224 with EDS, no withholding tax will be withheld on dividends that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a U.S. resident. Effectively connected dividends received by a non-U.S. corporation may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of its effectively connected earnings and profits, subject to certain adjustments.

  Generally, EDS must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the Non-U.S. Holder. Pursuant to tax treaties or other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence. U.S. backup withholding tax generally will not apply to dividends paid to Non-U.S. Holders at a residence outside the United States unless the payor has knowledge that the payee is a United States person.

GAIN ON DISPOSITION

  A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States (ii) in the case of certain Non-U.S. Holders who are nonresident alien individuals and hold Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition, (iii) such holder is subject to tax pursuant to the provision of the Code applicable to certain United States expatriates or (iv) EDS is or has been a "United States real property holding corporation" for United States federal income tax purposes (which EDS does not believe it is or is likely to become) and the Non-U.S. Holder holds or has held, directly or indirectly, at any time during the five year period ending on the date of the disposition, more than five percent of the Common Stock.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

  If the proceeds of a disposition of Common Stock are paid over by or through a U.S. office of a broker, the payment is subject to information reporting and to backup withholding at a rate of 31% unless the disposing holder certifies as to his name, address, and non-U.S. status under penalty of perjury or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not back-up withholding) will apply to a payment of disposition proceeds outside the United States if (A) the payment is made through an office outside the United States of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) a "controlled foreign corporation" for U.S. federal income tax purposes and (B) the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

FEDERAL ESTATE TAX

  An individual Non-U.S. Holder who is treated as the owner of or has made certain lifetime transfers of an interest in Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax (even though the individual at the time of death is neither a citizen of nor domiciled in the United States) unless an applicable estate tax treaty provides otherwise.

                                 UNDERWRITING

  The U.S. Underwriters named below, acting through their U.S. Representatives, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Lehman Brothers Inc., J.P. Morgan Securities Inc., Salomon Brothers Inc and Furman Selz LLC (the "U.S. Representatives"), have severally agreed, subject to the terms and conditions of the U.S. Purchase Agreement with EDS and the Selling Stockholder (the "U.S. Purchase Agreement"), to purchase from the Selling Stockholder the aggregate number of shares of Common Stock set forth below opposite their respective names.

                                                           NUMBER OF U.S. SHARES
      U.S. UNDERWRITER                                        OF COMMON STOCK
      ----------------                                     ---------------------
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated.....................................
Morgan Stanley & Co. Incorporated.........................
Goldman, Sachs & Co. .....................................
Bear, Stearns & Co. Inc. .................................
Lehman Brothers Inc. .....................................
J.P. Morgan Securities Inc. ..............................
Salomon Brothers Inc......................................
Furman Selz LLC...........................................
                                                                ----------
         Total............................................      25,500,000
                                                                ==========

  This offering is part of a worldwide offering that consists of the U.S. Offering and the International Offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. are acting as Global Coordinators for the Offerings.

  In the U.S. Purchase Agreement, the U.S. Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to such Agreement if any of the shares of Common Stock being sold pursuant to such Agreement are purchased. Under certain circumstances under such Agreement, the commitments of non-defaulting U.S. Underwriters may be increased.

  The U.S. Representatives have advised EDS and the Selling Stockholder that they propose initially to offer the shares to the public at the Price to Public set forth on the cover page of this Prospectus, and to certain dealers
at such price less a concession not in excess of $   per share. The
Underwriters may allow, and such dealers may reallow, a discount not in excess
of $   per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  EDS and the Selling Stockholder have also entered into an International Purchase Agreement (the "International Purchase Agreement") with certain underwriters (the "International Underwriters") for whom Merrill Lynch International, Morgan Stanley & Co. International Limited, Goldman Sachs International, Bear, Stearns International Limited, Lehman Brothers International (Europe), J.P. Morgan Securities Ltd., Salomon Brothers International Limited and Furman Selz LLC are acting as representatives (the "International Representatives") providing for a concurrent International Offering. The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters" and the U.S. Representatives and the International Representatives are collectively referred to as the "Representatives." The International Underwriters have agreed, subject to the terms and conditions set forth in the International Purchase Agreement, to purchase all of the shares of Common Stock being offered in the International Offering (other than shares subject to the Underwriters' over-allotment option) if any are purchased. The closing of each of the Offerings is a condition to the closing of each of the U.S. Offering and the International Offering.

  The Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the Underwriters in each geographic area have agreed not to offer to sell any shares of Common Stock in the other geographic area until the completion of the distribution of the shares of Common Stock in both of the Offerings. Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed or will agree that, as part of the distribution of the U.S. shares of Common Stock, subject to certain exceptions, (i) it is not purchasing any shares of Common Stock for the account of anyone other than a U.S. Person (as hereinafter defined) or Canadian Person (as hereinafter defined) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the shares of Common Stock to any person outside the United States or Canada or to anyone other than a U.S. Person or Canadian Person, or to any dealer who does not so agree. Each of the International Underwriters has agreed or will agree that, as part of the distribution of the shares of Common Stock in the International Offering, subject to certain exceptions, (i) it is not purchasing any shares of Common Stock for the account of any U.S. Person or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the shares of Common Stock in the United States or Canada or to any U.S. Person or Canadian Person or to any dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the International Underwriters pursuant to the Intersyndicate Agreement. As used in this section, "United States" means the United States of America, its territories, possessions and other areas subject to its jurisdiction; "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction; and "U.S. Person" and "Canadian Person" mean (i) a citizen or resident of the United States or Canada, respectively, (ii) a corporation, partnership, trust or other entity created or organized in or under the laws of the United States or Canada, respectively (other than a foreign branch of such an entity), or (iii) an estate or trust, the income of which is subject to United States federal income taxation or Canadian federal income taxation, respectively, regardless of its source of income, and includes any United States or Canadian branch of a person not included in any of clauses (i), (ii) and (iii) of this sentence.

  The Hourly Plan Special Trust has granted the Underwriters an option, exercisable for 30 days after the date hereof, to purchase up to an additional 4,500,000 shares of Common Stock at the Price to Public less the Underwriting Discount for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown opposite their respective names in the table under "Underwriting" in the relevant Prospectus is of the 30,000,000 shares of Common Stock initially offered by the Underwriters hereunder.

  EDS and (to the extent permitted under applicable law) the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act.

  EDS has agreed not to sell or otherwise dispose of or transfer any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock for a period of 90 days after the date of this Prospectus, without the prior written consent of the Global Coordinators on behalf of the Representatives, provided that EDS may issue and deliver such securities under specified exceptions in connection with (i) the conversion, exercise or exchange of options, warrants or other securities pursuant to their terms, (ii) any agreement to issue shares of such securities in effect on the date of the initial filing of the Registration Statement of which this Prospectus is a part with the Commission, including any such agreement in connection with any previously disclosed acquisition or other business combination and (iii) dividend reinvestment plans or employee benefit plans.

  The Selling Stockholder has agreed not to offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock (other than transfers to or for the benefit of employee benefit plans of EDS or any of its affiliates) for a period of 90 days after the date of this Prospectus without the prior written consent of the Global Coordinators on behalf of the Representatives.

  Any prospective purchaser of shares of Common Stock offered hereby that is an employee benefit plan subject to Title I of ERISA or Section 4975 of the Code should purchase such shares pursuant to the U.S. Offering unless, upon the advice of counsel, it concludes that such plan is permitted to purchase such shares in the International Offering. Accordingly, all such plans are advised to consult with counsel before purchasing shares of Common Stock outside the United States and Canada.

  Certain of the Underwriters or their affiliates have rendered, and are expected to continue to render, various investment banking and other advisory services to EDS, the Selling Stockholder and the Hourly Plan. They have received, and will continue to receive, customary compensation for such services.

  In connection with the Split-Off, certain of the Underwriters provided financial advisory services to EDS or General Motors and received fees in compensation for such services. Pursuant to an engagement letter dated December 13, 1995 between General Motors and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Merrill Lynch Engagement Letter"), Merrill Lynch, Pierce, Fenner & Smith Incorporated is entitled to a fee of $12,500,000 in connection with the Split-Off. In addition, under certain circumstances, General Motors would be obligated to pay Merrill Lynch, Pierce, Fenner & Smith Incorporated an additional fee of $10,000,000 in connection with a Business Combination (as defined below) between EDS and any third party entered into after the Split-Off but that was agreed to, proposed or as to which substantive discussions were held prior to consummation of the Split-Off. A fee of $2,500,000 would become payable upon execution of a definitive agreement with respect to any such Business Combination, but would be credited against the first to be paid of the other fees described above. A "Business Combination" is defined in the Merrill Lynch Engagement Letter as a merger or other business combination pursuant to which all or a substantial portion of the business of EDS would be combined with that of another business entity the value of which exceeds $2.5 billion. A fee in line with compensation paid to major investment banking firms for similar services would be payable for transactions, other than a Business Combination, between EDS and a third party. The Merrill Lynch Engagement Letter also provides that General Motors will reimburse Merrill Lynch, Pierce, Fenner & Smith Incorporated for its reasonable out-of-pocket expenses (including reasonable fees and disbursements of its legal counsel) and will indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain related persons against certain liabilities arising out of its engagement.

  Pursuant to separate engagement letters between General Motors and each of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc., each of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. is entitled to a fee of $7,500,000 in connection with the Split-Off. The engagement letters also provide for reimbursement of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. for certain out-of-pocket expenses, including certain fees and expenses of legal counsel, and indemnification of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. against certain expenses and liabilities (and EDS has agreed to exculpate Morgan Stanley & Co. Incorporated and Lehman Brothers Inc.) in connection with their services as financial advisors, including those arising under the federal securities laws. Under the Separation Agreement, EDS is obligated to pay the fees and expenses of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for EDS by Baker & Botts, L.L.P. Mr. James A. Baker, III, a director of EDS, is a member of Baker & Botts, L.L.P. and is the beneficial owner of shares, including shares subject to options, of Common Stock. Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom and Vinson & Elkins L.L.P.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of EDS as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, included in the Current Report on Form 8-K incorporated herein by reference, and in this Registration Statement, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports appearing therein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                       CONSOLIDATED FINANCIAL STATEMENTS

        INDEX                                                               PAGE
        -----                                                               ----
Independent Auditors' Report............................................... F-2
Consolidated Statements of Income.......................................... F-3
Consolidated Balance Sheets................................................ F-4
Consolidated Statements of Cash Flows...................................... F-5
Notes to Consolidated Financial Statements................................. F-6

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Electronic Data Systems Corporation:

  We have audited the accompanying consolidated balance sheets of Electronic Data Systems Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electronic Data Systems Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Dallas, Texas
January 24, 1996

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                             THREE MONTHS ENDED
                                  MARCH 31,         YEARS ENDED DECEMBER 31,
                             --------------------  ----------------------------
                               1996       1995       1995       1994     1993
                             ---------  ---------  ---------  -------- --------
                                 (UNAUDITED)
Systems and other contracts
 revenues..................  $ 3,366.9  $ 2,776.3  $12,422.1  $9,960.1 $8,507.3
                             ---------  ---------  ---------  -------- --------
Costs and expenses
  Cost of revenues.........    2,698.1    2,176.1    9,601.6   7,529.4  6,390.6
  Selling, general, and ad-
   ministrative............      309.9      281.0    1,291.5   1,187.1  1,005.4
                             ---------  ---------  ---------  -------- --------
    Total costs and ex-
     penses................    3,008.0    2,457.1   10,893.1   8,716.5  7,396.0
                             ---------  ---------  ---------  -------- --------
Operating income...........      358.9      319.2    1,529.0   1,243.6  1,111.3
Interest and other income,
 net (Note 20).............      (17.0)     (11.7)     (62.0)     40.6     20.0
                             ---------  ---------  ---------  -------- --------
Income before income tax-
 es........................      341.9      307.5    1,467.0   1,284.2  1,131.3
Provision for income taxes
 (Note 11).................      123.1      110.7      528.1     462.3    407.3
                             ---------  ---------  ---------  -------- --------
Separate Consolidated Net
 Income....................  $   218.8  $   196.8  $   938.9  $  821.9 $  724.0
                             =========  =========  =========  ======== ========
Earnings Per Share
 Attributable to GM Class E
 Common Stock..............  $    0.45  $    0.42  $    1.96  $   1.71 $   1.51
                             =========  =========  =========  ======== ========

  Revenues related to GM and affiliates amounted to $962.2 million, $898.0 million, $3,891.1 million, $3,547.2 million, and $3,323.7 million for the three month periods ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994, and 1993, respectively.




          See accompanying notes to consolidated financial statements.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                 DECEMBER 31,
                                                              ------------------
                                                   MARCH 31,
                                                     1996       1995      1994
                                                  ----------- --------- --------
                                                  (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents.....................   $   935.9  $   548.9 $  608.2
  Marketable securities (Note 3)................        84.7       89.7    149.6
  Accounts receivable, net......................     2,779.2    2,872.0  2,082.1
  Accounts receivable from GM and affiliates....       343.1      297.0     65.4
  Inventories...................................       184.9      181.2    137.8
  Prepaids and other............................       406.7      392.7    311.0
                                                   ---------  --------- --------
    Total current assets........................     4,734.5    4,381.5  3,354.1
                                                   ---------  --------- --------
Property and equipment, at cost less accumulated
 depreciation (Note 4)..........................     3,262.0    3,242.4  2,756.6
                                                   ---------  --------- --------
Operating and other assets
  Land held for development, at cost (Note 5)...       105.8      105.1     97.4
  Investment in leases and other (Note 6).......     1,516.9    1,573.5  1,308.8
  Software, goodwill, and other intangibles, net
   (Notes 7 and 19).............................     1,496.6    1,529.9  1,269.6
                                                   ---------  --------- --------
    Total operating and other assets............     3,119.3    3,208.5  2,675.8
                                                   ---------  --------- --------
    Total Assets................................   $11,115.8  $10,832.4 $8,786.5
                                                   =========  ========= ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable..............................   $   530.9  $   603.9 $  571.1
  Accrued liabilities (Note 8)..................     1,551.6    1,704.5  1,451.0
  Deferred revenue..............................       633.7      629.3    536.7
  Income taxes (Note 11)........................       146.9       75.9    111.0
  Notes payable (Note 9)........................       238.7      247.8    203.4
                                                   ---------  --------- --------
    Total current liabilities...................     3,101.8    3,261.4  2,873.2
                                                   ---------  --------- --------
Deferred income taxes (Note 11).................       749.0      739.7    659.8
                                                   ---------  --------- --------
Notes payable (Note 9)..........................     2,109.2    1,852.8  1,021.0
                                                   ---------  --------- --------
Commitments and contingent liabilities (Notes 17
 and 18)
Stockholder's equity (Notes 10 and 12)
  Common stock, without par value; authorized
   1,000.0 shares. Issued and outstanding 485.7,
   483.7 and 481.7 shares at March 31, 1996,
   December 31, 1995 and 1994, respectively.....       559.9      517.7    455.1
  Retained earnings.............................     4,595.9    4,460.8  3,777.4
                                                   ---------  --------- --------
    Total stockholder's equity..................     5,155.8    4,978.5  4,232.5
                                                   ---------  --------- --------
    Total Liabilities and Stockholder's Equity..   $11,115.8  $10,832.4 $8,786.5
                                                   =========  ========= ========

          See accompanying notes to consolidated financial statements.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                THREE MONTHS
                               ENDED MARCH 31,     YEARS ENDED DECEMBER 31,
                              ------------------  -----------------------------
                                1996      1995      1995      1994       1993
                              --------  --------  --------  ---------  --------
                                 (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES
  Net income................  $  218.8  $  196.8  $  938.9  $   821.9  $  724.0
                              --------  --------  --------  ---------  --------
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation and amorti-
     zation.................     282.7     231.0   1,107.8      771.1     626.8
    Deferred compensation...      11.0      14.7      58.8       62.0      33.8
    Other...................       9.3      (2.4)     33.0       30.9     (17.7)
  Changes in assets and
   liabilities, net of
   effects of acquired
   companies:
    (Increase) decrease in
     accounts receivable....     143.2     (62.4)   (611.5)    (605.4)   (200.8)
    (Increase) decrease in
     accounts receivable
     from GM and affili-
     ates...................     (47.2)   (123.1)   (227.8)      51.1     (56.0)
    (Increase) decrease in
     inventories............      (4.2)      0.2     (41.9)      (1.9)    (15.5)
    (Increase) in prepaids
     and other..............     (18.9)    (65.3)    (59.7)     (57.0)    (26.8)
    Increase (decrease) in
     accounts payable and
     accrued liabilities....    (169.8)   (176.2)    (76.0)     453.2      27.4
    Increase in deferred
     revenue................       7.9      68.0      81.0       79.1     137.1
    Increase (decrease) in
     taxes payable..........      79.3      46.6      56.4      (72.5)    188.7
                              --------  --------  --------  ---------  --------
      Total adjustments.....     293.3     (68.9)    320.1      710.6     697.0
                              --------  --------  --------  ---------  --------
  Net cash provided by oper-
   ating activities.........     512.1     127.9   1,259.0    1,532.5   1,421.0
                              --------  --------  --------  ---------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES
  Proceeds from sales of
   marketable securities....      26.0      42.7     163.6      370.0     234.2
  Proceeds from investments
   in leases and other
   assets...................      80.8       5.8      87.8      134.6     217.3
  Payments for purchases of
   property and equipment...    (244.4)   (259.3) (1,261.5)  (1,186.0)   (816.4)
  Payments for investments
   in leases and other
   assets...................     (90.4)   (130.9)   (356.3)    (395.7)   (170.6)
  Payments related to
   acquisitions, net of cash
   acquired.................     (38.0)    (40.9)   (234.9)    (186.6)   (122.1)
  Payments for purchases of
   software and other
   intangibles..............     (29.5)      4.0     (92.0)     (77.0)   (119.0)
  Payments for purchases of
   marketable securities....     (21.7)    (10.8)   (100.9)    (248.9)   (292.5)
  Other.....................       3.8       2.4      12.7       49.9       1.4
                              --------  --------  --------  ---------  --------
  Net cash used in investing
   activities...............    (313.4)   (387.0) (1,781.5)  (1,539.7) (1,067.7)
                              --------  --------  --------  ---------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES
  Proceeds from notes pay-
   able.....................   1,484.9   1,752.5   7,466.7   10,821.0   2,527.7
  Payments on notes pay-
   able.....................  (1,236.8) (1,583.9) (6,776.3) (10,300.7) (2,648.7)
  Net decrease in current
   notes payable with matu-
   rities less than 90
   days.....................       --       48.8       --      (102.9)    (99.0)
  Employee stock
   transactions and related
   tax benefit..............      20.1      14.7      26.0       20.2      33.9
  Dividends paid to GM......     (72.6)    (62.6)   (251.3)    (231.1)   (192.1)
                              --------  --------  --------  ---------  --------
  Net cash provided by (used
   in) financing activi-
   ties.....................     195.6     169.5     465.1      206.5    (378.2)
                              --------  --------  --------  ---------  --------
Effect of Exchange Rate
 Changes on Cash and Cash
 Equivalents................      (7.3)      3.1      (1.9)      25.5     (13.6)
                              --------  --------  --------  ---------  --------
Net Increase (Decrease) in
 Cash and Cash Equivalents..     387.0     (86.5)    (59.3)     224.8     (38.5)
Cash and Cash Equivalents at
 Beginning of Period........     548.9     608.2     608.2      383.4     421.9
                              --------  --------  --------  ---------  --------
Cash and Cash Equivalents at
 End of Period..............  $  935.9  $  521.7  $  548.9  $   608.2  $  383.4
                              ========  ========  ========  =========  ========

          See accompanying notes to consolidated financial statements.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993 AND
         THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

  Electronic Data Systems Corporation is a provider of information technology using advanced computer and communications technologies to meet the business needs of its clients. As used herein, the terms "EDS" and the "Company" refer to Electronic Data Systems Corporation and its consolidated subsidiaries. EDS offers its clients a continuum of services in over 40 countries worldwide. This continuum includes the management of computers, networks, information systems, information processing facilities, business operations, and related personnel, as well as management consulting services. (See Note 14 for geographic segment information.)

  General Motors Corporation (GM) acquired all of the capital stock of EDS in October 1984. Prior to that time, EDS had been an independent, publicly held corporation. Electronic Data Systems Holding Corporation was incorporated in Delaware in 1994 for the purpose of holding the capital stock of EDS, which was incorporated in Texas in 1962. (See Note 21.)

INTERIM FINANCIAL INFORMATION

  In the opinion of management, the unaudited interim consolidated financial statements as of March 31, 1996 and for the three months ended March 31, 1996 and 1995, reflect all adjustments, consisting of only normal recurring items, which are necessary for a fair presentation of the results for the interim periods presented. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of EDS and all majority-owned subsidiaries. The Company's investments in companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for under the equity method, with the remaining investments carried at cost.

  Earnings Attributable to GM Class E Common Stock on a Per Share Basis have been determined based on the relative amounts available for the payment of dividends to holders of GM Class E common stock. Holders of GM Class E common stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of GM (which includes 100 percent of the stock of EDS). Dividends on the GM Class E common stock are declared out of the Available Separate Consolidated Net Income of EDS earned since the acquisition of EDS by GM. The Available Separate Consolidated Net Income of EDS is determined quarterly and is equal to the Separate Consolidated Net Income of EDS, excluding the effects of purchase accounting adjustments arising from the acquisition of EDS, which are not reflected in the accompanying consolidated financial statements, multiplied by a fraction, the numerator of which is the weighted average number of shares of GM Class E common stock outstanding during the quarter, and the denominator of which was 483.7 million EDS common shares at December 31, 1995 (the Class E Dividend Base). The effects of purchase accounting adjustments reflected in General Motors' Consolidated Financial Statements that are applicable to EDS were not material to EDS' Consolidated Statements of Income for the three months ended March 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1995. At March 31, 1996 and December 31, 1995, the remaining carrying value of such purchase accounting adjustments would not be material to EDS' Consolidated Financial Statements.

  GM Series C depositary shares represent ownership of one-tenth of a share of GM Series C convertible preference stock. GM Series C depositary shares and GM Series C preference stock are convertible into GM

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

Class E common stock and are common stock equivalents for purposes of computing Earnings Attributable to GM Class E Common Stock on a Per Share Basis. On November 2, 1992, GM Series E-II and E-III preference stocks, previously held by the GM pension plans, were converted to GM Class E common stock. In 1993 and 1992, GM Series E-I preference stock was converted to GM Class E common stock, or redeemed by GM. The issuances and conversions of such preference stocks have no dilutive effect on the GM Class E common stock because, to the extent that shares of GM Class E common stock deemed to be outstanding would increase, such increased shares would increase the numerator of the fraction used to determine Available Separate Consolidated Net Income, but would have no effect on the denominator. Additionally, unvested units in the Company's stock incentive plan would have no material dilutive effect on the denominator.

  The denominator used in determining the Available Separate Consolidated Net Income of EDS is adjusted as deemed appropriate by the GM Board of Directors to reflect subdivisions or combinations of the GM Class E common stock and to reflect certain transfers of capital to or from EDS. The GM Board's discretion to make such adjustments is limited by criteria set forth in GM's Certificate of Incorporation. In 1988, EDS initiated a program to purchase 11.0 million shares of GM Class E common stock in order to meet certain future requirements of the Company's employee benefit plans. As of December 31, 1989, the Company had purchased 11.0 million shares of GM Class E common stock to be distributed to key employees under the provisions of the 1984 Plan. The GM Board has generally caused the denominator used in calculating the Available Separate Consolidated Net Income of EDS to decrease as shares are purchased and to increase as shares are used for the employee benefit plans.

  In March 1995, GM contributed 173 million newly issued shares of GM Class E common stock to the General Motors Hourly-Rate Employees Pension Plan.

  Prior to the Split-Off, the GM Board policy was that the cash dividends on the GM Class E common stock, when, as, and if declared by the GM Board in its sole discretion, would equal approximately 30 percent of the prior year's Available Separate Consolidated Net Income of EDS.

  The following table summarizes certain amounts discussed above (in millions, except per share amounts):

                                       THREE MONTHS
                                           ENDED
                                         MARCH 31,    YEARS ENDED DECEMBER 31,
                                       ------------- --------------------------
                                        1996   1995    1995     1994     1993
                                       ------ ------ -------- -------- --------
                                        (UNAUDITED)
Separate Consolidated Net Income.....  $218.8 $196.8 $  938.9 $  821.9 $  724.0
Available Separate Consolidated Net
 Income..............................   209.2  122.4    795.5    444.4    367.2
Average Number of Shares of GM Class
 E Common Stock Outstanding
 (Numerator).........................   463.2  300.0    404.6    260.3    243.0
Class E Dividend Base (Denominator)..   484.4  482.4    483.7    481.7    480.6
Earnings Attributable to GM Class E
 Common Stock on a Per Share Basis...  $ 0.45 $ 0.42 $   1.96 $   1.71 $   1.51
Cash Dividends Per Share of GM Class
 E Common Stock......................  $ 0.15 $ 0.13 $   0.52 $   0.48 $   0.40

DEBT AND MARKETABLE EQUITY SECURITIES

  Marketable securities at December 31, 1995 and 1994, consist of securities issued by the U.S. Treasury, states, and political subdivisions, as well as mortgage-backed debt, corporate debt and corporate equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards
(SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective January 1, 1994. Pursuant to SFAS No. 115, the provisions of the Statement were not applied retroactively. The change had no material cumulative

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES effect on the Company's financial position or results of operations. Under SFAS No. 115, the Company classifies all of its debt and marketable equity securities as available-for-sale. Management determines the appropriate classification of all securities at the time of purchase and reevaluates such designation as of each balance sheet date. Noncurrent available-for-sale securities are reported within the balance sheet classification "Investment in Leases and Other." The Company's available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of stockholder's equity until realized. A decline in the fair value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security (see Note 3).

INVENTORY VALUATION

  Inventories are stated principally at the lower of cost or market using the first-in, first-out method.

PROPERTY AND EQUIPMENT

  Property and equipment are carried at cost. Depreciation of property and equipment is calculated using the straight-line method over the lesser of the asset's estimated useful life, the life of the related customer contract or the term of the lease in the case of leasehold improvements. The ranges of estimated useful lives are as follows:

                                                                           YEARS
                                                                           -----
      Buildings........................................................... 20-40
      Facilities..........................................................  5-20
      Computer equipment..................................................  3-7
      Other equipment and furniture.......................................  3-15

SOFTWARE, GOODWILL, AND OTHER INTANGIBLES

  Software purchased by the Company and utilized in designing, installing, and operating business information and communications systems is capitalized and amortized on a straight-line basis over a five- to eight-year period. Costs of developing and maintaining software systems are incurred primarily in connection with customer contracts and are considered contract costs. Software development costs that meet the capitalization and recoverability requirements of SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, are capitalized and generally amortized on a straight-line basis over three years. Such amounts were not significant.

  The cost of acquired companies is allocated first to identifiable assets based on estimated fair values. The excess of the purchase price over the fair value of identifiable assets acquired, net of liabilities assumed, is recorded as goodwill and amortized on a straight-line basis over the useful life which is determined based on the individual characteristics of the acquired entity, generally five to 40 years. Costs allocated to identifiable intangible assets are amortized on a straight-line basis over the remaining estimated useful lives of the assets as determined by underlying contract terms or independent appraisals. Such lives range from five to ten years.

  The Company periodically evaluates the carrying amounts of goodwill and other intangibles, as well as the related amortization periods, to determine whether adjustments to these amounts or useful lives are required based on current events and circumstances. The evaluation is based on the Company's projection of the undiscounted future operating cash flows of the acquired operation over the remaining useful lives of the related intangible assets. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of related intangibles, the underlying assets are written down by charges to expense so that the carrying amount is equal to future undiscounted cash flows. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

REVENUE RECOGNITION

  The Company provides services under level-of-effort and fixed-price contracts, with the length of the Company's contracts ranging up to ten years. For level-of-effort types of contracts, revenue is earned based on the agreed-upon billing amounts as services are provided to the customer. For certain fixed-price contracts, revenue is recognized on the percentage-of-completion method. Revenue earned is based on the percentage that incurred contract costs to date bear to total estimated contract costs after giving effect to the most recent estimates of total cost. Changes to total estimated contract costs, if any, are recognized in the period they are determined. Deferred revenue of $633.7 million, $629.3 million and $536.7 million at March 31, 1996, December 31, 1995 and 1994, respectively, represents billings in excess of costs and related profits on certain contracts. Included in accounts receivable are unbilled receivables of $734.5 million, $622.2 million and $448.5 million at March 31, 1996, December 31, 1995 and 1994, respectively. Such unbilled receivables for certain contracts in progress represent costs and related profits in excess of billings, and such amounts were not billable at the balance sheet date but are recoverable over the remaining life of the contract. These billings on fixed-price contracts will be made in the future in accordance with contractual agreements. Of the unbilled receivables at December 31, 1995, billings to such customers amounting to $108.3 million are expected to be collected in 1997 and thereafter.

CURRENCY TRANSLATION

  Assets and liabilities of non-U.S. subsidiaries whose functional currency is not the U.S. dollar are translated at current exchange rates. Revenue and expense accounts are translated using an average rate for the period. Translation gains (losses) are not included in determining net income but are reflected as a separate component of stockholder's equity. Nonfunctional currency transaction gains (losses) are included in determining net income and were $(3.8) million, $4.5 million, and $(3.7) million, net of income taxes, for the years ended December 31, 1995, 1994, and 1993, respectively.

INCOME TAXES

  The Company provides for deferred taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. Prior to the Split-Off, the Company was included in the consolidated federal tax returns filed by GM. Current federal income taxes were calculated on a separate return basis and remitted to GM. The deferral method is used to account for investment tax credits.

STATEMENT OF CASH FLOWS

  The Company uses the indirect method to present cash flows from operating activities and considers certificates of deposit, as well as the following items with original maturities of three months or less, to be cash equivalents: commercial paper, repurchase agreements, and money market funds. (See Note 20.)

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

FINANCIAL INSTRUMENTS

  The following table presents the carrying amounts and fair values of the Company's financial instruments as defined under SFAS No. 107, Disclosures about Fair Value of Financial Instruments, at December 31, 1995 and 1994 (in millions):

                                                       DECEMBER 31,
                                             ------------------------------------
                                                   1995               1994
                                             -----------------  -----------------
                                             CARRYING   FAIR    CARRYING   FAIR
                                              AMOUNT    VALUE    AMOUNT    VALUE
                                             --------  -------  --------  -------
Available-for-sale marketable securities
 (Notes 3 and 6)...........................  $  93.5   $  93.5  $ 153.6   $ 153.6
Investment in joint ventures and
 partnerships, under the cost method of
 accounting (Note 6).......................    215.1     271.4    149.6     172.0
Other long-term securities (Note 6)........    263.2     307.4    201.2     192.6
Non-current notes receivable (Note 6)......     89.6      86.0    158.1     154.4
Notes payable (Note 9).....................  2,100.6   2,168.4  1,224.4   1,230.3
Foreign exchange forward contracts, net li-
 ability (Note 15).........................     (5.4)     (5.4)    (0.9)     (0.9)

  The carrying value of other financial instruments such as cash equivalents, accounts receivable, and accounts payable approximate their fair value. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and their dispersion across different industry and geographic areas. Accounts receivable are shown net of allowances of $99.5 million and $57.9 million as of December 31, 1995 and 1994, respectively.

DERIVATIVES

  Derivative financial instruments are used by the Company in the management of its interest rate and foreign currency exposures. Net payments or receipts under the Company's interest rate swap agreements are recorded as adjustments to interest expense. Foreign exchange forward contracts are recorded in the Company's Consolidated Balance Sheets at fair value at the reporting date. Realized and unrealized changes in fair value are recognized in income, as other income (expense), in the period in which the changes occur.

USE OF ESTIMATES

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

SIGNIFICANT CUSTOMERS

  The percentage of EDS' total revenues attributable to GM and its affiliates has decreased significantly since GM's acquisition of EDS in 1984 as a result of the revenue growth of EDS' non-GM business. During the three months ended March 31, 1996 and the year ended December 31, 1995, the portion of EDS' revenues attributable to GM was approximately 28% and 31%, respectively. On August 7, 1995, GM announced that it intends to pursue a split-off (the "Split-Off") of EDS to its GM Class E stockholders in a tax-free exchange. Immediately before the Split-Off, GM and EDS will enter into a new master services agreement and certain related agreements which would significantly change the pricing and terms of the services currently provided by EDS. In addition, it is also expected that at the time of the Split-Off, a Special Inter-Company Payment will be made to GM by EDS to ensure the fairness of the Split-Off to all classes of GM common stock. Therefore, EDS does not anticipate the loss of GM as an ongoing major customer in the near future. (See Note 21.)

  Other than General Motors, no single customer accounted for more than 5% of the Company's revenues in 1995, 1994, or 1993.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECLASSIFICATIONS

  Certain reclassifications have been made to the 1994 and 1993 consolidated financial statements to conform to the 1995 presentation.

NOTE 2: NATIONAL HERITAGE INSURANCE COMPANY

  National Heritage Insurance Company (NHIC), a wholly owned subsidiary of EDS, acts as underwriter for claims benefit payments for the Medicaid welfare program contract for the state of Texas.

  The contract provides that payments from the state be deposited in trust accounts that are not included in the consolidated financial statements. In accordance with contractual provisions, these funds will be returned to the state if total benefit claims are less than the amounts received. Of such payments received for the years ended December 31, 1995, 1994, and 1993, $3,440.1 million, $4,188.7 million, and $4,453.4 million, respectively, were designated for the payment of benefit claims or to be returned to the state. At December 31, 1995 and 1994, $664.7 million and $983.5 million, respectively, of such designated funds at amortized cost remained in the trust accounts. Approximate market values of these invested funds at December 31, 1995 and 1994 were $663.3 million and $975.2 million, respectively. These investments primarily consist of corporate and government bonds. NHIC has the ability and intent to hold these investments until their full face value can be realized. Gains and losses from the sale of these investments held in trust accounts are combined with gains and losses from the Company's other investments.

NOTE 3: DEBT AND MARKETABLE EQUITY SECURITIES

  Following is a summary of available-for-sale securities (in millions):

                                                    DECEMBER 31, 1995
                                          -------------------------------------
                                                      GROSS      GROSS
                                          AMORTIZED UNREALIZED UNREALIZED FAIR
                                            COST      GAINS      LOSSES   VALUE
                                          --------- ---------- ---------- -----
Current:
  U.S. government and agency obliga-
   tions.................................   $33.2      $0.1       $0.1    $33.2
  Other debt securities..................    35.6       0.1        1.8     33.9
                                            -----      ----       ----    -----
    Total debt securities................    68.8       0.2        1.9     67.1
  Equity securities......................    23.4       --         0.8     22.6
                                            -----      ----       ----    -----
    Total current available-for-sale se-
     curities............................   $92.2      $0.2       $2.7    $89.7
                                            =====      ====       ====    =====
Noncurrent (Note 6):
  Other debt securities..................   $ 0.6      $--        $--     $ 0.6
  Equity securities......................     5.7       --         2.5      3.2
                                            -----      ----       ----    -----
    Total noncurrent available-for-sale
     securities..........................   $ 6.3      $--        $2.5    $ 3.8
                                            =====      ====       ====    =====

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                                                   DECEMBER 31, 1994
                                         --------------------------------------
                                                     GROSS      GROSS
                                         AMORTIZED UNREALIZED UNREALIZED  FAIR
                                           COST      GAINS      LOSSES   VALUE
                                         --------- ---------- ---------- ------
Current:
  U.S. government and agency obliga-
   tions................................  $ 31.9      $--        $0.6    $ 31.3
  Other debt securities.................    94.9       0.2        4.7      90.4
                                          ------      ----       ----    ------
    Total debt securities...............   126.8       0.2        5.3     121.7
  Equity securities.....................    29.2       --         1.3      27.9
                                          ------      ----       ----    ------
    Total current available-for-sale se-
     curities...........................  $156.0      $0.2       $6.6    $149.6
                                          ======      ====       ====    ======
Noncurrent (Note 6):
  Other debt securities.................  $  0.6      $--        $--     $  0.6
  Equity securities.....................     5.8       --         2.4       3.4
                                          ------      ----       ----    ------
    Total noncurrent available-for-sale
     securities.........................  $  6.4      $--        $2.4    $  4.0
                                          ======      ====       ====    ======

  The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below (in millions). Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.

                                                            DECEMBER 31, 1995
                                                            -------------------
                                                            AMORTIZED   FAIR
                                                               COST    VALUE
                                                            ---------- --------
   Debt securities
     Due in one year or less...............................   $   18.1 $   18.1
     Due after one year through five years.................       30.7     30.7
     Due after five years through ten years................        2.0      2.0
     Due after ten years...................................        0.7      0.7
     Mortgage-backed securities............................       17.9     16.2
                                                              -------- --------
       Total debt securities...............................   $   69.4 $   67.7
                                                              ======== ========

  The following table summarizes sales of available-for-sale securities (in millions):

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1994
                                                                 ------  ------
   Proceeds from sales.......................................... $162.5  $374.4
   Gross realized gains......................................... $  0.7  $ 17.4
   Gross realized losses........................................ $ (1.1) $ (4.1)

  Specific identification was used to determine cost in computing realized gain or loss.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 4: PROPERTY AND EQUIPMENT (IN MILLIONS)

                                                       DECEMBER 31, 1995
                                                 ------------------------------
                                                          ACCUMULATED
                                                   COST   DEPRECIATION   NET
                                                 -------- ------------ --------
      Land...................................... $  136.9   $   --     $  136.9
      Buildings and facilities..................    925.1      383.5      541.6
      Computer equipment........................  4,836.2    2,571.3    2,264.9
      Other equipment and furniture.............    663.6      364.6      299.0
                                                 --------   --------   --------
        Total................................... $6,561.8   $3,319.4   $3,242.4
                                                 ========   ========   ========

                                                       DECEMBER 31, 1994
                                                 ------------------------------
                                                          ACCUMULATED
                                                   COST   DEPRECIATION   NET
                                                 -------- ------------ --------
      Land...................................... $  125.3   $   --     $  125.3
      Buildings and facilities..................    878.7      319.5      559.2
      Computer equipment........................  3,967.6    2,096.6    1,871.0
      Other equipment and furniture.............    465.9      264.8      201.1
                                                 --------   --------   --------
        Total................................... $5,437.5   $2,680.9   $2,756.6
                                                 ========   ========   ========

NOTE 5: LAND HELD FOR DEVELOPMENT

  Land held for development at December 31, 1995, consists of approximately 2,260 acres located throughout the Dallas metropolitan area. Approximately 1,590 acres of land, site of a commercial real estate development, are located in Plano, Texas. The carrying value of land is periodically compared to current sales, market analysis and appraisals to determine whether an adjustment is required.

NOTE 6: INVESTMENT IN LEASES AND OTHER (IN MILLIONS)

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1994
                                                             --------  --------
   Lease contracts receivable (net of principal and inter-
    est on nonrecourse debt)...............................  $  385.9  $  384.5
   Estimated residual values of leased assets (not guaran-
    teed)..................................................     335.3     339.0
   Unearned income, including deferred investment tax cred-
    its....................................................    (246.8)   (260.6)
                                                             --------  --------
   Investment in leveraged leases (excluding deferred taxes
    of $303.0 and $284.7 at December 31, 1995 and 1994, re-
    spectively)............................................     474.4     462.9
   Investment in securities, joint ventures and partner-
    ships..................................................     602.8     357.2
   Investment in direct financing leases, net of unearned
    income.................................................     148.2     153.8
   Noncurrent notes receivable.............................      89.6     158.1
   GM Class E common stock held for benefit plans..........      33.2      54.7
   Investment in tax benefit transfers.....................      36.2      38.6
   Long-term prepaid software license fees.................      43.4      16.6
   Other...................................................     145.7      66.9
                                                             --------  --------
     Total.................................................  $1,573.5  $1,308.8
                                                             ========  ========

  The fair values of certain long-term investments are estimated based on quoted market prices for these or similar investments. For other investments, a variety of methods is used to estimate fair value, including external valuations and discounted cash flows. At December 31, 1995, the fair values of investments in joint ventures and partnerships (accounted for using the cost method), long-term securities, and noncurrent notes receivable were

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES estimated to be $271.4 million, $307.4 million, and $86.0 million, respectively, with carrying amounts of $215.1 million, $263.2 million, and $89.6 million, respectively. At December 31, 1994, the fair values of investments in joint ventures and partnerships (accounted for using the cost method), long-term securities, and noncurrent notes receivable were estimated to be $172.0 million, $192.6 million, and $154.4 million, respectively, with carrying amounts of $149.6 million, $201.2 million, and $158.1 million, respectively. The carrying amount of securities, joint ventures and partnerships also includes investments accounted for under the equity method, none of which is material to the Company's consolidated financial statements. A decline in the market value of any of these investments which is deemed to be other than temporary would be charged to earnings. At December 31, 1995 and 1994, "Investment in Leases and Other" was net of an allowance of $26.6 million and $17.5 million, respectively. Long-term securities include GM Class E common stock and other securities. The carrying value of the GM Class E common stock, which was less than the market value, was utilized as the investment's fair value shown above, because the stock will be used to satisfy future benefit plan obligations.

  Financing leases that are financed with nonrecourse borrowings at lease inception are accounted for as leveraged leases. Such borrowings are secured by substantially all of the lessor's rights under the lease plus the residual value of the asset. For federal income tax purposes, the Company receives the investment tax credit (if available) at lease inception and has the benefit of tax deductions for depreciation on the leased asset and for interest on the nonrecourse debt. A portion of the Company's leveraged lease portfolio is concentrated within the airline industry. The Company historically has not experienced credit losses from these transactions, and the portfolio is diversified among unrelated lessees.

NOTE 7: SOFTWARE, GOODWILL, AND OTHER INTANGIBLES (IN MILLIONS)

                                                        DECEMBER 31, 1995
                                                  ------------------------------
                                                           ACCUMULATED
                                                    COST   AMORTIZATION   NET
                                                  -------- ------------ --------
   Software...................................... $  966.6    $606.8    $  359.8
   Goodwill......................................  1,225.6     129.6     1,096.0
   Other intangibles.............................    245.8     171.7        74.1
                                                  --------    ------    --------
     Total....................................... $2,438.0    $908.1    $1,529.9
                                                  ========    ======    ========

                                                        DECEMBER 31, 1994
                                                  ------------------------------
                                                           ACCUMULATED
                                                    COST   AMORTIZATION   NET
                                                  -------- ------------ --------
   Software...................................... $  876.0    $462.1    $  413.9
   Goodwill......................................    833.9      80.4       753.5
   Other intangibles.............................    312.8     210.6       102.2
                                                  --------    ------    --------
     Total....................................... $2,022.7    $753.1    $1,269.6
                                                  ========    ======    ========

NOTE 8: ACCRUED LIABILITIES (IN MILLIONS)

                                                                DECEMBER 31,
                                                              -----------------
                                                                1995     1994
                                                              -------- --------
   Contract related.......................................... $1,044.8 $  880.9
   Payroll related...........................................    291.4    196.4
   Operating expenses........................................    157.7    196.1
   Property, sales, and franchise taxes......................    135.1    100.1
   Other.....................................................     75.5     77.5
                                                              -------- --------
     Total................................................... $1,704.5 $1,451.0
                                                              ======== ========

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 9: NOTES PAYABLE (IN MILLIONS)

                                                             DECEMBER 31,
                                                           ------------------
                                                             1995      1994
                                                           --------  --------
Commercial paper, 5.6% to 5.9%............................ $1,078.0  $  933.0
Lines of credit, variable rate, 5.9% to 9.6%, due 1996....    118.9      48.7
Notes, variable rate, 3.0% to 11.2%, due 1996 to 2006.....      9.3      91.1
Notes to Banks, fixed rate, 4.9% to 11.7%, due 1996 to
 2003.....................................................    121.6     107.2
Notes Payable, fixed rate, 6.85% to 7.125%, due 2000 to
 2005, net of discount....................................    645.8       --
Notes Payable, fixed rate, 1.2% to 10.4%, due 1996 to
 2004.....................................................    127.0      44.4
                                                           --------  --------
  Total...................................................  2,100.6   1,224.4
  Less current maturities classified as notes payable.....   (247.8)   (203.4)
                                                           --------  --------
  Noncurrent notes payable................................ $1,852.8  $1,021.0
                                                           ========  ========

  Commercial paper is classified as noncurrent debt, as it is intended to be maintained on a long-term basis with ongoing credit availability provided by the Company's revolving, committed lines of credit. During 1995, the Company revised its agreement with a syndicate of banks, which increased to $2,500.0 million its committed lines of credit, of which $1,250.0 million expires in 1996 with the option to convert any outstanding amounts under these lines into term loans that mature in 1998. The remaining $1,250.0 million expires in 2000. Upon expiration of the commitment periods, the lenders and EDS have the option to extend the commitment.

  In addition, as of December 31, 1995, the Company had available and had used another $15.5 million in committed lines of credit. The Company also had available $831.6 million in uncommitted short-term lines of credit, of which $728.2 million remained unused at December 31, 1995.

  In May 1995, EDS issued $350.0 million of its 6.85% five-year notes and $300.0 million of its 7.125% ten-year notes in a private placement to investment banks.

  Notes payable relate to land held for development, property and equipment, acquisitions, and other items. Notes payable are generally unsecured, with certain notes secured by assets of a majority-owned subsidiary.

  Maturities of notes payable for years subsequent to December 31, 1995, are as follows (in millions):

         1996.......................................... $  247.8
         1997..........................................     60.6
         1998..........................................     35.5
         1999..........................................      6.9
         2000..........................................  1,433.1
         Thereafter....................................    316.7
                                                        --------
                                                        $2,100.6
                                                        ========

  The Company's credit facilities and the indenture governing its medium term notes contain certain financial and other covenants, including the maintenance of a minimum net worth and restrictions on mergers, consolidations and sales of substantially all of the assets of the Company. As of December 31, 1995, the Company was in compliance with all of these covenants.

  For the years ended December 31, 1994 and 1993, interest costs of $1.2 million and $5.4 million, respectively, were capitalized, which, if charged to expense, would have resulted in reductions in net income of $0.7 million and $3.5 million, respectively. During 1995, the Company capitalized no interest costs.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

  The fair value of notes payable is estimated based on the current rates offered to the Company for the same remaining maturities. At December 31, 1995 and 1994, the estimated fair value was $2,168.4 million and $1,230.3 million, respectively.

NOTE 10: CONSOLIDATED STOCKHOLDER'S EQUITY (IN MILLIONS)

                         COMMON STOCK
                         -------------
                                        CURRENCY     MARKET             CONSOLIDATED
                                       TRANSLATION   VALUE    RETAINED  STOCKHOLDER'S
                         SHARES AMOUNT ADJUSTMENT  ADJUSTMENT EARNINGS     EQUITY
                         ------ ------ ----------- ---------- --------  -------------
Balance at December 31,
 1992................... 479.3  $365.9   $ (52.7)    $ --     $2,750.2    $3,063.4
  Net income............   --      --        --        --        724.0       724.0
  Dividends declared....   --      --        --        --       (192.1)     (192.1)
  Stock award transac-
   tions................   1.6    55.3       --        --          --         55.3
  Currency translation
   adjustment...........   --      --      (33.2)      --          --        (33.2)
                         -----  ------   -------     -----    --------    --------
Balance at December 31,
 1993................... 480.9   421.2     (85.9)      --      3,282.1     3,617.4
  Net income............   --      --        --        --        821.9       821.9
  Dividends declared....   --      --        --        --       (231.1)     (231.1)
  Stock award transac-
   tions................   0.8    33.9       --        --          --         33.9
  Currency translation
   adjustment...........   --      --       (3.0)      --          --         (3.0)
  Unrealized loss on se-
   curities, net (Note
   3)...................   --      --        --       (6.6)        --         (6.6)
                         -----  ------   -------     -----    --------    --------
Balance at December 31,
 1994................... 481.7   455.1     (88.9)     (6.6)    3,872.9     4,232.5
  Net income............   --      --        --        --        938.9       938.9
  Dividends declared....   --      --        --        --       (251.3)     (251.3)
  Stock award transac-
   tions................   2.0    62.6       --        --          --         62.6
  Currency translation
   adjustment...........   --      --       (6.6)      --          --         (6.6)
  Unrealized gain on se-
   curities, net (Note
   3)...................   --      --        --        2.4         --          2.4
                         -----  ------   -------     -----    --------    --------
Balance at December 31,
 1995................... 483.7   517.7     (95.5)     (4.2)    4,560.5     4,978.5
  Net income............   --      --        --        --        218.8       218.8
  Dividends declared....   --      --        --        --        (72.6)      (72.6)
  Stock award transac-
   tions................   2.0    42.2       --        --          --         42.2
  Currency translation
   adjustment...........                   (10.6)      --          --        (10.6)
  Unrealized loss on se-
   curities, net (Note
   3)...................   --      --        --       (0.5)        --         (0.5)
                         -----  ------   -------     -----    --------    --------
Balance at March 31,
 1996 (unaudited)....... 485.7  $559.9   $(106.1)    $(4.7)   $4,706.7    $5,155.8
                         =====  ======   =======     =====    ========    ========

NOTE 11: INCOME TAXES

  The current and deferred income tax liabilities (assets) are summarized as follows (in millions):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1995   1994
                                                                  ------ ------
   Current payable............................................... $  4.3 $ 49.3
   Current deferred..............................................   71.6   61.7
                                                                  ------ ------
     Total income taxes--current.................................   75.9  111.0
   Noncurrent deferred...........................................  739.7  659.8
                                                                  ------ ------
     Total current and noncurrent income taxes................... $815.6 $770.8
                                                                  ====== ======

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

  The provision for income tax expense is summarized as follows (in millions):

                                                  U.S.    NON-
                                                 FEDERAL  U.S.   STATE TOTAL
                                                 ------- ------  ----- ------
   Year Ended December 31, 1995
     Current.................................... $310.3  $117.3  $35.4 $463.0
     Deferred...................................   44.5    20.6    --    65.1
                                                 ------  ------  ----- ------
       Total.................................... $354.8  $137.9  $35.4 $528.1
                                                 ======  ======  ===== ======
   Year Ended December 31, 1994
     Current.................................... $279.0  $167.9  $32.6 $479.5
     Deferred...................................   15.8   (33.0)   --   (17.2)
                                                 ------  ------  ----- ------
       Total.................................... $294.8  $134.9  $32.6 $462.3
                                                 ======  ======  ===== ======
   Year Ended December 31, 1993
     Current.................................... $130.1  $ 77.8  $17.0 $224.9
     Deferred...................................  161.0    21.4    --   182.4
                                                 ------  ------  ----- ------
       Total.................................... $291.1  $ 99.2  $17.0 $407.3
                                                 ======  ======  ===== ======

  Income before income taxes included the following components (in millions):

                                                       YEARS ENDED DECEMBER 31,
                                                      --------------------------
                                                        1995     1994     1993
                                                      -------- -------- --------
   U.S. income....................................... $1,131.6 $  963.5 $  886.1
   Non-U.S. income...................................    335.4    320.7    245.2
                                                      -------- -------- --------
     Total........................................... $1,467.0 $1,284.2 $1,131.3
                                                      ======== ======== ========

  A reconciliation of income tax expense using the statutory federal income tax rate of 35.0 percent for 1995, 1994, and 1993 to the actual income tax expense follows (in millions):

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1995      1994      1993
                                                   --------  --------  --------
   Income before income taxes..................... $1,467.0  $1,284.2  $1,131.3
   Statutory federal income tax...................    513.4     449.5     395.9
   Non-U.S. taxes, net of credit..................      4.1      18.9      13.4
   State income tax, net..........................     23.0      21.2      11.1
   Investment tax credit-leveraged leases.........     (3.0)     (3.1)     (4.4)
   Research and experimentation credits...........     (7.5)    (11.3)     (8.8)
   Other..........................................     (1.9)    (12.9)      0.1
                                                   --------  --------  --------
     Total........................................ $  528.1  $  462.3  $  407.3
                                                   ========  ========  ========
   Effective income tax rate......................     36.0%     36.0%     36.0%
                                                   ========  ========  ========

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

  The tax effects of temporary differences and carryforwards, which result in a significant portion of the deferred tax assets and liabilities, are as follows (in millions):

                                                       DECEMBER 31,
                                           ---------------------------------------
                                                  1995                1994
                                           ------------------- -------------------
                                           ASSETS  LIABILITIES ASSETS  LIABILITIES
                                           ------  ----------- ------  -----------
Basis differences attributable to leasing
 activities..............................  $  1.6   $  488.4   $  2.5   $  504.8
Adjustments necessary to convert accruals
 to a tax basis..........................   129.9      246.8    111.9      215.1
Employee benefit plans...................    27.1       57.8     32.0       25.9
Accumulated tax depreciation/amortization
 versus accumulated financial statement
 depreciation/amortization...............    12.0      259.5     18.7      211.2
Effect on deferred taxes of
 carryforwards...........................   122.3        --     102.9        --
Unpaid claims and unearned premiums
 related to NHIC.........................    12.1       72.8     27.6       52.7
Employee related compensation............    94.0        --      69.5        --
Allowance for doubtful accounts..........    19.3        --       4.8        --
Adjustments from conversion from cash to
 accrual basis on open tax years.........    43.5        --      43.5        --
Book to tax differences on securities....    17.0        --      15.0        --
Effect of lower tax rate on distributable
 foreign earnings........................    31.7        --      29.6        --
Other....................................    87.6      157.8     42.1      100.8
                                           ------   --------   ------   --------
  Subtotal...............................   598.1    1,283.1    500.1    1,110.5
  Less valuation allowance...............  (126.3)       --    (111.1)       --
                                           ------   --------   ------   --------
  Total deferred taxes...................  $471.8   $1,283.1   $389.0   $1,110.5
                                           ======   ========   ======   ========

  The net changes in the total valuation allowance for the years ended December 31, 1995 and 1994 were increases of $15.2 million and $18.8 million, respectively. Certain of the Company's foreign subsidiaries have net operating loss carryforwards which expire over an indefinite period. A majority of such carryforwards are included in the valuation allowance. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NOTE 12: STOCK PURCHASE AND INCENTIVE PLANS

  The 1984 Electronic Data Systems Corporation Employee Stock Purchase Plan (Purchase Plan) enables EDS employees to purchase up to 80.0 million shares of GM Class E common stock at 85 percent of the quoted market price through payroll deductions of up to 10 percent of their compensation. Shares of GM Class E common stock purchased under the Purchase Plan may not be sold or transferred within two years of the date of purchase unless they are first offered to GM or EDS at the lesser of the original purchase price or the fair market value on the date of sale. The number of shares available for future sale under the Purchase Plan was 58.1 million shares at December 31, 1995.

  The 1984 Electronic Data Systems Corporation Stock Incentive Plan (1984
Plan) covers up to 160.0 million shares of GM Class E common stock and expires on October 17, 2004. The 1984 Plan permits shares and rights or options to acquire shares, which may be subject to restrictions, to be granted or sold. The maximum number of shares for which additional shares, rights or options may be granted or sold under the provisions of the 1984 Plan was 93.3 million shares at December 31, 1995.

  The EDS Incentive and Compensation Committee (the Committee) granted the right to purchase a total of 27.6 million shares of GM Class E common stock, at prices of $0.0125 and $0.025 per share, to key employees under the provisions of the 1984 Plan. As of December 31, 1995, substantially all of these shares have vested.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

The difference between the quoted market price as of the date of grant and the purchase price of shares granted has been charged to operations over the vesting period. Expense for these awards amounted to $1.6 million, $13.3 million and $16.3 million for the years ended December 31, 1995, 1994 and 1993, respectively.

  In 1995, 1994, 1991 and 1988, the Committee approved restricted stock unit grants. The 1995 grant, related to the acquisition of A. T. Kearney (see Note
19), totals 6.6 million shares of GM Class E common stock. The 1995 grant and the 1994 grant, which totaled 9.5 million shares, will be distributed to key employees under the provisions of the 1984 Plan. The right to receive shares is a restricted stock unit. All units granted are generally scheduled to vest over a period of 10 years. The 1995 units are scheduled to vest beginning September 1996. The 1994, 1991, and 1988 grants began vesting in March 1995, March 1992, and March 1989, respectively. The quoted market price as of the date of grant is charged to operations over the vesting period. The total unvested number of units as of December 31, 1995 was 19.8 million.

  The Company has a bonus plan under which awards are granted to key executives and employees. Bonus expense amounted to $96.9 million, $86.6 million and $49.8 million for the years ended December 31, 1995, 1994, and 1993, respectively. Included in bonus expense is $57.2 million, $48.7 million and $17.5 million relating to the restricted stock unit grants for the years ended December 31, 1995, 1994, and 1993, respectively.

NOTE 13: DEFERRED COMPENSATION PLAN

  The EDS Deferred Compensation Plan (Plan) provides a long-term savings program for participants. The Plan allows eligible employees to contribute a percentage of their compensation to a savings program and to defer income taxes until the time of distribution.

NOTE 14: SEGMENT INFORMATION

INDUSTRY SEGMENTS

  The Company's business involves operations in principally one industry segment: designing, installing, and operating business information and communications systems. Revenues from GM contributed approximately 31 percent, 36 percent, and 39 percent of total revenues for the years ended December 31, 1995, 1994, and 1993, respectively.

GEOGRAPHIC SEGMENTS

  The following presents information about the Company's operations in different geographic areas (in millions):

                                              AS OF AND FOR THE YEAR ENDED
                                                   DECEMBER 31, 1995
                                          ------------------------------------
                                            U.S.    EUROPE   OTHER     TOTAL
                                          -------- -------- -------- ---------
   Systems and other contracts revenues
     Outside customers................... $5,794.9 $2,001.5 $  734.6 $ 8,531.0
     GM and affiliates...................  2,926.1    659.2    305.8   3,891.1
                                          -------- -------- -------- ---------
       Total systems and other contracts
        revenues......................... $8,721.0 $2,660.7 $1,040.4 $12,422.1
                                          ======== ======== ======== =========
   Operating income...................... $1,164.0 $  271.5 $   93.5 $ 1,529.0
                                          ======== ======== ======== =========
   Identifiable assets................... $7,566.8 $2,490.1 $  775.5 $10,832.4
                                          ======== ======== ======== =========

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                                               AS OF AND FOR THE YEAR ENDED
                                                     DECEMBER 31, 1994
                                             ---------------------------------
                                               U.S.    EUROPE  OTHER   TOTAL
                                             -------- -------- ------ --------
   Systems and other contracts revenues
     Outside customers...................... $4,611.2 $1,308.1 $493.6 $6,412.9
     GM and affiliates......................  2,764.4    523.4  259.4  3,547.2
                                             -------- -------- ------ --------
       Total systems and other contracts
        revenues............................ $7,375.6 $1,831.5 $753.0 $9,960.1
                                             ======== ======== ====== ========
   Operating income......................... $1,008.6 $  168.3 $ 66.7 $1,243.6
                                             ======== ======== ====== ========
   Identifiable assets...................... $6,618.0 $1,573.8 $594.7 $8,786.5
                                             ======== ======== ====== ========
                                               AS OF AND FOR THE YEAR ENDED
                                                     DECEMBER 31, 1993
                                             ---------------------------------
                                               U.S.    EUROPE  OTHER   TOTAL
                                             -------- -------- ------ --------
   Systems and other contracts revenues
     Outside customers...................... $4,004.5 $  911.6 $267.5 $5,183.6
     GM and affiliates......................  2,574.5    511.2  238.0  3,323.7
                                             -------- -------- ------ --------
       Total systems and other contracts
        revenues............................ $6,579.0 $1,422.8 $505.5 $8,507.3
                                             ======== ======== ====== ========
   Operating income......................... $  906.5 $  148.7 $ 56.1 $1,111.3
                                             ======== ======== ====== ========
   Identifiable assets...................... $5,350.6 $1,185.9 $405.6 $6,942.1
                                             ======== ======== ====== ========

NOTE 15: FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  The Company operates on a global basis receiving revenues and incurring expenses in many different countries. As a result of these activities, the Company has exposure to market risks arising from changes in interest rates and foreign exchange rates. Derivative financial instruments are used by the Company for the purpose of hedging against these risks, to which the Company is exposed in the normal course of business, by creating offsetting market exposures. The Company's use of such instruments in relation to such risks is explained below. The Company does not hold or issue financial instruments for trading purposes.

  The notional amounts of derivatives contracts are summarized below as part of the description of the instruments utilized. The notional amounts do not represent the amounts exchanged by the parties, and thus are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged by the parties are normally based upon the notional amounts and the other terms of the derivatives. The Company is not a party to leveraged derivatives.

INTEREST RISK MANAGEMENT

  The Company has historically entered into interest rate swap agreements in order to reduce the impact of changes in interest rates upon its floating-rate debt. As of December 31, 1995 and 1994, the Company had no outstanding interest rate swap agreements.

FOREIGN EXCHANGE RISK MANAGEMENT

  The Company uses derivative financial instruments, particularly foreign exchange forward contracts, to hedge transactions denominated in different currencies on a continuing basis. The purpose of the Company's hedging activities is to reduce the levels of risk to which it is exposed resulting from exchange-rate movements. At December 31, 1995 and 1994, the Company had forward exchange contracts maturing in the following year

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES to purchase various foreign currencies in the amount of $651.9 million and $289.0 million, respectively, and to sell $1,380.1 million and $766.5 million, respectively. The estimated fair value of forward exchange contracts is based on quoted market prices. At December 31, 1995, the estimated fair value of outstanding contracts in a gain position was $5.5 million and the estimated fair value of outstanding contracts in a loss position was $(10.9) million. At December 31, 1994, the estimated fair value of outstanding contracts in a gain position was $3.3 million and the estimated fair value of outstanding contracts in a loss position was $(4.2) million. The Company recognizes realized and unrealized gains and losses on foreign exchange contracts by marking to market all outstanding forward exchange contracts. Fair value represents the cash required to settle foreign exchange forward contracts.

  The Company is exposed to credit risk in the event of nonperformance by counterparties to foreign exchange contracts, but because the Company deals only with major commercial banks with high quality credit, the Company does not anticipate nonperformance by any of these counterparties.

NOTE 16: RETIREMENT PLANS

  The Company has pension plans (the Plans) covering substantially all of its employees, the majority of which are noncontributory. In general, employees become fully vested upon attaining five years of service, and benefits are based on years of service and earnings. The actuarial cost method currently used is the projected unit credit cost method. The Company's U.S. funding policy is to contribute amounts that fall within the range of deductible contributions for federal income tax purposes.

  The weighted average assumptions used for the Plans using a measurement date of October 1 are as follows:

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1994      1993
                                                  --------  --------  --------
      Discount rate..............................     8.0%       8.9%     7.7%
      Rate of increase in compensation levels....     5.4%       5.7%     5.9%
      Long-term rate of return on assets.........     9.9%      10.0%     9.8%

  Net pension cost consisted of the following components (in millions):

                                                  YEARS ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1995      1994      1993
                                                 --------  --------  --------
      Service cost of the current period........ $   87.6  $   96.1  $   72.6
      Interest cost on projected benefit
       obligation...............................     97.5      82.3      69.8
      Actual return on assets...................   (158.6)    (22.3)   (121.3)
      Net amortization and deferral.............     59.9     (37.9)     75.2
                                                 --------  --------  --------
      Net pension cost.......................... $   86.4  $  118.2  $   96.3
                                                 ========  ========  ========

  At December 31, 1995 and 1994, the Plans' assets consisted primarily of equity and fixed income securities, commingled pension trust funds, and U.S. Government obligations. Accrued and/or prepaid pension cost is included in Accrued Liabilities or Investment in Leases and Other in the Company's Consolidated Balance Sheets.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

  The following is a reconciliation of the funded status of the Plans (in millions):

                                         DECEMBER 31, 1995   DECEMBER 31, 1994
                                         ------------------  -----------------
                                          ASSETS    ACCUM.    ASSETS   ACCUM.
                                          EXCEED   BENEFITS   EXCEED  BENEFITS
                                          ACCUM.    EXCEED    ACCUM.   EXCEED
                                         BENEFITS   ASSETS   BENEFITS  ASSETS
                                         --------  --------  -------- --------
Plans' assets at fair value............. $1,242.0  $   8.2    $918.3  $   --
                                         --------  -------    ------  -------
Actuarial present value of benefit
 obligation
  Vested benefits.......................    750.7     81.2     485.9     56.1
  Nonvested benefits....................     78.4     13.3      57.6     11.2
                                         --------  -------    ------  -------
Accumulated benefit obligation..........    829.1     94.5     543.5     67.3
Effect of projected future salary
 increases..............................    462.9     57.9     326.4     25.5
                                         --------  -------    ------  -------
Projected benefit obligation............  1,292.0    152.4     869.9     92.8
                                         --------  -------    ------  -------
Excess (deficiency) of Plans' assets
 over projected benefit obligation......    (50.0)  (144.2)     48.4    (92.8)
Unrecognized net (gain) loss............    126.7    (19.7)    (28.3)   (35.3)
Unrecognized net (asset) obligation at
 date of adoption.......................     (3.1)    26.0      (9.6)    23.4
Unrecognized prior service cost.........     11.4     (0.8)     12.8     (1.0)
Additional minimum liability............      --      (0.1)      --       --
                                         --------  -------    ------  -------
Net prepaid (accrued) pension cost...... $   85.0  $(138.8)   $ 23.3  $(105.7)
                                         ========  =======    ======  =======

NOTE 17: COMMITMENTS AND RENTAL EXPENSE

  Commitments for rental payments under noncancelable operating leases for each of the next five years ending December 31 and thereafter for computer equipment, software and facilities are as follows (in millions):

            1996.................................. $371.5
            1997..................................  273.7
            1998..................................  193.1
            1999..................................  168.7
            2000..................................  142.9
            Thereafter............................  646.5

  Total rentals under cancelable and noncancelable leases, principally computer equipment, leased facilities, and other leased assets, included in costs and charged to expenses were $676.1 million, $524.3 million, and $564.9 million for the years ended December 31, 1995, 1994, and 1993, respectively. Total rentals under cancelable and noncancelable leases for software included in costs and charged to expenses were $306.8 million, $220.2 million, and $129.3 million for the years ended December 31, 1995, 1994, and 1993, respectively.

  At December 31, 1995 and 1994, the Company had $43.9 million and $51.5 million, respectively, outstanding under standby letters of credit related to payment and performance guarantees.

NOTE 18: CONTINGENT LIABILITIES

  There are various claims and pending actions against the Company arising in the ordinary course of the conduct of its business. Certain of these actions seek damages in significant amounts. The amount of liability on these claims and actions at March 31, 1996 and December 31, 1995 was not determinable, but in the opinion of management, the ultimate liability, if any, will not have a material adverse effect on the Company's consolidated results of operations or financial position.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTE 19: ACQUISITIONS

  On August 31, 1995, the Company acquired A.T. Kearney, a Chicago-based international management consulting firm. At the acquisition date, the Company paid approximately $112.7 million in cash and issued $162.3 million in short and long-term notes to A.T. Kearney shareholders and principals. The terms of the acquisition agreement also include a restricted stock grant of approximately 6.6 million shares of GM Class E common stock, which will vest over a ten-year period for certain A.T. Kearney personnel remaining with the Company (see Note 12). Prior to December 31, 1995, $80.9 million of short-term notes related to the acquisition were retired.

  The acquisition was accounted for using the purchase method of accounting. Accordingly, the excess purchase price over net assets acquired, based upon the fair value of such assets and liabilities at the date of acquisition, was $252.1 million and is being amortized to expense over a ten-year period. The Consolidated Statements of Income include the operations of A.T. Kearney since the date of acquisition. Pro forma disclosure relating to A.T. Kearney's results of operations is not presented, as the impact is immaterial to EDS.

  In conjunction with acquisitions made during the years ended December 31, 1995 and 1994, assets were acquired and liabilities were assumed as follows (in millions):

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                             ----------------
                                                              1995     1994
                                                             -------  -------
      Fair value of assets acquired......................... $ 674.7  $ 427.8
      Less:
        Cash paid for stock and assets, net of cash
         acquired...........................................  (234.9)  (186.6)
        Debt issued for stock and assets....................  (184.9)   (94.9)
                                                             -------  -------
      Liabilities assumed................................... $ 254.9  $ 146.3
                                                             =======  =======

NOTE 20: SUPPLEMENTARY FINANCIAL INFORMATION

  The following summarizes certain costs charged to expense for the years indicated (in millions):

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1995     1994     1993
                                                     -------- -------- --------
   Depreciation of property and equipment........... $  808.1 $  577.5 $  465.6
                                                     ======== ======== ========
   Amortization..................................... $  299.7 $  193.6 $  161.2
                                                     ======== ======== ========

  The components of Interest and other income, net, are presented below (in millions):

                                   THREE MONTHS
                                  ENDED MARCH 31,   YEARS ENDED DECEMBER 31,
                                  ----------------  ---------------------------
                                   1996     1995      1995     1994     1993
                                  -------  -------  --------  -------- --------
                                    (UNAUDITED)
   Interest and other income..... $  18.5  $   8.7  $   58.8  $  92.3  $  54.5
   Interest expense..............   (35.5)   (20.4)   (120.8)   (51.7)   (34.5)
                                  -------  -------  --------  -------  -------
     Total....................... $ (17.0) $ (11.7) $  (62.0) $  40.6  $  20.0
                                  =======  =======  ========  =======  =======

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

  Supplemental cash flow information is presented below (in millions):

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1995     1994     1993
                                                     -------- -------- --------
   Cash paid for:
     Income taxes, net of refunds................... $  407.8 $  465.6 $  183.8
                                                     ======== ======== ========
     Interest, net of amount capitalized............ $  108.3 $   49.7 $   40.2
                                                     ======== ======== ========

NOTE 21: SUBSEQUENT EVENTS (UNAUDITED)

  On June 7, 1996, GM effected a split-off (the "Split-Off") of the Company. As a result of the Split-Off, (i) the Company became an independent, publicly held company with approximately 485.7 million shares of Common Stock outstanding and listed for trading on the NYSE and the London Stock Exchange and (ii) each outstanding share of Class E common stock of GM was converted into one share of Common Stock of the Company. In connection with the Split-Off, EDS paid GM a "Special Inter-Company Payment" in the amount of $500.0 million in cash and GM provided EDS a $50.0 million allowance relating to the resolution of various uncertain, contingent or other matters arising out of the separation of GM and EDS. The Special Inter-Company Payment was included as one of the terms of the Split-Off in order to enable the GM Board to determine that the Split-Off was fair to all classes of GM common stockholders.

  Immediately prior to the Split-Off, EDS and GM entered into a new Master Service Agreement that serves as a framework for the negotiation and operation of service agreements between GM and EDS related to certain "in-scope" IT services to be provided by EDS to GM on a worldwide basis (collectively, together with the Master Service Agreement, the "IT Services Agreements"). The IT Services Agreements replaced the master agreement that, prior to the Split-Off, served as a framework for individual services agreements between GM and EDS.

NOTE 22: QUARTERLY FINANCIAL DATA (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                         YEAR ENDED DECEMBER 31, 1995
                                 ---------------------------------------------
                                  FIRST    SECOND   THIRD    FOURTH
                                 QUARTER  QUARTER  QUARTER  QUARTER    YEAR
                                 -------- -------- -------- -------- ---------
Systems and other contracts
 revenues....................... $2,776.3 $2,950.1 $3,073.7 $3,622.0 $12,422.1
Gross profit from operations....    600.2    654.9    687.6    877.8   2,820.5
Income before income taxes......    307.5    354.5    384.0    421.0   1,467.0
Separate Consolidated Net
 Income.........................    196.8    226.9    245.7    269.5     938.9
Earnings Attributable to GM
 Class E Common Stock on a Per
 Share Basis....................     0.42     0.47     0.51     0.56      1.96
Stock price range of GM Class E
 common.........................
  High..........................    41.38    45.25    47.50    52.63     52.63
  Low...........................    36.88    38.38    41.50    43.88     36.88
Cash dividends per share of GM
 Class E common.................     0.13     0.13     0.13     0.13      0.52
                                         YEAR ENDED DECEMBER 31, 1994
                                 ---------------------------------------------
                                  FIRST    SECOND   THIRD    FOURTH
                                 QUARTER  QUARTER  QUARTER  QUARTER    YEAR
                                 -------- -------- -------- -------- ---------
Systems and other contracts
 revenues....................... $2,217.2 $2,309.5 $2,522.8 $2,910.6 $ 9,960.1
Gross profit from operations....    506.6    584.1    602.1    737.9   2,430.7
Income before income taxes......    268.3    308.2    338.1    369.6   1,284.2
Separate Consolidated Net
 Income.........................    171.7    197.3    216.4    236.5     821.9
Earnings Attributable to GM
 Class E Common Stock on a Per
 Share Basis....................     0.36     0.41     0.45     0.49      1.71
Stock price range of GM Class E
 common
  High..........................    36.88    38.00    38.50    39.50     39.50
  Low...........................    27.50    32.88    33.00    34.75     27.50
Cash dividends per share of GM
 Class E common.................     0.12     0.12     0.12     0.12      0.48

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                               PROSPECTUS
Available Information....................................................   2
Incorporation of Certain Documents by Reference..........................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Split-Off of the Company from General Motors.............................  11
Price Range of Common Stock and Dividends................................  13
Unaudited Pro Forma Consolidated Capitalization..........................  15
Unaudited Pro Forma Condensed Consolidated Financial Statements..........  16
Selected Consolidated Financial Information..............................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  30
Relationship Between the Company and General Motors......................  35
Board of Directors and Management........................................  41
Background of the Offerings..............................................  44
Selling Stockholder......................................................  46
Description of Capital Stock.............................................  48
Certain United States Federal Tax Considerations for Non-U.S. Holders....  54
Underwriting.............................................................  56
Legal Matters............................................................  58
Experts..................................................................  58
Consolidated Financial Statements........................................ F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               30,000,000 SHARES

                                ELECTRONIC DATA
                              SYSTEMS CORPORATION

                                  COMMON STOCK

                                      LOGO

                                 -------------

                              P R O S P E C T U S

                                 -------------

                              MERRILL LYNCH & CO.
                              MORGAN STANLEY & CO.
               INCORPORATED
                              GOLDMAN, SACHS & CO.
                            BEAR, STEARNS & CO. INC.
                                LEHMAN BROTHERS
                               J.P. MORGAN & CO.
                              SALOMON BROTHERS INC
                                  FURMAN SELZ

                                       , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 24, 1996
PROSPECTUS
                                      LOGO
                           [LOGO OF EDS APPEARS HERE]
                               30,000,000 SHARES
                      ELECTRONIC DATA SYSTEMS CORPORATION
                                  COMMON STOCK

                                  ----------

  This Prospectus covers the resale of 30,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), of Electronic Data Systems Corporation, a Delaware corporation (together with its subsidiaries and predecessors, "EDS" or the "Company"), by the General Motors Special Hourly Employees Pension Trust (together with any sub-trusts thereunder, the "Hourly Plan Special Trust" or the "Selling Stockholder") under the General Motors Hourly-Rate Employees Pension Plan (the "Hourly Plan"). See "Selling Stockholder." Of the 30,000,000 shares of Common Stock offered hereby, 4,500,000 shares are being offered outside the United States and Canada by the International Underwriters (the "International Offering") and 25,500,000 are being offered in the United States and Canada by the U.S. Underwriters (the "U.S. Offering" and together with the International Offering, the "Offerings"). See "Underwriting."

  EDS will not receive any of the proceeds from the sale of the shares offered hereby. See "Selling Stockholder" and "Underwriting." The Common Stock is listed in the United States on the New York Stock Exchange (the "NYSE") under the symbol "EDS." The last reported sale price of the Common Stock on the NYSE on June 21, 1996 was $53 5/8 per share. See "Price Range of Common Stock and Dividends."

  United States Trust Company of New York is the trustee for the Hourly Plan Special Trust and U.S. Trust Company of California, N.A., an affiliate of United States Trust Company of New York, is the trustee for a sub-trust under the Hourly Plan Special Trust (together, the "Hourly Plan Trustee").

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                                  ----------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIESAND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HASTHE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIESCOMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THISPROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
   IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     PRICE   UNDERWRITING      PROCEEDS TO
                                   TO PUBLIC DISCOUNT(1)  SELLING STOCKHOLDER(2)
- --------------------------------------------------------------------------------
Per Share.........................     $          $                 $
- --------------------------------------------------------------------------------
Total(3)..........................   $          $                 $
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) EDS and, to the extent permitted by applicable law, the Selling
    Stockholder, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) The expenses of the Offerings, estimated to be $1,045,000, are payable by
    EDS.
(3) The Selling Stockholder has granted the International Underwriters and U.S. Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to an aggregate 4,500,000 of additional shares of the Common Stock at the Price to Public less the Underwriting Discount for the purpose of covering overallotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and
    Proceeds to Selling Stockholder will be $   , $    and $   , respectively.

                                  ----------

               Advisor to United States Trust Company of New York
                           WASSERSTEIN PERELLA & CO.

                                  ----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the
certificates for the shares of Common Stock will be made on or about      ,
1996, in New York, New York.

                                  ----------

MERRILL LYNCH INTERNATIONAL
                              MORGAN STANLEY & CO.
                          INTERNATIONAL
                                                     GOLDMAN SACHS INTERNATIONAL
BEAR, STEARNS INTERNATIONAL LIMITED
      LEHMAN BROTHERS
                          J.P. MORGAN SECURITIES LTD.
                                          SALOMON BROTHERS INTERNATIONAL LIMITED
                                                                     FURMAN SELZ

                                  ----------

                              Global Coordinators
MERRILL LYNCH & CO.           MORGAN STANLEY & CO.          GOLDMAN, SACHS & CO.
                          INCORPORATED

                                  ----------

                  The date of this Prospectus is      , 1996.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                                 UNDERWRITING

  The International Underwriters named below, acting through their International Representatives, Merrill Lynch International, Morgan Stanley & Co. International Limited, Goldman Sachs International, Bear, Stearns International Limited, Lehman Brothers International (Europe), J.P. Morgan Securities Ltd., Salomon Brothers International Limited and Furman Selz LLC (the "International Representatives"), have severally agreed, subject to the terms and conditions of the International Purchase Agreement with EDS and the Selling Stockholder (the "International Purchase Agreement"), to purchase from the Selling Stockholder the aggregate number of shares of Common Stock set forth below opposite their respective names.

                                              NUMBER OF INTERNATIONAL SHARES OF
       INTERNATIONAL UNDERWRITER                        COMMON STOCK
       -------------------------              ---------------------------------
   Merrill Lynch International..............
   Morgan Stanley & Co. International Limit-
    ed......................................
   Goldman Sachs International..............
   Bear, Stearns International Limited......
   Lehman Brothers International (Europe)...
   J.P. Morgan Securities Ltd. .............
   Salomon Brothers International Limited...
   Furman Selz LLC..........................
                                                          ---------
          Total.............................              4,500,000
                                                          =========

  This offering is part of a worldwide offering that consists of the U.S. Offering and the International Offering (collectively, the "Offerings"). Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. are acting as Global Coordinators for the Offerings.

  In the International Purchase Agreement, the International Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to such Agreement if any of the shares of Common Stock being sold pursuant to such Agreement are purchased. Under certain circumstances under such Agreement, the commitments of non-defaulting International Underwriters may be increased.

  The International Representatives have advised EDS and the Selling Stockholder that they propose initially to offer the shares to the public at the Price to Public set forth on the cover page of this Prospectus, and to
certain dealers at such price less a concession not in excess of $    per
share. The International Underwriters may allow, and such dealers may reallow,
a discount not in excess of $     per share on sales to certain other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

  EDS and the Selling Stockholder have also entered into a U.S. Purchase Agreement (the "U.S. Purchase Agreement") with certain underwriters (the "U.S. Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Lehman Brothers Inc., J.P. Morgan Securities Inc., Salomon Brothers Inc and Furman Selz LLC are acting as representatives (the "U.S. Representatives") providing for a concurrent U.S. Offering. The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters," and the U.S. Representatives and the International Representatives are collectively referred to as the "Representatives." The U.S. Underwriters have agreed, subject to the terms and conditions set forth in the U.S. Purchase Agreement, to

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS] purchase all of the shares of Common Stock being offered in the U.S. Offering (other than shares subject to the Underwriters' over-allotment option) if any are purchased. The closing of each of the Offerings is a condition to the closing of each of the U.S. Offering and the International Offering.

  The Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the Underwriters in each geographic area have agreed not to offer to sell any shares of Common Stock in the other geographic area until the completion of the distribution of the shares of Common Stock in both of the Offerings. Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed or will agree that, as part of the distribution of the U.S. shares of Common Stock, subject to certain exceptions, (i) it is not purchasing any shares of Common Stock for the account of anyone other than a U.S. Person (as hereinafter defined) or Canadian Person (as hereinafter defined) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the shares of Common Stock to any person outside the United States or Canada or to anyone other than a U.S. Person or Canadian Person, or to any dealer who does not so agree. Each of the International Underwriters has agreed or will agree that, as part of the distribution of the shares of Common Stock in the International Offering, subject to certain exceptions, (i) it is not purchasing any shares of Common Stock for the account of any U.S. Person or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any prospectus relating to the shares of Common Stock in the United States or Canada or to any U.S. Person or Canadian Person or to any dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters and the International Underwriters pursuant to the Intersyndicate Agreement. As used in this section, "United States" means the United States of America, its territories, possessions and other areas subject to its jurisdiction; "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction; and "U.S. Person" and "Canadian Person" mean (i) a citizen or resident of the United States or Canada, respectively, (ii) a corporation, partnership, trust or other entity created or organized in or under the laws of the United States or Canada, respectively (other than a foreign branch of such an entity), or
(iii) an estate or trust, the income of which is subject to United States federal income taxation or Canadian federal income taxation, respectively, regardless of its source of income, and includes any United States or Canadian branch of a person not included in any of clauses (i), (ii) and (iii) of this sentence.

  The Hourly Plan Special Trust has granted the Underwriters an option, exercisable for 30 days after the date hereof, to purchase up to an additional 4,500,000 shares of Common Stock at the Price to Public less the Underwriting Discount for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown opposite their respective names in the table under "Underwriting" in the relevant Prospectus is of the 30,000,000 shares of Common Stock initially offered by the Underwriters hereunder.

  EDS and (to the extent permitted under applicable law) the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act.

  EDS has agreed not to offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock for a period of 90 days after the date of this Prospectus, without the prior written consent of the Global Coordinators on behalf of the Representatives, provided that EDS may issue and deliver such securities under specified exceptions in connection with (i) the conversion, exercise or exchange of options, warrants or other securities pursuant to the terms, (ii) any agreement to issue shares of such securities in effect on the date of the initial filing of the Registration Statement of which this Prospectus is a part with the Commission, including any such agreement in connection with any previously disclosed acquisition or other business combination and (iii) dividend reinvestment plans or employee benefit plans.

  The Selling Stockholder has agreed not to offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock (other than transfers to or

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS] for the benefit of employee benefit plans of EDS or any of its affiliates) for a period of 90 days after the date of this Prospectus without the prior written consent of the Global Coordinators on behalf of the Representatives.

  Any prospective purchaser of shares of Common Stock offered hereby that is an employee benefit plan subject to Title I of ERISA or Section 4975 of the Code should purchase such shares pursuant to the U.S. Offering unless, upon the advice of counsel, it concludes that such plan is permitted to purchase such shares in the International Offering. Accordingly, all such plans are advised to consult with counsel before purchasing shares of Common Stock outside the United States or Canada.

  Certain of the Underwriters or their affiliates have rendered, and are expected to render, various investment banking and other advisory services to EDS, the Selling Stockholder and the Hourly Plan. They have received, and will continue to receive, customary compensation for such services.

  In connection with the Split-Off, certain of the Underwriters provided financial advisory services to EDS or General Motors and received fees in compensation for such services. Pursuant to an engagement letter dated December 13, 1995 between General Motors and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Merrill Lynch Engagement Letter"), Merrill Lynch, Pierce, Fenner & Smith Incorporated is entitled to a fee of $12,500,000 in connection with the Split-Off. In addition, under certain circumstances, General Motors would be obligated to pay Merrill Lynch, Pierce, Fenner & Smith Incorporated an additional fee of $10,000,000 in connection with a Business Combination (as defined below) between EDS and any third party entered into after the Split-Off but that was agreed to, proposed or as to which substantive discussions were held prior to consummation of the Split-Off. A fee of $2,500,000 would become payable upon execution of a definitive agreement with respect to any such Business Combination, but would be credited against the first to be paid of the other fees described above. A "Business Combination" is defined in the Merrill Lynch Engagement Letter as a merger or other business combination pursuant to which all or a substantial portion of the business of EDS would be combined with that of another business entity the value of which exceeds $2.5 billion. A fee in line with compensation paid to major investment banking firms for similar services would be payable for transactions, other than a Business Combination, between EDS and a third party. The Merrill Lynch Engagement Letter also provides that General Motors will reimburse Merrill Lynch, Pierce, Fenner & Smith Incorporated for its reasonable out-of-pocket expenses (including reasonable fees and disbursements of its legal counsel) and will indemnify Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain related persons against certain liabilities arising out of its engagement.

  Pursuant to separate engagement letters between General Motors and each of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc., each of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. received a fee of $7,500,000 in connection with the Split-Off. The engagement letters also provide for reimbursement of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. for certain out-of-pocket expenses, including certain fees and expenses of legal counsel, and indemnification of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc. against certain expenses and liabilities (and EDS has agreed to exculpate Morgan Stanley & Co. Incorporated and Lehman Brothers Inc.) in connection with their services as financial advisors, including those arising under the federal securities laws. Under the Separation Agreement, EDS has agreed to pay the fees and expenses of the Morgan Stanley & Co. Incorporated and Lehman Brothers Inc.

SELLING RESTRICTIONS

GENERAL

  No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of any shares of Common Stock or the possession, circulation or distribution of this Prospectus or any other material relating to EDS or the Common Stock in any jurisdiction where action for such purpose is required. Accordingly, no shares of Common Stock may be offered or sold, directly or indirectly, and neither this Prospectus nor any other offering material or advertisements in connection with the shares of Common Stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

UNITED KINGDOM

  Each International Underwriter has agreed that (i) it has not offered or sold, and will not offer or sell, in the United Kingdom by means of any document, any shares of Common Stock offered hereby, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"), (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issuance of Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

THE NETHERLANDS

  The shares of Common Stock offered hereby may not be offered, distributed, transferred, sold or delivered, directly or indirectly, to any person in the Netherlands other than professional or institutional investors such as investment banks, pension funds, insurance companies, security firms, investment institutions and other similar entities, including treasuries and finance companies of large enterprises who or which are active on a regular and professional basis in the financial markets for their own account.

JAPAN

  Each International Underwriter has acknowledged and agreed that the shares of Common Stock have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold, and will not be offered or sold, directly or indirectly, in Japan or to or for the account of residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of the Securities and Exchange Law and in compliance with the other relevant laws of Japan.

HONG KONG

  Each International Underwriter has acknowledged and agreed that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any shares of Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (ii) unless it is a person permitted to do so under the securities laws of Hong Kong, it has not issued or had in its possession for the purpose of issue and will not issue or have in its possession the purpose of issue any invitation, document or advertisement relating to the shares of Common Stock in Hong Kong other than with respect to shares of Common Stock intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or agent.

SINGAPORE

  Each International Underwriter has agreed that the shares of Common Stock may not be offered or sold, nor may any document or other material in connection with the shares of Common Stock be distributed, either directly or indirectly, (i) to persons in Singapore other than in circumstances in which such offer or sale does not constitute an offer or sale of the shares of Common Stock to the public in Singapore or (ii) to the public or any

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS] member of the public in Singapore other than pursuant to, and in accordance with the conditions of, an exemption invoked under Division 5A of Part IV of the Companies Act, Chapter 50 of Singapore and to persons to whom the shares of Common Stock may be offered or sold under such exemption.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for EDS by Baker & Botts, L.L.P. Mr. James A. Baker, III, a director of EDS, is a member of Baker & Botts, L.L.P. and is the beneficial owner of shares, including shares subject to options, of Common Stock. Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom and Vinson & Elkins L.L.P.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of EDS as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, included in the Current Report on Form 8-K incorporated herein by reference, and in this Registration Statement, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports appearing therein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                               PROSPECTUS
Available Information....................................................   2
Incorporation of Certain Documents by Reference..........................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Split-Off of the Company from General Motors.............................  11
Price Range of Common Stock and Dividends................................  13
Unaudited Pro Forma Consolidated Capitalization..........................  15
Unaudited Pro Forma Condensed Consolidated Financial Statements..........  16
Selected Consolidated Financial Information..............................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  30
Relationship Between the Company and General Motors......................  35
Board of Directors and Management........................................  41
Background of the Offerings..............................................  44
Selling Stockholder......................................................  46
Description of Capital Stock.............................................  48
Certain United States Federal Tax Considerations for Non-U.S. Holders....  54
Underwriting.............................................................  56
Legal Matters............................................................  60
Experts..................................................................  60
Consolidated Financial Statements........................................ F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               30,000,000 SHARES

                                ELECTRONIC DATA
                              SYSTEMS CORPORATION

                                  COMMON STOCK

                                      LOGO

                                   ---------

                              P R O S P E C T U S

                                   ---------

                          MERRILL LYNCH INTERNATIONAL
                              MORGAN STANLEY & CO.
          INTERNATIONAL
                          GOLDMAN SACHS INTERNATIONAL
                      BEAR, STEARNS INTERNATIONAL LIMITED
                                LEHMAN BROTHERS
                          J.P. MORGAN SECURITIES LTD.
                     SALOMON BROTHERS INTERNATIONAL LIMITED
                                  FURMAN SELZ

                                       , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following are the estimated expenses of the issuance and distribution of the securities being registered payable by the Company.

     Securities and Exchange Commission registration fee............ $  641,676
     NASD filing fee................................................     30,500
     Printing expenses..............................................     75,000
     Accounting fees and expenses...................................     50,000
     Blue Sky fees and expenses.....................................     15,000
     Counsel fees...................................................    225,000
     Miscellaneous..................................................      7,824
                                                                     ----------
       Total........................................................  1,045,000
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

 Delaware General Corporation Law

  Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

  Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in
Section 145(a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

  Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section
145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

  Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his capacity as such, whether or not the corporation would have the power to indemnify him against such liability under
Section 145.

 Restated Certificate of Incorporation

  Article Seventh of the Restated Certificate of Incorporation of the Company provides that no director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that such Article Seventh does not eliminate or limit the liability of a director (1) for any breach of such director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which relates to certain unlawful dividend payments or stock purchases or redemptions), as the same exists or may hereafter be amended, supplemented or replaced, or (4) for a transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the DGCL, as so amended. Furthermore, any repeal or modification of Article Seventh of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

 Bylaws

  Article VI of the Amended and Restated Bylaws of the Company provides that each person who at any time shall serve or shall have served as a director, officer, employee or agent of the Company, or any person who, while a director, officer, employee or agent of the Company, is or was serving at the written request of the Company (in accordance with written procedures adopted from time to time by the Board of Directors of the Company) as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be entitled to (a) indemnification and (b) the advancement of expenses incurred by such person from the Company as, and to the fullest extent, permitted by
Section 145 of the DGCL or any successor statutory provision, as from time to time amended.

 Indemnification Agreements

  The Company has entered into Indemnification Agreements (the "Indemnification Agreements") with its directors and certain of its officers (the "Indemnitees"). Under the terms of the Indemnification Agreements, the Company has generally agreed to indemnify, and advance expenses to, each Indemnitee to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit. In addition, the Indemnification Agreements contain specific provisions pursuant to which the Company has agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at the request of the Company (any such status being hereinafter referred to as a "Corporate Status"), made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding (each, a "Proceeding"), other than a Proceeding by or in the right of the Company, (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of the Company to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to the Company if applicable law prohibits such indemnification (unless and only to the extent that a court shall otherwise determine), (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise, (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any Proceeding at a time when such person is not a party in the Proceeding and (v) against expenses actually and reasonably incurred by such person in any judicial adjudication of or any award in arbitration to enforce his or her rights under the Indemnification Agreements.

  Furthermore, under the terms of the Indemnification Agreements, the Company has agreed to pay all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding, whether brought by or in the right of the Company or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by the Company of a written request from such Indemnitee for such payment. In the Indemnification Agreements, each Indemnitee has agreed that he or she will reimburse and repay the Company for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by the Company against such expenses.

  The Indemnification Agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a "Change in Control" (as defined in the Indemnification Agreements) of the Company.

 Insurance

  The Company has obtained and intends to maintain in effect directors' and officers' liability insurance policies providing customary coverage for its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of the Company.

  The above discussion of the Company's Bylaws and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Bylaws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

  The following documents are exhibits to the Registration Statement.

     EXHIBIT
     NUMBER                        DESCRIPTION OF DOCUMENT
     -------                       -----------------------
      1(a)   Form of U.S. Purchase Agreement.
      1(b)   Form of International Purchase Agreement.
      5      Opinion of Baker & Botts, L.L.P.


     23(a)   Consent of KPMG Peat Marwick LLP, independent auditors.
     23(b)   Consent of Baker & Botts, L.L.P. (included in Exhibit 5 to this
              Registration Statement).
     24      Powers of Attorney (filed herewith as Exhibit 24 with respect to non-employee directors and included in the signature page to this
              Registration Statement with respect to all other signatories hereto).
     99      Form of Change of Control Agreement entered into by EDS and each of its executive officers.

  FINANCIAL STATEMENT SCHEDULE

    Independent Auditors' Report
    Schedule II--Allowances

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    1. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    3. That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    4. That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF PLANO, STATE OF TEXAS, ON THE 21ST DAY OF JUNE, 1996.

                                          Electronic Data Systems Corporation

                                               /s/ Lester M. Alberthal, Jr.
                                          By: _________________________________
                                             LESTER M. ALBERTHAL, JR. CHAIRMAN
                                             OF THE BOARD AND CHIEF EXECUTIVE
                                                          OFFICER

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lester M. Alberthal, Jr., Gary J. Fernandes and Joseph M. Grant, Jeffrey M. Heller, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre- or post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON JUNE 21, 1996 IN THE CAPACITIES INDICATED.


              SIGNATURE                                 TITLE

    /s/ Lester M. Alberthal, Jr.       Chairman of the Board, Chief Executive
- -------------------------------------   Officer and Director (Principal
      LESTER M. ALBERTHAL, JR.          Executive Officer)

        /s/ Gary J. Fernandes          Vice Chairman and Director
- -------------------------------------
          GARY J. FERNANDES

        /s/ Jeffrey M. Heller          President, Chief Operating Officer and
- -------------------------------------   Director
          JEFFREY M. HELLER

         /s/ Joseph M. Grant           Executive Vice President and Chief
- -------------------------------------   Financial Officer (Principal
           JOSEPH M. GRANT              Financial Officer)

       /s/ H. Paulett Eberhart         Vice President and Controller
- -------------------------------------   (Principal Accounting Officer)
         H. PAULETT EBERHART

              SIGNATURE                                  TITLE

                  *                                     Director
- -------------------------------------
         JAMES A. BAKER, III

                  *                                     Director
- -------------------------------------
          RICHARD B. CHENEY

                  *                                     Director
- -------------------------------------
            RAY J. GROVES

                  *                                     Director
- -------------------------------------
             RAY L. HUNT

                  *                                     Director
- -------------------------------------
          C. ROBERT KIDDER

                  *                                     Director
- -------------------------------------
            JUDITH RODIN

                  *                                     Director
- -------------------------------------
           ENRIQUE J. SOSA

   /s/ Lester M. Alberthal, Jr.
_____________________________________
*By Lester M. Alberthal, Jr., as
Attorney-in-Fact

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Electronic Data Systems Corporation:

  Under date of January 24, 1996, we reported on the consolidated balance sheets of Electronic Data Systems Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1995, which are included in the registration statement. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

  In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ KPMG Peat Marwick LLP

Dallas, Texas
January 24, 1996

                                                                     SCHEDULE II

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                            SCHEDULE II--ALLOWANCES

                                 (IN MILLIONS)

                                   ADDITIONS  ADDITIONS
                        BALANCE AT CHARGED TO CHARGED TO
                        BEGINNING   COSTS TO    OTHER                BALANCE AT
      DESCRIPTION        OF YEAR    EXPENSES   ACCOUNTS  DEDUCTIONS  END OF YEAR
      -----------       ---------- ---------- ---------- ----------  -----------
FOR THE YEAR ENDED
 DECEMBER 31, 1995
Allowances Deducted
 from Assets
  Lease contracts
   receivable..........   $288.7     $  0.3     $31.3      $ 44.2(a)   $276.1
  Accounts and notes
   receivable..........     57.9      124.6       --         83.0(b)     99.5
  Inventories..........     13.7       19.1       --         13.3(c)     19.5
  Valuation allowance
   for deferred taxes..    111.1       20.8       --          5.6       126.3
                          ------     ------     -----      ------      ------
    Total Allowances
     Deducted from
     Assets............   $471.4     $164.8     $31.3      $146.1      $521.4
                          ======     ======     =====      ======      ======
FOR THE YEAR ENDED
 DECEMBER 31, 1994
Allowances Deducted
 from Assets
  Lease contracts
   receivable..........   $301.8     $  --      $21.4      $ 34.5(a)   $288.7
  Accounts and notes
   receivable..........     53.0       50.6       --         45.7(b)     57.9
  Inventories..........     15.0       28.2       --         29.5(c)     13.7
  Valuation allowance
   for deferred taxes..     92.3       18.8       --          --        111.1
                          ------     ------     -----      ------      ------
    Total Allowances
     Deducted from
     Assets............   $462.1     $ 97.6     $21.4      $109.7      $471.4
                          ======     ======     =====      ======      ======
FOR THE YEAR ENDED
 DECEMBER 31, 1993
Allowances Deducted
 from Assets
  Lease contracts
   receivable..........   $331.6     $  --      $15.1      $ 44.9(a)   $301.8
  Accounts and notes
   receivable..........     51.9       74.7       --         73.6(b)     53.0
  Inventories..........      9.7       20.0       --         14.7(c)     15.0
  Valuation allowance
   for deferred taxes..     48.6       50.2       --          6.5        92.3
                          ------     ------     -----      ------      ------
    Total Allowances
     Deducted from
     Assets............   $441.8     $144.9     $15.1      $139.7      $462.1
                          ======     ======     =====      ======      ======

- --------
(a) Recognition of lease income
(b) Accounts written off
(c) Obsolete parts disposed of, etc.